As filed with the Securities and Exchange Commission on August 29, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	6035	55-0694814
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

One Community Place
Bluefield, Virginia 24605-0989
(276) 326-9000
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

John M. Mendez
President and Chief Executive Officer
First Community Bancshares, Inc.
P.O. Box 989
Bluefield, Virginia 24605-0989
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Jeffrey D. Haas, Esq.	Robert A. Singer, Esq.
David Teeples, Esq.	Brooks, Pierce, McLendon, Humphrey
Patton Boggs LLP	& Leonard, L.L.P.
2550 M Street, NW	230 N. Elm Street, Suite 2000
Washington, DC 20037	Greensboro, North Carolina 27401
202-457-6000	(336) 373-8850

Approximate date of commencement of proposed sale to the public:  Upon consummation of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered(1)	per Share or Unit	Offering Price(2)	Fee
Common Stock, par value $1.00 per share	552,300	N/A	$8,187,408.45	$321.77

(1)	Based upon the maximum number of shares of common stock of First Community Bancshares, Inc. (“First Community”) to be issued pursuant to the Agreement and Plan of Merger, dated as of July 31, 2008, among First Community and Coddle Creek Financial Corp. (“Coddle Creek”), calculated as the product of (a) 610,545 (the number of shares of Coddle Creek common stock estimated to be outstanding at the time the merger transaction is consummated) and (b) 0.9046 (the number of shares of common stock of First Community to be exchanged for each share of Coddle Creek common stock in the merger transaction).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the market value of the shares of Coddle Creek common stock to be cancelled in the merger transaction, computed, in accordance with Rule 457(f)(2) and (3), as (a) the product of (i) $33.01 (the book value of a share of Coddle Creek common stock as of June 30, 2008) and (ii) 610,545 (the number of shares of Coddle Creek common stock estimated to be outstanding at the time the merger transaction is consummated), less (b) $11,966,682 (the estimated amount of cash that will be paid by First Community to the stockholders of Coddle Creek in the merger transaction).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

DATED AUGUST 29, 2008, SUBJECT TO COMPLETION

CODDLE CREEK FINANCIAL CORP.
P.O. Box 117
347 North Main Street
Mooresville, North Carolina 28115
(704) 664-4888

           , 2008

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of Coddle Creek Financial Corp. to be held at  .m., Eastern Daylight Saving Time, on          , 2008 at Coddle Creek’s corporate headquarters located at 347 North Main Street, Mooresville, North Carolina 28115. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which Coddle Creek will be merged with and into First Community Bancshares, Inc.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Coddle Creek common stock will be converted into the right to receive:

•	$19.60 in cash; and

•	0.9046 of a share of common stock of First Community Bancshares, Inc., plus cash in lieu of any fractional share interest.

As of          , 2008, there were 610,545 shares of Coddle Creek common stock outstanding.

The First Community common stock is traded on the Nasdaq Global Select Market under the symbol “FCBC.” On          , 2008, the closing sale price of a share of First Community common stock was $     .

The merger cannot be completed unless the holders of a majority of the outstanding shares of Coddle Creek common stock vote in favor of approval of the merger agreement at the special meeting. The directors and executive officers of Coddle Creek have agreed to vote their shares of Coddle Creek common stock in favor of the merger. The directors and executive officers of Coddle Creek collectively own approximately 22.5% of the outstanding shares of Coddle Creek.

Based on our reasons for the merger described in the accompanying proxy statement/prospectus, including the fairness opinion issued by our financial advisor, Howe Barnes Hoefer & Arnett, Inc., our board of directors believes that the merger is fair to you and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.

The accompanying proxy statement/prospectus gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under “Risk Factors,” beginning on page 14, and the appendices to the accompanying document, which include the merger agreement.

Your vote is very important.  Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

We appreciate your continuing loyalty and support, and we look forward to seeing you at the special meeting.

Sincerely,

George W. Brawley, Jr.
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the First Community common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of First Community common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated          , 2008 and was first mailed
to stockholders of Coddle Creek on or about          , 2008

CODDLE CREEK FINANCIAL CORP.
P.O. Box 117
347 North Main Street
Mooresville, North Carolina 28115
(704) 664-4888

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on          , 2008

To the stockholders of Coddle Creek Financial Corp.:

We will hold a special meeting of stockholders of Coddle Creek Financial Corp. at  .m., Eastern Daylight Saving Time, on          , 2008, at Coddle Creek’s corporate headquarters located at 347 North Main Street, Mooresville, North Carolina 28115, for the following purposes:

1.	to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of July 31, 2008, among First Community Bancshares, Inc. and Coddle Creek, as described in the accompanying proxy statement/prospectus; and

2.	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

We have fixed the close of business on          , 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only holders of Coddle Creek common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has determined that the merger agreement is in the best interests of Coddle Creek and its stockholders and unanimously recommends that stockholders vote “FOR” approval of the merger agreement.

Holders of Coddle Creek common stock have the right to dissent from the merger and assert dissenters’ rights, provided the proper procedures in accordance with Article 13 of the North Carolina Business Corporation Act are followed. A copy of Article 13 of the North Carolina Business Corporation Act is attached as Appendix C to the accompanying proxy statement/prospectus.

Your vote is very important.  Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

By Order of the Board of Directors

Billy R. Williams
Corporate Secretary

Mooresville, North Carolina
          , 2008

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about First Community Bancshares, Inc. from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated in this proxy statement/prospectus by reference but not otherwise accompanying this proxy statement/prospectus by requesting them in writing or by telephone from First Community as follows:

First Community Bancshares, Inc.
P.O. Box 989
Bluefield, Virginia 24605-0989
Attention: Robert L. Schumacher, General Counsel
(276) 326-9000

You will not be charged for any of these documents that you request. If you would like to request documents, please do so no later than five business days prior to the date of the special meeting, or by          , 2008 in order to receive them before the special meeting.

For additional information regarding where you can find information about First Community, please see “Where You Can Find More Information” beginning on page 68.

i

ii

iii

QUESTIONS AND ANSWERS
ABOUT THE SPECIAL MEETING AND MERGER

Q.	What is the proxy statement/prospectus and why am I receiving it?

A.	This proxy statement/prospectus describes the proposed merger between Coddle Creek Financial Corp. and First Community Bancshares, Inc. Because you are a stockholder of Coddle Creek, you are being asked to vote on the merger agreement at a special meeting of stockholders to be held on , 2008.

Q.	When and where is the special meeting?

A.	The Coddle Creek special meeting of stockholders will be held at Coddle Creek’s corporate headquarters located at 347 North Main Street, Mooresville, North Carolina 28115, on , 2008 at : , Eastern Daylight Saving Time.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. Alternatively, you may vote by following the Internet and telephone voting instructions indicated on the proxy card. This will enable your shares to be represented and voted at the special meeting.

Q:	Why is my vote important?

A:	The merger agreement must be approved by the holders of a majority of the outstanding shares of Coddle Creek common stock. If you do not vote, it will have the same effect as a vote against the merger agreement.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your broker or other nominee to vote your shares, following the directions your broker or other nominee provides.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker or other nominee to vote your shares, it will have the same effect as a vote against the merger agreement.

Q:	Can I attend the meeting and vote my shares in person?

A:	Yes. All stockholders are invited to attend the special meeting. However, if you hold your shares in street name, you will need proof of ownership (by means of a recent brokerage statement, letter from a broker, or other nominee) to be admitted to the meeting. Stockholders of record can vote in person at the special meeting. If your shares are held in street name, then you should instruct your broker on how to vote your shares, following the directions your broker provides.

Q:	Can I change my vote?

A:	Yes. There are three ways you can change your vote after you have sent in your proxy card:

• you may send a written notice to the Corporate Secretary of Coddle Creek stating that you would like to revoke your proxy before the special meeting;

• you may complete and submit a new proxy card, and any earlier proxy will be revoked automatically or, if you submitted your proxy via the Internet or by telephone, you can change your vote by submitting a proxy at a later date, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

• you may attend the special meeting and vote in person, and any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Instructions for surrendering your Coddle Creek common stock certificates in exchange for the merger consideration will be sent to you after we complete the merger.

Q:	Where will my shares of First Community common stock be listed?

A:	We intend to apply to have the shares of First Community common stock to be issued in the merger approved for quotation on the Nasdaq Global Select Market. First Community’s common stock currently trades on the Nasdaq Global Select Market under the symbol “FCBC.”

Q:	May I resell my stock acquired in the merger?

A:	The First Community common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, as amended, which is referred to in this proxy statement/prospectus as the Securities Act, except for shares issued to any Coddle Creek stockholder who may be deemed to be an affiliate of First Community for purposes of Rule 144 promulgated under the Securities Act.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger in the fourth quarter of 2008. However, we cannot assure you when or if the merger will occur. Coddle Creek stockholders must first approve the merger agreement at the special meeting and the necessary regulatory approvals must be obtained.

Q:	Whom should I call with questions?

A:	You should contact Billy R. Williams, Corporate Secretary of Coddle Creek, at (704) 664-4888.

Q:	What will I receive in the merger?

A:	If the merger agreement is approved by the stockholders of Coddle Creek and the merger is subsequently completed, each outstanding share of Coddle Creek common stock will be converted into the right to receive the following:

• $19.60 in cash; and

• 0.9046 of a share of common stock of First Community, plus cash in lieu of any fractional share interest.

Q:	How Does the Coddle Creek Board Of Directors recommend that I vote?

A:	The Coddle Creek board of directors has unanimously approved and adopted the merger agreement and recommends that Coddle Creek stockholders vote FOR approval of the merger.

Q:	What happens if I transfer my Coddle Creek shares after the Record Date for the Special Meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of Coddle Creek after the record date for the special meeting, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of Coddle Creek common stock.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 68. Page references are included in this summary to direct you to a more complete description of the topics.

Throughout this proxy statement/prospectus, “Coddle Creek,” “we” and “our” refers to Coddle Creek Financial Corp., “Mooresville Savings Bank” refers to Mooresville Savings Bank, Inc., SSB, Coddle Creek’s banking subsidiary, “First Community” refers to First Community Bancshares, Inc. and “First Community Bank” refers to First Community Bank, National Association, First Community’s banking subsidiary. Also, we refer to the merger between First Community and Coddle Creek as the “merger,” the subsidiary merger between First Community Bank and Mooresville Savings Bank as the “subsidiary merger” and the agreement and plan of merger, dated as of July 31, 2008, among Coddle Creek and First Community as the “merger agreement.”

Parties to the Proposed Merger (Page 20)

First Community Bancshares, Inc.  First Community is a financial holding company incorporated under the laws of the State of Nevada and serves as the holding company for First Community Bank, a national banking association that conducts commercial banking operations within the states of Virginia, West Virginia, North Carolina, South Carolina and Tennessee. First Community also owns Greenpoint Insurance Group, Inc., a full-service insurance agency, and Investment Planning Consultants, an investment advisory firm. First Community conducts its banking operations through 58 locations and four wealth management offices. First Community had total consolidated assets of approximately $2.1 billion, total deposits of approximately $1.34 billion and total consolidated stockholders’ equity of approximately $200 million at June 30, 2008. First Community’s principal executive offices are located at One Community Place, Bluefield, Virginia 24605 and its telephone number is (276) 326-9000.

Coddle Creek Financial Corp.  Coddle Creek is a bank holding company incorporated in the State of North Carolina and serves as the holding company for Mooresville Savings Bank, a North Carolina-chartered savings bank. Coddle Creek, which is headquartered in Mooresville, North Carolina, operates three banking offices and had total consolidated assets of approximately $158.6 million, total deposits of approximately $136.6 million and total consolidated stockholders’ equity of approximately $19.1 million as of June 30, 2008. Coddle Creek’s corporate office is located at 347 North Main Street, P.O. Box 117, Mooresville, North Carolina 28115, and its telephone number is (704) 664-4888.

The Merger (Page 20)

We have attached the merger agreement to this proxy statement/prospectus as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger. We propose a merger whereby Coddle Creek will merge with and into First Community. Immediately following the merger, the subsidiary merger is expected to be completed with Mooresville Savings Bank merging with and into First Community Bank, with First Community Bank as the surviving entity. Subject to approval by Coddle Creek stockholders and the receipt of all required regulatory approvals, we expect to complete the merger and the subsidiary merger in the fourth quarter of 2008.

Coddle Creek Stockholders will receive Cash and Whole Shares of First Community Common Stock for each Share of Coddle Creek Common Stock Exchanged Pursuant to the Merger (Page 34)

If the merger of Coddle Creek with and into First Community is completed, each outstanding share of Coddle Creek common stock (other than shares held by dissenting stockholders) will be converted into the right to receive:

•	$19.60 in cash, which is referred to as the “per share cash consideration;” and

•	0.9046 of a share of First Community common stock, which is referred to as the “exchange ratio,” plus cash in lieu of any fractional share interest.

The exchange ratio is subject to possible adjustment under certain circumstances described in “The Merger-Termination of the Merger Agreement” beginning on page 44.

Comparative Per Share Market Price Information (Pages 56 and 57)

Shares of First Community common stock currently trade on the Nasdaq Global Select Market under the symbol “FCBC.” Shares of Coddle Creek common stock are quoted on the Pink Sheets under the symbol “CDLX.PK.” The following table sets forth the closing sale prices of First Community common stock as reported on the Nasdaq Global Select Market and the bid prices of Coddle Creek common stock as quoted on the Pink Sheets on July 31, 2008, the last trading-day before we announced the merger, and on          , 2008, the last practicable trading-day before the distribution of this proxy statement/prospectus.

The following table also includes the equivalent market value per share of Coddle Creek common stock on July 31, 2008 and          , 2008, which reflects the sum of (a) the product of the exchange ratio of 0.9046 multiplied by the last quoted bid price of First Community common stock on the dates indicated, plus (b) the per share cash consideration of $19.60.

Equivalent Market
	First Community	Coddle Creek	Value per Share of
	Common Stock	Common Stock	Coddle Creek

At July 31, 2008	$35.83	$21.90	$52.01
At , 2008	$	$	$

The stock portion of the merger consideration to be received for each share of Coddle Creek common stock will be based on the most recent closing price of First Community’s common stock prior to the consummation of the merger. Because the stock portion of the merger consideration to be paid to stockholders of Coddle Creek is based on a fixed number of shares of First Community common stock and because the market value of the shares of First Community common stock to be received by Coddle Creek stockholders will change, stockholders of Coddle Creek are not assured of receiving a specific market value of First Community common stock, and thus a specific market value for their shares of Coddle Creek common stock, at the effective time of the merger. First Community cannot assure you that its common stock will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the First Community common stock from a newspaper, via the Internet or by calling your broker. See “The Merger — Merger Consideration” beginning on page 34.

Dividend Information (Pages 56 and 57)

First Community currently pays a quarterly cash dividend to its stockholders. During the quarter ending June 30, 2008, First Community paid a cash dividend of $0.28 per share of First Community common stock. First Community intends to continue to pay a quarterly cash dividend to its stockholders. However, the payment of dividends by First Community on its common stock in the future, either before or after the merger is completed, is subject to the determination of its board of directors and depends on its cash requirements, financial condition and earnings, legal and regulatory considerations and other factors.

During the quarter ending June 30, 2008, Coddle Creek paid a cash dividend of $0.50 per share of Coddle Creek common stock. In July 2008, Coddle Creek declared a cash dividend of $0.25 per share of Coddle Creek common stock, which was paid to its stockholders on August 19, 2008. Pursuant to the merger agreement, Coddle Creek cannot pay future cash dividends without the prior approval of First Community.

Federal Income Tax Consequences of the Merger (Page 50)

At the effective time of the merger, First Community and Coddle Creek will receive an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “tax-free reorganization” for federal income tax purposes. Coddle Creek stockholders generally will not recognize any gain or a loss on the conversion of shares of Coddle Creek common stock into shares of First Community common stock. However, Coddle Creek stockholders will be taxed on the cash portion of the merger consideration received for their shares of Coddle Creek common stock. The parties’ obligation to complete the merger is conditioned on their receipt of the opinion regarding the federal income tax treatment of the merger.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Coddle Creek’s Financial Advisor Believes that the Merger Consideration is Fair to Coddle Creek Stockholders (Page 24)

Among other factors considered in deciding to approve the merger, the Coddle Creek board of directors received the opinion of its financial advisor, Howe Barnes Hoefer & Arnett, Inc., which we refer to in this proxy statement/prospectus as Howe Barnes, that, as of July 22, 2008 (the date on which the Coddle Creek board of directors approved the merger agreement), the merger consideration was fair to the holders of Coddle Creek common stock from a financial point of view. The opinion dated as of July 22, 2008 is attached to this proxy statement/prospectus as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Howe Barnes in providing its opinion. Howe Barnes’ opinion is directed to the Coddle Creek board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger. Coddle Creek has agreed to pay Howe Barnes a percentage of the total consideration received by Coddle Creek and its stockholders for Howe Barnes’ financial advisory services rendered in connection with the merger. Howe Barnes has received $100,000 as of the date of this proxy statement/prospectus, with the remainder of its fee payable at closing of the merger as a success fee. Coddle Creek’s board was aware of this fee structure and took it into account in considering Howe Barnes’ fairness opinion and in approving the merger. In addition, Coddle Creek has agreed to reimburse Howe Barnes for its reasonable expenses incurred by it on Coddle Creek’s behalf, and to indemnify Howe Barnes against liabilities arising out of the merger, including the rendering of Howe Barnes’ fairness opinion. During the two years preceding the date of the opinion, Howe Barnes has not had a material relationship with Coddle Creek or First Community where compensation was received or that it contemplates will be received after closing of the transaction.

Our Board of Directors Recommends Approval of the Merger (Page 20)

Based on Coddle Creek’s reasons for the merger described herein, including the fairness opinion of Howe Barnes, the Coddle Creek board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote “FOR” approval of the merger agreement.

Date, Time and Location of the Special Meeting (Page 18)

The special meeting will be held at  .m., Eastern Daylight Saving Time, on          ,          , 2008, at Coddle Creek’s corporate headquarters located at 347 North Main Street, Mooresville, North Carolina 28115. At the special meeting, Coddle Creek stockholders will be asked to approve the merger agreement and to approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Voting Rights for the Special Meeting (Page 18)

You are entitled to vote at the special meeting if you owned shares of Coddle Creek common stock as of the close of business on          , 2008. You will have one vote at the special meeting for each share of Coddle Creek common stock that you owned on that date.

Stockholders of record may vote by mail, telephone, via the Internet or by attending the special meeting and voting in person. Each proxy returned to Coddle Creek (and not revoked) by a holder of Coddle Creek common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Approval of the Merger Agreement Requires a Majority Vote by Coddle Creek Stockholders (Page 19)

The affirmative vote of the holders of a majority of the outstanding shares of Coddle Creek common stock is necessary to approve the merger agreement on behalf of Coddle Creek.

Management of Coddle Creek Owns Shares Which May Be Voted at the Special Meeting (Pages 19 and 53)

Each of the directors and executive officers of Coddle Creek, who collectively own approximately 22.5% of the outstanding shares of Coddle Creek common stock as of the record date for the special meeting, has entered into a shareholder agreement with First Community pursuant to which each of them has agreed to vote all of their shares in favor of the merger agreement.

First Community and Coddle Creek Must Meet Several Conditions to Complete the Merger (Page 35)

Completion of the merger depends on meeting a number of conditions, including the following:

•	stockholders of Coddle Creek must approve the merger agreement;

•	First Community and Coddle Creek must receive all required regulatory approvals for the merger and the subsidiary merger, and any waiting periods required by law must have passed;

•	there must be no law, injunction or order enacted or issued preventing completion of the merger;

•	the First Community common stock to be issued in the merger must have been approved for trading on the Nasdaq Global Select Market (or on any securities exchange on which the First Community common stock may then be listed);

•	First Community and Coddle Creek must receive a legal opinion confirming the tax-free nature of the merger;

•	the representations and warranties of each of First Community and Coddle Creek in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on First Community or Coddle Creek, respectively;

•	First Community and Coddle Creek must have complied in all material respects with their respective obligations in the merger agreement;

•	Mooresville Savings Bank must have entered into a new employment agreement with Dale W. Brawley;

•	First Community and Mooresville Savings Bank must have entered into settlement agreements with certain executive officers of Coddle Creek;

•	First Community and certain executive officers and non-employee directors of Coddle Creek must have entered into consulting agreements; and

•	dissenting shares shall not represent 10% or more of the outstanding Coddle Creek common stock.

Unless prohibited by law, either First Community or Coddle Creek could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

First Community and Coddle Creek Must Obtain Regulatory Approvals to Complete the Merger (Page 37)

To complete the merger, the parties need the prior approval of or waiver from the Federal Reserve Board, which is referred to in this proxy statement/prospectus as the FRB, the Office of the Comptroller of the Currency, which is referred to as the OCC, the North Carolina Commissioner of Banks, which is referred to as the NC Commissioner, and the Bureau of Financial Institutions of the Virginia State Corporation Commission, which is referred to as the VA Bureau of Financial Institutions. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. First Community, First Community Bank, Coddle Creek and Mooresville Savings Bank have filed all necessary applications with the applicable regulatory agencies. First Community and Coddle Creek cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to First Community following completion of the merger.

First Community and Coddle Creek may Terminate the Merger Agreement (Page 44)

First Community and Coddle Creek can mutually agree at any time to terminate the merger agreement before completing the merger, even if stockholders of Coddle Creek have already voted to approve it.

Either company also can terminate the merger agreement:

•	if any required regulatory approvals for consummation of the merger are not obtained;

•	if the merger is not completed by February 27, 2009;

•	if the stockholders of Coddle Creek do not approve the merger agreement; or

•	if the other company breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach.

In addition, First Community may terminate the merger agreement at any time prior to the special meeting if the board of directors of Coddle Creek withdraws or modifies its recommendation to the Coddle Creek stockholders that the merger agreement be approved in any way which is adverse to First Community, or breaches its covenants requiring the calling and holding of a meeting of stockholders to consider the merger agreement and prohibiting the solicitation of other offers. First Community also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 15% or more of the outstanding Coddle Creek common stock and the board of directors of Coddle Creek recommends that Coddle Creek stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Coddle Creek may terminate the merger agreement at any time during the two-day period following the fifth calendar day immediately prior to the effective time of the merger if the average closing price of First Community’s common stock is less than $22.75; provided, however, First Community may elect to increase the exchange ratio to a number equal to a quotient, the numerator of which is the product of the $22.75 and the exchange ratio then in effect and the denominator of which is First Community’s average closing price, in which case the merger agreement will not be terminated. First Community is not required, however, to increase the exchange ratio, and it is possible under these circumstances that the Coddle Creek board of directors could conclude that proceeding with the merger at the lower price, rather than exercising Coddle Creek’s right to terminate the merger agreement, would still be in the best interests of Coddle Creek and its stockholders. First Community’s “average closing price” will be the average of the closing sales price per share of First Community common stock on the Nasdaq Global Select Market for the 20 consecutive trading days immediately preceding the fifth day immediately prior to the effective time of the merger.

First Community and Coddle Creek may Amend and Extend the Merger Agreement (Page 44)

The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. The merger agreement may not, however, be amended after the special meeting without the approval of the stockholders of Coddle Creek if such amendment would require the approval of the Coddle Creek stockholders under applicable law.

Coddle Creek’s Directors and Executive Officers Have Some Interests in the Merger that Are in Addition to or Different Than Your Interests (Page 46)

Coddle Creek’s directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as stockholders of Coddle Creek. These interests include, among other things:

•	each of George W. Brawley, Jr., Dale W. Brawley, and Billy R. Williams currently is a party to an employment agreement with Mooresville Savings Bank. Each of these employment agreements provides that upon a change of control of Mooresville Savings Bank, the officer’s base salary will be increased to include the average of the two previous years’ discretionary bonuses, if any, and such adjusted base salary shall be increased annually thereafter by not less than 6% for the remainder of the term, which is automatically extended for three years. In lieu of receiving any benefits under their respective employment agreements, each of Messrs. G. Brawley, D. Brawley and Williams entered into a settlement agreement with First Community and Mooresville Savings Bank which provides that the current employment agreement between the officer and Mooresville Savings Bank will be terminated at the effective time of the merger and the officer will be entitled to receive a lump-sum payment in settlement of any benefits due to the executive as a result of the merger under his currently existing employment agreement. Pursuant to the terms of their respective settlement agreements, George Brawley will be entitled to receive $834,352, Dale Brawley will be entitled to receive $469,223, and Billy Williams will be entitled to receive $332,387;

•	as contemplated by the terms of the merger agreement, Mooresville Savings Bank intends to enter into a new employment agreement with Dale W. Brawley pursuant to which Mr. Brawley will continue as an employee of Mooresville Savings Bank (or First Community Bank following the merger) and will be entitled to receive an annual salary of $75,000 and the use of an automobile during the term of the agreement. In addition, at the closing of the merger, Mr. Brawley will receive a payment of $100,000 in consideration for the two-year non-compete and non-solicitation restrictions set forth in his new employment agreement;

•	as contemplated by the terms of the merger agreement, First Community Bank intends to enter into consulting agreements with George W. Brawley, Jr., Billy R. Williams and each non-employee director of Coddle Creek and Mooresville Savings Bank. Pursuant to the terms of Mr. Brawley’s consulting agreement, he will be entitled to receive a one-time payment of $50,000 plus $6,000 for the relocation of the Mooresville Insurance Agency and the use of an automobile during the term of the consulting agreement. Pursuant to the terms of Mr. Williams’ consulting agreement, he will be entitled to receive monthly payments equal to approximately $90,000 in the aggregate over the two-year term of his consulting agreement. In addition, First Community Bank will pay for the medical insurance premiums for Mr. Williams and his spouse for a period of three years and provide the use of an automobile during the term of the agreement. The non-employee directors will be entitled to receive $500 per month (or $6,000 in the aggregate) during the one-year term of their consulting agreements;

•	under certain deferred compensation plans maintained by Coddle Creek, if a Coddle Creek executive officer or director who participates in the deferred compensation plan is terminated within 24 months following the merger, the starting date for payments due to the executive officer or director under the plan will be accelerated to begin on the date of termination rather than the date of retirement, which currently is age 65. The amounts payable to the executive officers and directors under the plans will not change;

•	the cash payment to the Coddle Creek executive officers and directors holding outstanding, vested and unexercised stock options to acquire shares of Coddle Creek common stock; and

•	First Community’s agreement to honor indemnification obligations of Coddle Creek for a period of six years and to maintain Coddle Creek’s existing directors’ and officers’ liability insurance for a period of five years following the merger, subject to the terms of the merger agreement.

The board of directors of Coddle Creek was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Coddle Creek is Prohibited from Soliciting Other Offers (Page 42)

Coddle Creek has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than First Community regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

Accounting Treatment of the Merger (Page 52)

The merger will be accounted for under the purchase method of accounting under generally accepted accounting principles, or GAAP.

Stockholders of First Community and Coddle Creek Have Different Rights (Page 60)

The rights of Coddle Creek’s and First Community’s stockholders under their respective business corporation laws are different. Upon consummation of the merger, in addition to cash, the stockholders of Coddle Creek will receive shares of First Community common stock in exchange for their shares of Coddle Creek common stock. As a result, the Coddle Creek stockholders will become stockholders of First Community and their rights as stockholders of First Community will be governed by First Community’s articles of incorporation, as amended, and bylaws and the Nevada Revised Statutes, which is referred to in this proxy statement/prospectus as the NRS. The rights of stockholders of First Community differ in certain respects from the rights of stockholders of Coddle Creek.

Termination Fee (Page 45)

Coddle Creek must pay First Community a termination fee of $1.0 million if the merger agreement is terminated under specified circumstances.

Coddle Creek’s Stockholders Have Dissenters’ Rights (Page 54)

Under North Carolina law, holders of Coddle Creek common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of North Carolina law are satisfied by holders seeking to exercise dissenters’ rights, to receive payment equal to the fair value of their shares of Coddle Creek common stock, determined in the manner set forth under North Carolina law. The procedures which must be followed in connection with the exercise of dissenters’ rights by dissenting stockholders are described under “The Merger — Dissenters’ Rights” and in Article 13 of the North Carolina Business Corporation Act, which we refer to in this proxy statement/prospectus as the NCBCA. A copy of Article 13 of the NCBCA is attached as Appendix C to this proxy statement/prospectus. A stockholder seeking to exercise dissenters’ rights must (i) deliver to Coddle Creek, before the stockholder vote on the merger agreement at the special meeting, a written notice of the stockholder’s intent to demand payment for the stockholder’s shares of Coddle Creek common stock if the merger is effectuated; and (ii) the stockholder must not vote in favor of the merger agreement. A vote against the merger proposal or an abstention will satisfy the requirement of not voting for the merger proposal. The return of a signed proxy which does not specify whether you vote in favor or against approval of the merger proposal or abstain from voting will be considered a vote in favor of the merger proposal. A shareholder vote against the merger proposal or an abstention alone, however, will not satisfy the notice requirement of Article 13 of the NCBCA. Any failure to follow the specific procedures set forth in Article 13 of the NCBCA may result in a stockholder losing the right to claim fair value as described above.

The Shares of First Community Common Stock to be Issued in the Merger will be listed on Nasdaq (Page 53)

Pursuant to the merger agreement, the shares of First Community common stock issued in connection with the merger will be listed on the Nasdaq Global Select Market or on any securities exchange on which the First Community common stock may then be listed.

SELECTED HISTORICAL FINANCIAL DATA

Selected Consolidated Historical Financial Data of First Community

Set forth below are highlights from First Community’s audited consolidated financial data at and for the years ended December 31, 2003 through 2007 and from First Community’s unaudited consolidated financial data at and for the six months ended June 30, 2008 and 2007. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results of operations for the full year or any other interim period. In the opinion of First Community’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with First Community’s consolidated financial statements and related notes included in First Community’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which are incorporated in this proxy statement/prospectus by reference and from which this information is derived. See “Where You Can Find More Information” beginning on page 68.

	At or for the Six Months
	Ended June 30,		At or for the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)

Balance Sheet Summary (at end of period):
Securities(1)	$608,949	$672,078	$676,195	$528,389	$428,554	$410,218	$473,177
Loans held for sale	1,522	1,818	811	781	1,274	1,194	424
Loans, net of unearned income	1,181,107	1,243,076	1,225,502	1,284,863	1,331,039	1,238,756	1,026,191
Allowance for loan losses	13,433	13,934	12,833	14,549	14,736	16,339	14,624
Assets related to discontinued operations	—	—	—	—	—	—	22,372
Total assets	2,053,687	2,168,595	2,149,838	2,033,698	1,952,483	1,830,822	1,672,727
Deposits	1,339,407	1,421,960	1,393,443	1,394,771	1,403,220	1,356,719	1,223,376
Borrowings	498,972	509,374	517,843	406,556	335,885	274,212	242,267
Liabilities related to discontinued operations	—	—	—	—	—	—	17,992
Total liabilities	1,857,074	1,952,334	1,932,740	1,820,968	1,757,982	1,647,589	1,497,692
Stockholders’ equity	196,613	216,261	217,098	212,730	194,501	183,233	175,035
Summary of Earnings:
Total interest income	$56,980	$62,665	$127,591	$120,026	$109,508	$96,136	$90,641
Total interest expense	23,995	28,636	59,276	48,381	35,880	26,953	26,397
Provision for loan losses	1,260	—	717	2,706	3,706	2,671	3,419
Non-interest income	16,865	10,762	24,831	21,323	22,305	17,329	14,542
Non-interest expense	31,042	24,233	50,463	49,837	55,591	48,035	37,590
Income from continuing operations before income taxes	17,548	20,558	41,966	40,425	36,636	35,806	37,777
Income tax expense	4,998	5,995	12,334	11,477	10,191	9,786	11,058
Income from continuing operations	12,550	14,563	29,632	28,948	26,445	26,020	26,719
(Loss) income from discontinued operations before income taxes	—	—	—	—	(233)	(5,746)	(2,174)
Income tax (benefit) expense	—	—	—	—	(91)	(2,090)	(693)
(Loss) income from discontinued operations	—	—	—	—	(142)	(3,656)	(1,481)
Net income	12,550	14,563	29,632	28,948	26,303	22,364	25,238

	At or for the Six Months
	Ended June 30,		At or for the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)

Per Share Data:
Basic earnings per share	$1.14	$1.29	$2.64	$2.58	$2.33	$1.99	$2.27
Basic earnings per common share- continuing operations	1.14	1.29	2.64	2.58	2.35	2.32	2.41
Basic (loss) earnings per common share- discontinued operations	—	—	—	—	(0.02)	(0.33)	(0.14)
Diluted earnings per common share	1.13	1.28	2.62	2.57	2.32	1.97	2.25
Diluted earnings per common share- continuing operations	1.13	1.28	2.62	2.57	2.33	2.29	2.39
Diluted (loss) earnings per common share- discontinued operations	—	—	—	—	(0.01)	(0.32)	(0.14)
Cash dividends	0.56	0.54	1.08	1.04	1.02	1.00	0.98
Book value at year-end	17.95	19.25	19.61	18.92	17.29	16.29	15.57
Selected Ratios:
Return on average assets	1.22%	1.41%	1.39%	1.46%	1.37%	1.24%	1.56%
Return on average assets-continuing operations	1.22	1.41	1.39	1.46	1.38	1.45	1.70
Return on average equity	11.87	13.45	13.54	14.32	13.79	12.53	15.13
Return on average equity-continuing operations	11.87	13.45	13.54	14.32	13.87	14.58	16.02
Average equity to average assets	10.28	10.47	10.30	10.21	9.91	9.88	10.32
Average equity to average assets-continuing operations	10.28	10.47	10.30	10.21	9.91	9.96	10.64
Dividend payout	49.12	41.86	40.91	40.31	43.78	50.25	43.17
Risk based capital to risk adjusted assets	12.96	12.81	12.34	12.69	11.65	12.09	14.55
Leverage ratio	8.53	8.36	8.09	8.50	7.77	7.62	8.83

(1)	Reflects the reclassification during 2003-2004 periods of Federal Reserve Bank and Federal Home Loan Bank stock from Securities Available for Sale to Other Assets, consistent with the 2005-2008 presentation.

Selected Consolidated Historical Financial Data of Coddle Creek

Set forth below are highlights from Coddle Creek’s audited consolidated financial data at and for the years ended December 31, 2003 through 2007 and from Coddle Creek’s unaudited consolidated financial data at and for the six months ended June 30, 2008 and 2007. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results of operations for the full year or any other interim period. In the opinion of Coddle Creek’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	At or for the Six Months
	Ended June 30,		At or for the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)

Financial Condition Data:
Total assets	$158,598	$153,192	$155,664	$153,602	$141,132	$135,801	$137,662
Investments securities(1)	19,073	15,466	16,187	18,087	17,174	15,721	24,627
Loans receivable, net(2)	133,124	132,083	133,634	130,195	118,124	114,644	106,740
Deposits	136,588	130,356	133,538	125,392	116,853	111,766	112,307
Short-term borrowings	—	—	—	5,000	—	—	—
Stockholders’ equity	19,092	19,767	19,607	20,412	21,445	20,696	21,917
Book value per share	33.01	33.78	33.98	34.83	35.93	34.92	31.67
Operating Data:
Interest and fee income	4,618	4,781	9,566	9,098	8,091	7,456	7,962
Interest expense	2,438	2,522	5,095	4,475	3,176	2,461	2,898

Net interest income	2,180	2,259	4,471	4,623	4,915	4,995	5,064
Provision for loan losses	—	—	164	—	57	36	36
Noninterest income	202	241	233	252	298	337	364
Noninterest expense	2,168	2,182	3,738	4,203	4,139	3,762	3,695

Income before income taxes	214	318	802	672	1,017	1,534	1,697
Income tax expense	103	130	253	222	326	540	597

Net income	111	188	549	450	691	994	1,100
Other comprehensive (loss) income, net of tax:
Unrealized (losses) gains on securities, net of tax	161	925	(395)	(5)	889	50	138

Comprehensive income (loss)	$272	$1,113	$154	$445	$1,580	$1,044	$1,238

Basic earnings (loss) per share(3)	$0.19	$0.32	$0.95	$0.77	$1.16	$1.65	$1.76
Diluted earnings (loss) per share(3)	0.19	0.32	0.95	0.77	1.15	1.63	1.76
Dividends per share(3)	0.75	0.85	1.35	1.75	1.75	1.75	1.75
Dividend payout ratio(4)	394.73%	265.60%	142.11%	227.27%	150.86%	106.06%	99.43%
Selected Other Data:
Number of outstanding loans	1,876	2,442	2,008	2,094	1,967	2,183	1,959
Number of deposit accounts	6,173	6,319	6,067	6,891	6,359	6,411	6,607
Number of full-service offices	3	3	3	3	3	3	3
Return on average assets	0.14%	0.25%	0.36%	0.31%	0.50%	0.73%	0.78%
Return on average equity	1.16	1.90	2.74	2.15	3.27	4.66	5.14
Average equity to average assets	12.19	13.21	12.94	14.20	15.22	15.58	15.24
Interest rate spread	2.86	3.06	3.69	2.19	3.20	3.53	3.44
Ratio of noninterest expense to average total assets	2.76	2.91	2.42	2.85	2.97	2.75	2.62
Nonperforming assets to total assets(5)	0.92	1.20	0.90	1.56	2.40	2.52	2.52
Nonperforming loans to total loans(5)	0.11	0.14	0.99	1.83	2.49	2.97	3.11
Allowance for loan losses to nonperforming loans(5)	40.28	38.57	59.43	34.31	30.57	26.43	25.29
Allowance for loan losses to total loans receivable	0.44%	0.54%	0.59%	0.63%	0.77%	0.79%	0.82%
Provision for loan losses to total loans receivable, net	—	—	0.12	—	0.05	0.03	0.03
Net charge-offs to average loans outstanding	0.15	0.81	0.15	0.07	0.05	0.01	0.02
Stockholders’ equity to total assets	12.03	12.90	12.60	13.29	15.19	15.24	15.92

(1)	Includes interest-earning deposits, federal funds sold, certificates of deposit, Federal Home Loan Bank stock and investment securities.

(2)	Represents gross loans less net deferred loan fees, undisbursed loan funds and allowance for loan losses.

(3)	Earnings per share has been calculated in accordance with Statement of Financial Accounting Standards, which is referred to in this proxy statement/prospectus as SFAS, No. 128, Earnings Per Share. Under SFAS No. 128, basic earnings per share is based on net income for the year, divided by the weighted average number of shares outstanding for the year. Diluted earnings per share includes the effect of dilutive common stock equivalents in the weighted average number of shares outstanding. In accordance with the AICPA’s SOP 93-6, unallocated ESOP shares were deducted from outstanding shares and used in the computation of earnings per share.

(4)	The dividend payout ratio represents dividends per share, including the return of capital dividend, as a percent of basic earnings (loss) per share.

(5)	Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in settlement of loans. Nonperforming loans include nonaccrual loans and accruing loans past due 90 days or more.

RISK FACTORS

Upon completion of the merger, you will receive cash and shares of First Community common stock in exchange for your shares of Coddle Creek common stock. Prior to deciding whether or not to approve the transaction, you should be aware of and consider the following risks and uncertainties that are applicable to the merger and First Community, in addition to the other information contained in or incorporated into this proxy statement/prospectus by reference, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 17. First Community has included in its Annual Report on Form 10-K for the year ending December 31, 2007 additional risk factors that address its business.

Because the exchange ratio is fixed and the market price of First Community’s common stock will fluctuate, you cannot be sure of the market value of the First Community common stock that you will receive in the merger.

Upon completion of the merger, each issued and outstanding share of Coddle Creek common stock will automatically be cancelled and converted into the right to receive $19.60 in cash and 0.9046 of a share of First Community common stock. The value of the shares of First Community common stock that you will receive will vary based on the trading price of First Community’s common stock. As of          , 2008, the last practicable trading day for which information was available prior to the date of this prospectus/proxy statement, the closing sale price reported on the Nasdaq Global Select Market for First Community’s common stock was $     .

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the values and perceptions of financial services stocks generally, changes in First Community’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond First Community’s control. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the exact value of the shares of First Community’s common stock you will receive upon completion of the merger. The value of the transaction and each share of Coddle Creek common stock on consummation of the merger may be higher or lower depending on the value of First Community’s common stock on that date. Additionally, the value of the shares of First Community’s common stock received by a Coddle Creek stockholder may decline immediately after, including, as a result of, the completion of the merger.

The merger agreement limits Coddle Creek’s ability to pursue alternatives to the merger with First Community, may discourage other acquirers from offering a higher valued transaction to Coddle Creek and may, therefore, result in less value for the Coddle Creek stockholders.

The merger agreement contains a provision that, subject to certain limited exceptions, prohibits Coddle Creek from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire Coddle Creek or any of its subsidiaries. In addition, if Coddle Creek executes a definitive agreement in respect of, or closes, an acquisition transaction with a third party, the merger agreement provides that Coddle Creek must pay a $1.0 million termination fee to First Community. These provisions of the merger agreement could discourage a potential competing acquirer that might have an interest in acquiring Coddle Creek, even if it were prepared to pay a higher per share price than proposed in the merger agreement.

The fairness opinion obtained by Coddle Creek from its financial advisor will not reflect changes in circumstances prior to the merger.

Howe Barnes, the financial advisor to Coddle Creek, delivered an oral fairness opinion to the Board of Directors of Coddle Creek on July 22, 2008, which was subsequently confirmed in writing dated as of the same date. The fairness opinion states that, as of the date of the opinion, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of shares of Coddle Creek common stock. However, the fairness opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of First Community or Coddle Creek, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of First Community and Coddle Creek.

Directors and officers of Coddle Creek have interests in the merger that are in addition to or different than the interests of stockholders.

When considering the recommendation of Coddle Creek’s board of directors, you should be aware that some executive officers and directors of Coddle Creek have interests in the merger that are different from your interests. These arrangements may create potential conflicts of interest. For example, some of Coddle Creek’s executive officers will receive a cash payment upon closing of the merger under the terms of their settlement agreements. These and certain other additional interests of Coddle Creek’s directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a stockholder. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 46.

First Community may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, First Community’s ability to realize anticipated cost savings and to combine the businesses of First Community and Coddle Creek in a manner that does not materially disrupt the existing customer relationships of Coddle Creek or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If First Community is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The market price of shares of First Community common stock may be affected by factors which are different from those affecting shares of Coddle Creek common stock.

You will receive shares of First Community common stock in connection with the merger. Some of First Community’s current businesses and markets differ from those of Coddle Creek and, accordingly, the results of operations of First Community after the merger may be affected by factors different from those currently affecting the results of operations of Coddle Creek. For a discussion of the businesses of First Community and Coddle Creek and of certain factors to consider in connection with those businesses, see “Information About Coddle Creek,” beginning on page 58, “Information About First Community,” beginning on page 57 and the documents incorporated into this proxy statement/prospectus by reference concerning First Community and referred to under “Where You Can Find More Information” beginning on page 68.

Coddle Creek stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Following completion of the merger, Coddle Creek stockholders will own approximately 4.6% of First Community’s outstanding shares of common stock after taking into account the sale of certain shares of First Community’s common stock by the Coddle Creek Employee Stock Ownership Plan, which is referred to in this proxy statement/prospectus as the ESOP, that the ESOP is expected to receive in connection with the merger to settle a loan owed to Coddle Creek by the ESOP. Consequently, Coddle Creek stockholders should expect to exercise less influence over the management and policies of First Community than they currently exercise over the management and policies of Coddle Creek.

The merger is subject to the receipt of waivers and approvals from government entities that may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, various waivers and approvals must be obtained from the FRB, the OCC, the VA Bureau of Financial Institutions, and the NC Commissioner. There can be no assurance as to whether these regulatory waivers and approvals will be received or the timing of the waivers and approvals. In addition, these governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Neither First Community nor Coddle Creek is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any condition which First Community reasonably determines in good faith would materially reduce the benefits of the merger to such a degree that First Community would not have entered into the merger agreement had such condition been known as of the date of the merger agreement.

If the merger is not completed, Coddle Creek will have incurred substantial expenses without realizing the expected benefits.

Coddle Creek has incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of certain conditions including the approval of Coddle Creek’s stockholders and the approval of state and federal regulatory authorities. We cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Coddle Creek because they would not have realized the expected benefits.

Changes in the accounting method for business combinations may have an adverse impact on the transaction if the transaction is not closed by December 31, 2008.

Currently and for the years ended December 31, 2008 and prior, in accordance with SFAS No. 141 “Business Combinations”, all acquisition-related costs such as investment banker fees, attorney’s fees and accountant’s fees, as well as contingent consideration to the seller, are capitalized as part of the purchase price and become part of goodwill or allocated to the fair value of other tangible or intangible assets and liabilities.

In December 2007, the Financial Accounting Standards Board issued SFAS No. 141 (revised 2007), “Business Combinations”, which is referred to in this proxy statement/prospectus as SFAS 141R, which requires an acquirer to do the following: expense acquisition related costs as incurred and record contingent consideration at fair value at the acquisition date with certain subsequent changes in fair value to be recognized in the income statement. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. If the acquisition is not completed by December 31, 2008, SFAS 141R may have a material impact on our accounting for this transaction.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements by First Community and Coddle Creek within the meaning of the federal securities laws. These forward-looking statements include information about the consummation and anticipated timing of the merger and the financial condition, results of operations and businesses of First Community and Coddle Creek. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	estimated cost savings from the merger may not be fully realized within the expected time frame;

•	deposit attrition, customer loss or revenue loss following the merger may be greater than expected;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of First Community and Coddle Creek may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic or business conditions, either nationally or in the states or regions in which First Community does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which First Community is engaged;

•	adverse changes may occur in the securities markets; and

•	competitors of First Community may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than First Community.

Management of First Community and Coddle Creek each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of First Community following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond First Community’s and Coddle Creek’s ability to control or predict.

All subsequent written and oral forward-looking statements attributable to First Community or Coddle Creek or any person acting or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither First Community nor Coddle Creek undertakes any obligation to update publicly any forward-looking statements to reflect events, circumstances or new information after the date of this document or to reflect the occurrence of unanticipated events.

GENERAL INFORMATION

This document constitutes a proxy statement and is being furnished to all holders of Coddle Creek common stock in connection with the solicitation of proxies by the board of directors of Coddle Creek to be used at a special meeting of stockholders of Coddle Creek to be held on          ,          , 2008 and any adjournment of the special meeting. The purposes of the special meeting are to consider and vote upon a proposal to approve the merger agreement between First Community and Coddle Creek, which provides, among other things, for the merger of Coddle Creek with and into First Community, and a proposal to adjourn the special meeting to the extent necessary to solicit additional votes on the merger agreement.

This document also constitutes a prospectus of First Community relating to the First Community common stock to be issued to holders of Coddle Creek common stock upon completion of the merger. Based on the number of shares of Coddle Creek common stock outstanding on the record date for the special meeting and an exchange ratio of 0.9046, approximately 552,300 shares of First Community common stock will be issuable upon completion of the merger.

First Community has supplied all of the information contained or incorporated herein by reference relating to First Community, and Coddle Creek has supplied all of the information relating to Coddle Creek.

THE SPECIAL MEETING

Time, Date and Place

A special meeting of stockholders of Coddle Creek will be held at  .m., Eastern Daylight Saving Time, on          ,          , 2008 at Coddle Creek’s corporate headquarters located at 347 North Main Street, Mooresville, North Carolina 28115.

Matters to be Considered

The purposes of the special meeting are to consider and approve the merger agreement and to consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on          , 2008 has been fixed by Coddle Creek as the record date for the determination of Coddle Creek stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were 610,545 shares of Coddle Creek common stock outstanding and entitled to vote. Each share of Coddle Creek common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote Your Shares

Stockholders of record may vote by mail, telephone, via the Internet or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a legal proxy from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Any stockholder executing a proxy may revoke it at any time before it is voted by:

•	delivering to Coddle Creek prior to the special meeting a written notice of revocation addressed to Billy R. Williams, Corporate Secretary, Coddle Creek Financial Corp., P.O. Box 117, 347 North Main Street, Mooresville, North Carolina 28115;

•	delivering to Coddle Creek prior to the special meeting a properly executed proxy with a later date; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned to Coddle Creek (and not revoked) by a holder of Coddle Creek common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Votes Required

A quorum, consisting of the holders of a majority of the issued and outstanding shares of Coddle Creek common stock, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal and this will have the same effect of a vote against the merger proposal.

The affirmative vote of the holders of a majority of the outstanding shares of Coddle Creek common stock is necessary to approve the merger agreement on behalf of Coddle Creek. The affirmative vote of a majority of the votes cast by stockholders at the meeting is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Any “broker non-votes” submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of Coddle Creek common stock, abstentions and broker “non-votes” will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. And for the same reason, the failure of a Coddle Creek stockholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal. Because of the vote required for the proposal to adjourn the special meeting, abstentions and “broker non-votes” will have no effect on this proposal.

The directors and executive officers of Coddle Creek, who collectively own approximately 22.5% of the outstanding shares of Coddle Creek common stock as of the record date for the special meeting, have entered into shareholder agreements with First Community pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See “The Merger — Shareholder Agreements” on page 53.

As of the close of business on the record date for the special meeting, First Community did not beneficially own any shares of Coddle Creek common stock.

Solicitation of Proxies

Coddle Creek will pay for the costs of mailing this document to its stockholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of Coddle Creek and its subsidiaries may solicit proxies from stockholders of Coddle Creek in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Coddle Creek will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendation of the Coddle Creek Board of Directors

The Coddle Creek board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Coddle Creek’s reasons for the merger described in this proxy statement/prospectus, including Howe Barnes’ fairness opinion, the board of directors of Coddle Creek believes that the merger is in the best interests of Coddle Creek’s stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement. See “The Merger — Coddle Creek’s Reasons for the Merger” beginning on page 23.

THE MERGER

(PROPOSAL ONE)

The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement/prospectus, including the merger agreement. You are urged to carefully read the appendices in their entirety.

General

Under the terms and conditions set forth in the merger agreement, Coddle Creek will be merged with and into First Community. At the effective time of the merger, each share of common stock of Coddle Creek, no par value per share, outstanding immediately before the effective time of the merger (except as provided below) will, by virtue of the merger and without any action on the part of a Coddle Creek stockholder, be converted into the right to receive:

•	$19.60 in cash, which is referred to as the “per share cash consideration”; and

•	0.9046 of a share of common stock of First Community, which is referred to as the “exchange ratio,” plus cash in lieu of any fractional share interest.

As of          , 2008, there were 610,545 shares of Coddle Creek common stock outstanding.

Shares of Coddle Creek common stock held by Coddle Creek stockholders who have elected dissenters’ rights will not be converted into the right to receive the merger consideration upon consummation of the merger. Stockholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Article 13 of the NCBCA, will be entitled to receive payment of the fair value of their shares in cash in accordance with North Carolina law. For more information regarding the exercise of these rights, see “— Dissenters’ Rights.”

After completion of the merger, it is expected that current First Community stockholders will own approximately 95.2% of the combined company and former Coddle Creek stockholders will own approximately 4.6% of the combined company after taking into account the sale of certain shares of First Community’s common stock by the Coddle Creek Employee Stock Ownership Plan, which is referred to in this proxy statement prospectus as the ESOP, that the ESOP is expected to receive in connection with the merger to settle a loan owed to Coddle Creek by the ESOP.

Background of the Merger

Coddle Creek’s board of directors has from time to time engaged with senior management in strategic reviews and has considered ways to enhance Coddle Creek’s performance and prospects in light of competitive and other relevant developments. These strategic reviews have focused on, among other things, the business environment facing financial institutions generally, as well as conditions and ongoing consolidation in the financial services industry. These reviews have also included periodic discussions with respect to potential transactions that would further Coddle Creek’s strategic objectives, and the potential benefits and risks of those transactions, and from time to time have focused on the possibility of a merger with another banking organization. In addition, Coddle Creek’s senior management has had from time to time informal discussions with representatives of other financial institutions regarding the potential benefits and risks of business combination transactions.

In March 2008, Coddle Creek’s board of directors, with members of Coddle Creek’s senior management present, met with representatives from Howe Barnes to discuss strategic alternatives available to Coddle Creek. On April 8, 2008, the Coddle Creek board of directors formally engaged Howe Barnes to conduct a limited auction of Coddle Creek and its subsidiary, Mooresville Savings Bank. After being formally engaged, Howe Barnes prepared a Confidential Information Memorandum describing Coddle Creek and Mooresville Savings Bank. While preparing the Confidential Information Memorandum, Howe Barnes began to identify potential merger partners for Coddle Creek, primarily those with a presence or interest in Charlotte, North Carolina and surrounding areas.

In mid-April 2008, with the consent of Coddle Creek, Howe Barnes contacted 11 prospective merger partners, including First Community. Nine of the prospective merger partners, including First Community, signed confidentiality agreements and received information on Coddle Creek. Of the nine prospective merger partners who received information on Coddle Creek, five parties submitted initial indications of interest to acquire Coddle Creek, including First Community.

On or about May 21, 2008, Coddle Creek’s management team met separately with the chief executive officers of two prospective merger partners, one of which was the chief executive officer of First Community. First Community’s chief executive officer and Coddle Creek’s management team generally discussed the strategic visions for Coddle Creek and First Community, the cultures and traditions of their companies and other matters. Shortly thereafter, the Coddle Creek board of directors evaluated the initial indications of interest received through Howe Barnes’ efforts. It determined that the valuation of Coddle Creek, the relative proportions of cash and stock in the merger consideration indicated by First Community, and the general terms contained in First Community’s initial indication of interest were superior to those received from the other companies who submitted initial indications of interest. Accordingly, the Coddle Creek board of directors authorized management to continue to engage in discussions and negotiations with First Community regarding a potential transaction and to commence due diligence.

Over the first several days of June 2008, First Community conducted an on-site due diligence review of Coddle Creek. Included in this review were interviews of the senior management team of Coddle Creek by First Community’s senior executives and its advisors. Following the on-site review and during the first two weeks of June 2008, a series of communications occurred in which the senior management teams of Coddle Creek and First Community and their respective advisors participated. On June 16, 2008, Coddle Creek received a revised indication of interest from First Community setting forth the material terms of a potential merger, including the financial terms and the transaction structure. In the revised indication of interest, First Community proposed to purchase each share of Coddle Creek common stock for approximately $49.00 per share as of that date with the merger consideration to be paid in a combination of cash and shares of First Community common stock.

On June 17, 2008, the boards of directors of Coddle Creek and Mooresville Savings Bank held a special joint meeting at which senior management was present. The purpose of the special joint meeting was to discuss various acquisition proposals received by Howe Barnes in its capacity as the investment advisor to Coddle Creek. Howe Barnes provided an overview of its activities undertaken to date, and the five parties who submitted initial indications of interest, including First Community. Howe Barnes then summarized the course of discussions with First Community, the material terms of First Community’s indication of interest and several aspects of First Community’s proposal that remained to be resolved. Howe Barnes presented to the board of directors detailed financial information with respect to First Community and pro forma data with respect to the potential transaction. After the foregoing presentations and an extended discussion among the participants in the meeting, Howe Barnes orally advised the boards of directors of Coddle Creek and Mooresville Savings Bank that in its opinion the merger consideration and general terms of the merger were fair to the holders of Coddle Creek common stock from a financial point of view. Also at this meeting, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Coddle Creek’s legal counsel, which is referred to in this proxy statement/prospectus as Brooks Pierce, informed the board of directors of Coddle Creek of the legal standards applicable to a decision by the Coddle Creek board of directors to approve a merger of Coddle Creek. After further questions by and discussions among the members of the Coddle Creek board of directors, and consideration of the factors described under “— Coddle Creek’s Reasons for the Merger,” the Coddle Creek board of directors voted unanimously to direct Coddle Creek’s management to move forward with discussions with First Community, with a resolution of the various issues identified by the board of directors of Coddle Creek being a requirement to entering into the letter of intent.

After the special joint meeting of the boards of directors of Coddle Creek and Mooresville Savings Bank, Coddle Creek’s and First Community’s senior management and advisors engaged in additional discussions regarding the various issues to be resolved. After resolving the most important of these issues, Coddle Creek agreed to pursue a proposed transaction exclusively with First Community for the next 45 days under the framework of a revised indication of interest submitted by First Community to Coddle Creek on June 23, 2008. During the remainder of June and through July 2008, Coddle Creek, First Community and their advisors negotiated the definitive documentation associated with and conditions precedent to consummation of a possible merger of Coddle Creek and First Community and their respective banking subsidiaries.

On June 26, 2008, representatives of Howe Barnes and Brooks Pierce conducted an on-site due diligence review of First Community. Included with this review were discussions with the senior management team of First Community.

On July 22, 2008, the boards of directors of Coddle Creek and Mooresville Savings Bank held a regularly scheduled joint meeting at which senior management, together with Coddle Creek’s legal and financial advisors, reviewed the discussions and negotiations with First Community regarding the proposed merger and the results of Coddle Creek’s due diligence investigation of First Community. Brooks Pierce presented a draft of the merger agreement to the board of directors of Coddle Creek and discussed its terms as well as several remaining issues relevant to the merger agreement that remained unresolved. After responding to questions from members of the board of directors of Coddle Creek on the merger agreement, Brooks Pierce discussed the terms of the shareholder agreement, the affiliate letter, the bank merger agreement and the various agreements to be entered into by Coddle Creek’s senior management and noted a number of unresolved issues in these ancillary agreements. Howe Barnes presented detailed financial information with respect to the potential transaction and answered questions of the board of directors of Coddle Creek, and rendered an oral opinion that, as of July 22, 2008, the consideration provided in the merger agreement was fair to the holders of Coddle Creek common stock from a financial point of view. This opinion was subsequently confirmed in writing as of the same date. Also at this meeting, Brooks Pierce discussed again with the Coddle Creek board of directors the legal standards applicable to its decision to approve the merger agreement and the transactions contemplated thereby. Senior management of Coddle Creek and the board of directors of Coddle Creek reviewed the terms of the proposed merger agreement, and the Coddle Creek board of directors concluded that the proposed transaction with First Community was in the best interests of Coddle Creek and its stockholders. After further questions by and discussion among the members of the Coddle Creek board of directors and consideration of the factors described under “— Coddle Creek’s Reasons for the Merger,” the Coddle Creek board of directors voted unanimously to approve the merger agreement and the transactions contemplated thereby as being in the best interests of the stockholders of Coddle Creek, subject to resolution of the several specified remaining issues.

On July 22, 2008, First Community’s board of directors held a regular meeting at which its management reviewed in detail with the board of directors the terms of the merger agreement. Based upon First

Community’s board of directors’ review and discussion of the merger agreement and the relevant factors, described below in “— First Community’s Reasons for the Merger,” First Community’s board of directors unanimously authorized and approved the execution of the merger agreement with Coddle Creek.

Following the completion of the meetings of the boards of directors of Coddle Creek and Mooresville Savings Bank and the First Community board of directors on July 22, 2008, Coddle Creek’s and First Community’s senior management and their respective advisors continued discussions to resolve the remaining issues with respect to the definitive merger agreement. After reaching a resolution on those items, the merger agreement was entered into by Coddle Creek and First Community on July 31, 2008. After the stock market closed on July 31, 2008, First Community and Coddle Creek issued a joint press release publicly announcing the proposed merger.

Coddle Creek’s Reasons for the Merger

Coddle Creek’s board of directors, at its meeting held on July 22, 2008, considered the merger agreement and determined it to be in the best interests of Coddle Creek and its stockholders. In reaching its determination, the Coddle Creek board of directors consulted with Coddle Creek management, as well as its financial and legal advisors, regarding the financial fairness of the merger and the terms of the merger agreement, and considered a number of factors. Listed below are the material factors that Coddle Creek’s board of directors considered in its decision. The Coddle Creek’s board of directors did not assign any specific or relative weight to the factors listed below and considered all of the factors as a whole in reaching its conclusion to approve the merger agreement.

•	The Coddle Creek board of directors’ understanding of the business, operations, financial condition, earnings and future prospects of Coddle Creek and Mooresville Savings Bank;

•	The current and prospective economic, regulatory and competitive environment facing Coddle Creek and the community banking industry in general, including the decline in net interest margins and unfavorable yield curve, evolving trends in technology and the cost of such technology, and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term;

•	First Community’s ability to pay the merger consideration and obtain regulatory approvals for the merger;

•	The merger consideration to be paid to Coddle Creek stockholders for their shares in relation to, among other things, the market value, book value, earnings per share and projected earnings per share for Coddle Creek common stock;

•	The portion of the merger consideration composed of cash and not subject to variations in the market value of First Community’s common stock;

•	The marketing and bidding process conducted by Coddle Creek and Howe Barnes and the Coddle Creek board of directors’ belief that a transaction with First Community was the best overall transaction available to Coddle Creek and its stockholders;

•	The greater market liquidity of First Community’s common stock relative to Coddle Creek’s common stock;

•	The review by the Coddle Creek board of directors with its financial and legal advisors of the structure of the transaction and the financial and other terms of the merger agreement, including the consideration offered by First Community;

•	The current senior executives of Coddle Creek and the need for future management succession if Coddle Creek were to remain independent;

•	The nature of the respective markets, customers, asset/liability mix and operations of Coddle Creek and First Community;

•	The reports of Coddle Creek’s management and the financial presentation by Howe Barnes to the board of directors concerning the operations, earnings and financial condition of First Community on a historical and prospective basis and of the combined companies on a pro forma basis;

•	The historical and current market prices of Coddle Creek’s and First Community’s common stock and the potential for increased earnings for Coddle Creek’s stockholders as stockholders of the combined company;

•	The fact that First Community’s offer represented a significant premium over the market price of Coddle Creek’s common stock;

•	The impact of the acquisition on the depositors, employees, customers and communities served by Mooresville Savings Bank; and

•	The opinion delivered to the Coddle Creek board of directors by Howe Barnes that, as of the date of the opinion and based upon and subject to the considerations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Coddle Creek common stock.

The Coddle Creek board of directors also considered the following matters associated with the merger in connection with its deliberations of the proposed transaction, including:

•	The risks to Coddle Creek’s business if the merger is not completed;

•	The interests of Coddle Creek’s executive officers and directors with respect to the acquisition apart from their interests as holders of Coddle Creek common stock, and the risk that these interests might influence their decision with respect to the merger. See “— Interests of Certain Persons in the Merger;” and

•	The risk that the terms of the merger agreement, including provisions prohibiting Coddle Creek from soliciting additional competing proposals and requiring the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that might be interested in a transaction with Coddle Creek from proposing such a transaction.

The Coddle Creek board of directors evaluated the factors described above, including asking questions and receiving information from management and its legal and financial advisors, and determined that the merger agreement and the transactions contemplated by it were in the best interests of Coddle Creek and its stockholders. Accordingly, the Coddle Creek board of directors unanimously approved the merger agreement and recommends that Coddle Creek stockholders vote “FOR” approval of the merger agreement.

First Community’s Reasons for the Merger

First Community entered into the merger agreement with Coddle Creek because, among other things, First Community believes the merger is consistent with its expansion strategy in North Carolina. The acquisition will expand First Community Bank’s banking operations and complement its existing banking network. The Coddle Creek franchise is a natural expansion of First Community’s current North Carolina operations into the Lake Norman region of North Carolina.

Opinion of Coddle Creek’s Financial Advisor

On July 22, 2008, at a meeting of the Coddle Creek board of directors, Howe Barnes delivered to the Coddle Creek board of directors its opinion, to the effect that, as of that date and based upon and subject to various assumptions, matters considered, and limitations on Howe Barnes’ review described in the opinion, the shareholder consideration was fair, from a financial point of view, to the stockholders of Coddle Creek No limitations were imposed by Coddle Creek on Howe Barnes with respect to the investigations made or the procedures followed in rendering its opinion.

Coddle Creek retained Howe Barnes to act as its financial advisor in connection with its proposed merger with First Community based upon Howe Barnes’ qualifications, expertise, and reputation advising financial institutions and other companies. As part of its investment banking business, Howe Barnes is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with merger and acquisitions, initial and secondary offerings of securities, and valuations for other purposes.

The full text of Howe Barnes’ written opinion to Coddle Creek’s board of directors, dated July 22, 2008, which sets forth the assumptions made, matters considered and extent of review by Howe Barnes, is attached as Appendix B and is incorporated herein by reference. The fairness opinion should be read carefully and in its entirety. The following summary of Howe Barnes’ opinion is qualified in its entirety by reference to the full text of the opinion. Howe Barnes’ opinion is directed to Coddle Creek’s board of directors and does not constitute a recommendation to any stockholder of Coddle Creek as to how a stockholder should vote with regard to the merger at the special meeting of stockholders described in this proxy statement/prospectus. The opinion addresses only the fairness, from a financial point of view, of the merger consideration to the holders of Coddle Creek’s common stock. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of Coddle Creek’s board of directors to approve or proceed with or effect the merger, or any other aspect of the merger.

Howe Barnes has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this proxy statement/prospectus. In giving such consent, Howe Barnes does not concede that it comes within the category of persons whose consent is required under the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission, which is referred to in this proxy statement/prospectus as the Commission, thereunder, nor does it concede that it is an expert within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

In connection with rendering its original opinion, Howe Barnes:

1)	Reviewed the draft merger agreement dated July 18, 2008;

2)	Reviewed First Community’s recent filings with the Commission including its proxy statement filed on March 27, 2008, Annual Reports on Form 10-K for the three years ended December 31, 2007, 2006 and 2005, and a Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

3)	Reviewed First Community’s earnings press release for the quarter ended June 30, 2008;

4)	Reviewed Current Reports of First Community as filed on Form 8-K with the Commission from January 1, 2005 to the date hereof;

5)	Reviewed Coddle Creek’s Annual Reports for the three years ended December 31, 2007, 2006 and 2005;

6)	Reviewed Coddle Creek’s proxy statement dated March 18, 2008;

7)	Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to Howe Barnes by Coddle Creek and First Community;

8)	Held discussions with members of executive and senior management of Coddle Creek and First Community, including without limitation, their respective legal advisors and others concerning the past and current results of operations of Coddle Creek and First Community, their respective current financial condition and managements’ opinion of their respective future prospects;

9)	Reviewed the historical record of reported trading prices, trading activity and dividend payments for both Coddle Creek and First Community;

10)	Compared the reported financial terms of selected recent business combinations in the banking industry; and

11)	Performed such other studies and analyses as Howe Barnes considered appropriate under the circumstances.

The written opinion provided by Howe Barnes to Coddle Creek, dated as of July 22, 2008, was necessarily based upon economic, monetary, financial market, and other relevant conditions as of the date the opinion was rendered. Accordingly, it is important to understand that although subsequent developments may affect its opinion, Howe Barnes does not have any obligation to further update, revise, or reaffirm its opinion.

In connection with its review and arriving at its opinion, with the consent of Coddle Creek’s board of directors, Howe Barnes assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by Coddle Creek and First Community to Howe Barnes for purposes of rendering its opinion. Howe Barnes did not assume any obligation to independently verify any of the information discussed above, including, without limitation, information from published sources, as being complete and accurate. With regard to the financial information, including financial projections it received from Coddle Creek, as well as estimates of cost savings, Howe Barnes assumed that this information reflected the best available estimates and good faith judgments of management as to Coddle Creek’s future performance and that the projections provided a reasonable basis upon which Howe Barnes could formulate its opinion. The forecasts and projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions Coddle Creek faces. Accordingly, actual results could vary significantly from those used in the forecasts and projections.

Howe Barnes does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that Coddle Creek’s allowances and First Community’s allowances were adequate to cover any losses. In addition, Howe Barnes has not reviewed and does not assume any responsibility for any individual credit files and did not make an independent evaluation, appraisal, or physical inspection of the assets or liabilities, contingent or otherwise, of Coddle Creek’s or First Community’s individual properties, nor was Howe Barnes provided with any such appraisals. In rendering its opinion, Howe Barnes expressed no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of Coddle Creek, or any class of such persons relative to the merger consideration to be received by the holders of the common stock of Coddle Creek in the transaction or with respect to the fairness of any such compensation. In addition, for purposes of rendering its written opinion, Howe Barnes assumed that (i) the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any of its material terms or conditions, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity, and (ii) the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement/prospectus as the Exchange Act, and all other applicable federal and state statutes, rules, and regulations.

In connection with rendering its opinion to Coddle Creek’s board of directors, Howe Barnes performed a variety of financial and comparative analyses, which are briefly summarized below. Such summaries do not purport to be a complete description of the analyses performed by Howe Barnes. The fact that any specific analysis has been referred to in the summaries below is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of values resulting from any particular analysis described below should not be taken to be Howe Barnes’ view of Coddle Creek’s or the combined company’s actual value. Moreover, Howe Barnes believes that the analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, including information presented in tabular form, without considering all of the analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of its opinion as to fairness from a financial point of view that is based on those analyses.

Comparable Transaction Analysis.  Howe Barnes reviewed and compared financial performance and pricing information for the following groups of thrift merger transactions announced in the 24 months ended

July 16, 2008, which is referred to in this “— Opinion of Coddle Creek’s Financial Advisor” section of this proxy statement/prospectus as the Comparable Thrift Merger Transactions:

•	Thrift acquisitions nationwide;

•	Thrift acquisitions in the Southeast;

•	Thrift acquisitions in the United States involving acquired thrifts with assets of $100 million to $350 million;

•	Thrift acquisitions in the United States with total deal values of $20 million to $50 million;

•	Thrift acquisitions in the United States involving acquired thrifts with returns on average assets of .25% to .75%;

•	Thrift acquisitions in the United States involving acquired thrifts with returns on average equity of 3% to 5%; and

•	Thrift acquisitions in the United States involving acquired thrifts with tangible capital of 10% to 20%.

Pricing ratios for the merger were compared to the Comparable Thrift Merger Transactions median (1) price to book value, (2) price to tangible book value, (3) price to last twelve months which is referred to as the LTM, reported earnings, (4) tangible book value premium to core deposits, and (5) premium paid to market price, which are referred to collectively as the Pricing Ratios, as shown below:

						Tangible
			Price/	Price/		Book
	Number	Price/	Tangible	LTM		Premium/	Premium/
	of	Book	Book	Reported		Core	Market
Groups(1)	Deals	Value	Value	Earnings		Deposits	Price

Nationwide	86	156%	170%	22.4	x	11.1%	30%
Southeast	10	147%	149%	21.7	x	10.4%	87%
Assets $100 million — $350 million	25	165%	165%	22.4	x	5.1%	58%
Deal Value $20 million — $50 million	9	196%	196%	22.5	x	5.0%	13%
ROA .25% to .75%	22	146%	184%	25.7	x	11.1%	30%
ROE 3% to 5%	9	138%	156%	25.7	x	10.4%	58%
Tangible Capital 10% — 20%	25	153%	158%	22.4	x	11.5%	24%

High		196%	196%	25.7	x	11.5%	87%
Median		153%	165%	22.4	x	10.4%	30%
Low		138%	149%	21.7	x	5.0%	13%

Coddle Creek(2)		159%	159%	64.2x		11.6%	119%

(1)	Medians for thrift mergers and acquisitions announced in the last two years as of July 16, 2008.

(2)	Based on First Community’s closing price on July 21, 2008 of $31.34; financial data for Coddle Creek as of June 30, 2008.

In addition, Howe Barnes reviewed a selected group of thrift merger transactions with the targets located in North Carolina and South Carolina. The transactions were announced since January 1, 1999 and had deal values less than $100 million, which is referred to as the Precedent M&A Transactions — Carolinas. The following table represents the Precedent M&A Transactions — Carolinas:

Acquiror	Target

First Bancorp	Great Pee Dee Bancorp, Inc.
First Community Corporation	DutchFork Bancshares, Inc.
Capital Bank Corporation	First Community Financial Corporation
Gaston Federal Bancorp, Inc.	Innes Street Financial Corporation
First Bancorp	Century Bancorp, Inc.
SouthBanc Shares, Inc.	Heritage Bancorp, Inc.
National Commerce Financial Corporation	Piedmont Bancorp, Inc.
First Bancorp	First Savings Bancorp, Inc.
FNB Corp.	Carolina Fincorp, Inc.
NewSouth Bancorp, Inc.	Green Street Financial Corp.
Century South Banks, Inc.	Haywood Bancshares, Inc.
Uwharrie Capital Corp	Anson Bancorp, Inc.
Union Financial Bancshares, Incorporated	South Carolina Community Bancshares, Inc.
CCB Financial Corporation	Stone Street Bancorp, Inc.

The following table represents a comparison of the merger to the Precedent M&A Transactions — Carolinas transaction pricing ratios:

						Tangible
			Price/	Price/		Book
		Price/	Tang.	LTM		Premium/	Prem./
	Date	Book	Book	Reported		Core	Market
Target	Announced(1)	Value	Value	Earnings		Deposits	Price

Great Pee Dee Bancorp, Inc.	07/12/07	135%	138%	21.5	x	10.4%	34.9%
DutchFork Bancshares, Inc.	04/12/04	149%	149%	12.9	x	18.0%	9.6%
First Community Financial Corporation	10/05/01	112%	112%	57.8	x	4.0%	NA
Innes Street Financial Corporation	07/16/01	138%	138%	28.5	x	8.1%	63.7%
Century Bancorp, Inc.	10/20/00	121%	121%	21.1	x	6.9%	37.5%
Heritage Bancorp, Inc.	02/14/00	105%	105%	31.5	x	NA	33.2%
Piedmont Bancorp, Inc.	12/28/99	162%	162%	30.5	x	14.1%	69.8%
First Savings Bancorp, Inc.	12/16/99	116%	116%	16.1	x	7.0%	15.0%
Carolina Fincorp, Inc.	10/18/99	178%	178%	27.8	x	14.9%	32.0%
Green Street Financial Corp.	08/09/99	102%	102%	21.5	x	2.9%	16.2%
Haywood Bancshares, Inc.	08/05/99	122%	126%	NM		5.3%	50.8%
Anson Bancorp, Inc.	08/03/99	106%	106%	59.7	x	3.8%	42.7%
South Carolina Community Bancshares, Inc.	07/01/99	104%	104%	23.0	x	1.9%	22.8%
Stone Street Bancorp, Inc.	04/14/99	127%	127%	24.0	x	15.9%	66.0%

High		178%	178%	59.7	x	18.0%	69.8%
Median		122%	124%	24.0	x	7.0%	34.9%
Low		102%	102%	12.9	x	1.9%	9.6%

Coddle Creek(2)(3)		159%	159%	64.2x		11.6%	119.0%

(1)	Thrift transactions since January 1, 1999 with aggregate deal value less than $100 million.

(2)	Based on First Community’s closing price on July 21, 2008 of $31.34.

(3)	Coddle Creek seller financials are LTM or period ending June 30, 2008.

In addition, Howe Barnes reviewed a selected group of thrift merger transactions with the targets located in the United States. The transactions were announced since January 1, 2005 and had deal values from $10 million to $50 million, which is referred to as the Precedent M&A Transactions — Nationwide. The following table represents the Precedent M&A Transactions — Nationwide:

Acquiror	Target

My Financial Company	Sistersville Bancorp, Inc.
First Bancorp	Great Pee Dee Bancorp, Inc.
LaPorte Bancorp, Inc.	City Savings Financial Corp.
First Guaranty Bancshares, Inc.	Homestead Bancorp, Inc.
Heartland Bancorp, Inc.	First Federal Bancshares, Inc.
Community Banks, Inc.	BUCS Financial Corp.
Sterling Banks, Inc.	Farnsworth Bancorp, Inc.

The following table represents a comparison of the merger to the Precedent M&A Transactions — Nationwide transaction pricing ratios:

						Tangible
			Price/	Price/		Book
		Price/	Tangible	LTM		Premium/
	Date	Book	Book	Reported		Core
Target	Announced(1)	Value	Value	Earnings		Deposits

Sistersville Bancorp Inc.	07/17/07	137%	137%	44.3	x	10.4%
Great Pee Dee Bancorp Inc.	07/12/07	135%	138%	21.5	x	10.4%
City Savings Financial Corp.	03/08/07	151%	151%	50.0	x	11.8%
Homestead Bancorp Inc.	01/04/07	127%	127%	43.6	x	5.1%
First Federal Bancshares Inc.	11/03/06	124%	133%	48.9	x	4.1%
BUCS Financial Corp	09/05/06	184%	184%	41.4	x	10.8%
Farnsworth Bancorp Inc.	06/23/06	195%	195%	64.6	x	12.8%

High		195%	195%	64.6	x	12.8%
Median		137%	138%	44.3	x	10.4%
Low		124%	127%	21.5	x	4.1%

Coddle Creek(2)(3)		159%	159%	64.2x		11.6%

(1)	Thrift transactions in the U.S. announced since January 1, 2005 with deal values between $10 million and $50 million.

(2)	Based on First Community’s closing price on July 21, 2008 of $31.34.

(3)	Coddle Creek seller financials are LTM or period ended June 30, 2008.

Comparable Public Company Analysis.  Howe Barnes analyzed the market performance of several thrift indices, as identified by SNL Financial LC, for the three year period ending July 21, 2008. Howe Barnes analyzed the trading performance of all publicly traded thrifts in the United States with assets less than $250 million, all publicly traded thrifts in the United States with assets less than $500 million, and the SNL Thrift Index. During this period, the index of thrifts with assets less than $250 million decreased 24.2%, the index of thrifts with assets less than $500 million decreased 21.2%, and the SNL Thrift Index decreased 47.4%.

In addition, Howe Barnes compared the July 21, 2008 trading multiples of Coddle Creek to the median trading multiples for following selected groups of public thrifts, as defined by SNL Financial LC, which is referred to as the Nationwide Trading Medians:

•	Public thrifts headquartered in the United States;

•	Public thrifts with assets of $100 million to $350 million;

•	Public thrifts with market capitalizations of $10 million to $40 million;

•	Public thrifts with returns on average assets of .25% to .75%;

•	Public thrifts with returns on average equity of 3% to 5%;

•	Public thrifts with tangible capital to tangible assets of 10% to 20%; and

•	Public thrifts headquartered in the Southeast.

Coddle Creek’s July 21, 2008 trading multiples were compared to the Nationwide Trading Medians, as shown below:

		Price/		Price/			Price/
	Number	LTM		MRQ		Price/	Tang.
	of	Reported		Reported		Book	Book	Dividend
Groups(1)	Cos.	Earnings		Earnings		Value	Value	Yield

All Companies	273	15.9	x	16.0	x	85%	90%	3.5%
Assets $100 million to $350 million	91	17.6	x	19.7	x	83%	84%	3.5%
Market Cap $10 million to $40 million	119	14.5	x	15.6	x	79%	83%	3.6%
ROA .25% to .75%	122	17.2	x	16.0	x	85%	93%	3.4%
ROE 3% to 5%	45	19.4	x	19.6	x	81%	83%	3.3%
Tangible Capital 10% — 20%	95	21.8	x	21.4	x	90%	92%	3.3%
Southeast	29	16.9	x	17.5	x	71%	85%	3.3%

High		21.8	x	21.4	x	90%	93%	3.6%
Median		17.2	x	17.5	x	83%	85%	3.4%
Low		14.5	x	15.6	x	71%	83%	3.3%

Coddle Creek(1)(2)		28.3x		127.8x		70%	70%	4.6%

(1)	Financial data as of June 30, 2008 for Coddle Creek and March 30, 2008 for peer groups.

(2)	Based on Coddle Creek’s closing price of $21.90 on July 21, 2008, as applicable.

Howe Barnes also compared historical operating, financial and trading performance for Coddle Creek to a select group of public thrifts headquartered in the United States (except Alaska, California, or Florida) with available public trading data and assets of $100 million to $300 million, which is referred to as the Peer Group. Each of the companies in the Peer Group had positive net income for the last twelve months and an ROAE of less than 6%. The Peer Group does not include mutual holding companies or thrifts that are the targets of announced mergers. Howe Barnes considered these companies to be reasonably similar in scope of operations for purposes of its analysis.

The following tables represent the comparison of Coddle Creek to the Peer Group:

	Closing	Price/		Price/
	Price	LTM		Tangible		Price	Price
	July 21,	Reported		Book	Dividend	Change	Change
Company(1)	2008	Earnings		Value	Yield	YTD	3-Year

AMB Financial Corp.	$9.25	NM		68%	3.9%	(30.5)%	(31.5)%
Blue River Bancshares Inc.	$4.74	39.5	x	94%	2.7%	(8.1)%	(9.7)%
Central Federal Corp.	$3.70	NM		60%	5.4%	(4.2)%	(63.0)%
CKF Bancorp Inc.	$11.87	31.2	x	NA	3.4%	(6.0)%	(27.0)%
Community Investors Bancorp	$9.00	NM		73%	4.7%	(18.8)%	(37.9)%
DSA Financial Corp.	$7.00	31.8	x	NA	6.0%	(36.4)%	(51.7)%
FFD Financial Corp.	$12.73	10.3	x	75%	5.2%	(12.2)%	(25.1)%
First Advantage Bancorp	$11.15	NA		66%	0.0%	5.1%	NA
First Bancshares Inc.	$14.00	NM		80%	0.0%	(17.5)%	(24.3)%
First Niles Financial Inc.	$10.50	17.5	x	89%	6.1%	24.4%	(38.7)%
GS Financial Corp.	$14.11	25.2	x	65%	2.8%	(25.5)%	(23.5)%
Home City Financial Corp.	$8.00	18.2	x	49%	3.0%	(25.2)%	(48.1)%
Home Loan Financial Corp.	$13.50	22.1	x	107%	5.9%	4.7%	(29.5)%
Louisiana Bancorp Inc.	$12.55	NA		88%	0.0%	19.6%	NA
Mayflower Bancorp Inc.	$9.81	20.0	x	103%	4.1%	(18.3)%	(30.5)%
Midland Capital Holdings Corp.	$21.00	15.0	x	56%	4.6%	(22.2)%	(48.8)%
Monadnock Bancorp, Inc.	$6.00	NM		80%	0.0%	(3.2)%	(30.1)%
North Penn Bancorp Inc.	$7.45	35.5	x	58%	1.6%	(17.7)%	(19.0)%
Northeast Indiana Bancorp	$11.20	11.4	x	64%	5.9%	(17.3)%	(41.1)%
Osage Bancshares, Inc.	$9.78	28.8	x	102%	3.5%	17.3%	15.6%
Peoples-Sidney Financial Corp.	$11.75	19.0	x	103%	5.5%	8.8%	(13.7)%
Roebling Financial Corp.	$8.35	38.0	x	83%	0.0%	(20.5)%	(15.2)%
South Street Financial Corp.	$4.70	16.2	x	55%	8.5%	(33.5)%	(50.6)%
Third Century Bancorp	$7.85	46.2	x	64%	2.0%	(17.4)%	(40.8)%

Median	$9.79	23.7	x	74%	3.6%	(10.2)%	(30.5)%

Coddle Creek(1)	$21.90	28.3x		70%	4.6%	(7.6)%	(35.6)%

*	Source: SNL Financial LC as of July 21, 2008.

(1)	Financial data as of June 30, 2008 for Coddle Creek and March 30, 2008 for peers.

		Peer
	Coddle Creek(1)(2)	Group Medians(1)

Balance Sheet Ratios
Total Assets ($ millions)	$159	$158
Loans / Deposits	98%	101%
Borrowings / Assets	0%	17%
Tangible Equity / Tangible Assets	12.0%	11.3%
Growth Rates (LTM)
Asset Growth Rate	3.5%	6.2%
Loan Growth Rate	1.2%	3.4%
Profitability Ratios
Interest Rate Margin	3.00%	3.24%
Non-interest Income / Average Assets	0.15%	0.39%
Non-interest Expense / Average Assets	2.42%	2.68%
Efficiency Ratio	81%	83%
ROAA	0.30%	0.31%
ROAE	2.4%	2.8%
Asset Quality
LLR / Loans	0.44%	0.87%
NPA’s / Assets	0.89%	0.97%
Other
Deposits / Branch ($ millions)	$46	$32

*	Source: Coddle Creek; SNL Financial LC

(1)	Performance for the last twelve months ended June 30, 2008 for Coddle Creek and March 31, 2008 for peer group.

(2)	All ratios calculated by Howe Barnes.

Discounted Dividend Analysis.  Howe Barnes estimated the value of a share of Coddle Creek common stock based on the value of the estimated dividend payments to Coddle Creek stockholders through December 31, 2012 plus a terminal value assuming the share is sold at the end of 2012. Howe Barnes determined the reasonableness and achievability of the financial and operating projections based upon financial information provided by Coddle Creek, historical performance and other factors.

Howe Barnes estimated the value of Coddle Creek on a per share basis by:

•	Calculating a market value as of December 31, 2012 by multiplying Coddle Creek’s 2012 estimated net income by a range of selected terminal multiples ranging from 15x to 25x, based on the July 21, 2008 price-to-last twelve month earnings multiples of:

17.6x — median of nationwide public thrifts with assets between $100 and $350 million;
16.9x — median of Southeast public thrifts;
23.7x — Peer Group;
28.3x — Coddle Creek; and

•	Discounting the market value to the present value using a range of selected discount rates from 10.0% to 15.0%, based on typical thrift investor return expectations.

Based on these assumptions, the implied per share value of Coddle Creek common stock ranged from $12.02 to $21.50. Howe Barnes informed the Coddle Creek board of directors that the present value analysis was considered because it is a widely used valuation methodology, but that the results of the methodology are not conclusive and are highly dependent upon the numerous assumptions that must be made, including discount rates, terminal multiples and management net income projections.

Accretion / Dilution Analysis.  On the basis of financial projections established by management, and estimates of on-going cost savings accruing to the combined companies, as well as estimated one-time costs related to the merger, Howe Barnes compared pro forma equivalent earnings per share, cash earnings per share, book value per share, tangible book value per share and cash dividends per share to the stand-alone projections of Coddle Creek and First Community. No assumptions were made regarding revenue enhancements following the completion of the transaction and assumes that 28,591 shares of Coddle Creek common stock are used to pay off the ESOP loan. The comparisons indicated:

•	127.5% accretion to earnings per share and 131.1% accretion to cash earnings per share for Coddle Creek stockholders in the first year of combined operations;

•	0.4% accretion to earnings per share and 0.8% accretion to cash earnings per share for First Community stockholders in the first year of combined operations;

•	43.6% dilution to book value per share and 63.7% dilution to tangible book value per share for Coddle Creek stockholders in the first year of combined operations; and

•	3.0% accretion to book value per share and 2.3% dilution to tangible book value per share for First Community stockholders in the first year of combined operations.

The estimates of achievable cost savings and revenue synergies and the timing of the realization of such cost savings and revenue synergies are based on numerous estimates, assumptions, and judgments and are subject to significant uncertainties. Actual results may vary, and variations in amounts and timing may be material.

Contribution Analysis.  Howe Barnes compared the contribution of Coddle Creek to the combined companies relative to its approximate ownership of the combined companies. The analysis indicated that Coddle Creek’s stockholders would own approximately 4.6% of the pro forma shares of First Community. Coddle Creek’s approximate contributions are listed below by category:

	Contribution%(1)
	Coddle Creek	First Community

Ownership (shares)	4.6%	95.4%
Assets	7.2%	92.8%
Loans	10.3%	89.7%
Deposits	9.3%	90.7%
Equity	8.9%	91.1%
Tangible equity	13.2%	86.8%
2009 net income — without synergies	2.0%	98.0%
2009 net income — with synergies(2)	4.8%	95.2%
2009 net income — cash basis(2)	5.0%	95.0%

*	Note all balance sheet data is as of June 30, 2008.

(1)	Assumes that 28,591 shares of Coddle Creek common stock are used to pay off the ESOP loan.

(2)	Synergies allocated to target.

In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Coddle Creek’s or First Community’s control. The analyses performed by Howe Barnes are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. Howe Barnes drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Estimates of company valuations do not purport to be appraisals or to necessarily reflect the prices at which companies or their respective securities actually may be sold. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Howe Barnes does not assume any responsibility if future results are materially different from those projected.

As described above, Howe Barnes’ opinion and presentation to Coddle Creek’s board of directors were among the many factors taken into consideration by Coddle Creek’s board of directors in making its determination to approve the merger, and to recommend that Coddle Creek stockholders approve the merger.

Coddle Creek has agreed to pay Howe Barnes a percentage of the total consideration received by Coddle Creek and its stockholders for Howe Barnes’ financial advisory services rendered in connection with the proposed merger. Howe Barnes has received $100,000 to date, with the remainder of its fee payable at closing of the merger as a success fee. Coddle Creek’s board of directors was aware of this fee structure and took it into account in considering Howe Barnes’ fairness opinion and in approving the merger. In addition, Coddle Creek has agreed to reimburse Howe Barnes for its reasonable expenses incurred by it on Coddle Creek’s behalf, and to indemnify Howe Barnes against liabilities arising out of the merger, including the rendering of Howe Barnes’ fairness opinion. During the two years preceding the date of the opinion, Howe Barnes has not had a material relationship with Coddle Creek or First Community where compensation was received or that it contemplates will be received after closing of the merger.

Merger Consideration

Upon consummation of the merger, each outstanding share of Coddle Creek common stock (other than any dissenting shares) will be converted into the right to receive:

•	$19.60 in cash; and

•	0.9046 of a share of common stock of First Community, plus cash in lieu of any fractional share interest.

No fractional shares of First Community common stock will be issued in connection with the merger. Instead, First Community will make a cash payment to each Coddle Creek stockholder who would otherwise receive a fractional share.

As more fully described under “— Federal Income Tax Consequences” commencing on page   , Coddle Creek stockholders generally will not recognize a gain or a loss as a result of receiving shares of First Community common stock. However, Coddle Creek stockholders will be taxed on the cash portion of the merger consideration received for their shares of Coddle Creek common stock.

Upon consummation of the merger, any shares of Coddle Creek common stock that are held directly or indirectly by First Community, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares.

Procedures for Exchanging Coddle Creek Common Stock Certificates

Promptly following the completion of the merger, the exchange agent will mail to each holder of record of shares of Coddle Creek common stock a letter of transmittal and instructions for surrendering certificates representing shares of Coddle Creek common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate of Coddle Creek common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration and the certificate for Coddle Creek common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration.

Coddle Creek stockholders who surrender their stock certificates and complete the letter of transmittal, will receive the merger consideration as the result of the merger promptly following completion of the exchange agent’s delivery procedures. Other stockholders will receive the merger consideration as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in Coddle Creek in accordance with the instructions accompanying the letter of transmittal.

No stock certificates representing fractional shares of First Community common stock will be issued upon the surrender for exchange of Coddle Creek stock certificates. In lieu of the issuance of any such fractional shares, First Community will pay to each former stockholder of Coddle Creek who otherwise would be entitled to receive a fractional share of First Community common stock an amount in cash determined by multiplying the fraction of a share of First Community common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the closing price per share of First Community common stock as reported on the Nasdaq Global Select Market on the last business day before the merger is completed.

You will receive dividends on First Community common stock or other distributions, if any as so declared by the board of directors of First Community, declared after the completion of the merger only if you have surrendered your Coddle Creek stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

After completion of the merger, no transfers of Coddle Creek common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Coddle Creek stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

First Community will only issue a First Community stock certificate in a name other than the name in which a surrendered Coddle Creek stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Coddle Creek common stock formerly represented by such Coddle Creek stock certificate, and show that you paid any applicable stock transfer taxes.

If your Coddle Creek stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any First Community stock certificate to which you may be entitled.

Payment and Termination of Coddle Creek Stock Options

At the effective time of the merger, each option to purchase shares of Coddle Creek common stock granted under Coddle Creek’s stock option plan which is outstanding, vested and unexercised immediately prior thereto will be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (1) the number of shares of Coddle Creek common stock subject to such holder’s stock option and (2) the excess, if any, of (A) the sum of (i) the per share cash consideration of $19.60 and (ii) a dollar value determined by multiplying the average closing price by the exchange ratio of 0.9046, rounded to the nearest cent, and (B) the exercise price per share of such stock option. For purposes of the merger, First Community’s “average closing price” will be the average of the closing sales price per share of First Community common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days immediately preceding the fifth day immediately prior to the effective time of the merger (or if such calendar day is not a trading day on the Nasdaq, then the trading day immediately preceding such calendar day). As of          , 2008, there were 62,331 Coddle Creek stock options issued and unexercised with exercise prices between $21.00 and $35.50 per share.

Conditions to the Merger

Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligations to consummate the merger is subject to the following conditions:

•	the holders of a majority of the outstanding shares of Coddle Creek common stock must have approved the merger agreement;

•	all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement which First Community’s board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that First Community, in its good faith judgment, would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

•	no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger;

•	the registration statement of First Community, of which this document is a part, must have become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Commission and not withdrawn;

•	the shares of First Community common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq Global Select Market (or on any securities exchange on which the First Community common stock may then be listed);

•	each of First Community and Coddle Creek must have received an opinion of Patton Boggs LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, which is referred to in this proxy statement/prospectus as the Code;

•	First Community Bank must have entered into a consulting agreement with each of George W. Brawley, Jr. and Billy R. Williams and the non-employee directors of Coddle Creek and Mooresville Savings Bank; and

•	First Community and Mooresville Savings Bank must have entered into settlement agreements with each of George W. Brawley, Jr., Dale W. Brawley and Billy R. Williams, which agreements have been executed and delivered by the parties.

In addition to the foregoing conditions, the obligation of First Community to consummate the merger is subject to the following conditions, which may be waived by First Community:

•	the representations and warranties of Coddle Creek in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Coddle Creek will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Coddle Creek;

•	Coddle Creek must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

•	First Community must have received a certificate from specified officers of Coddle Creek with respect to compliance with the foregoing conditions to the obligations of First Community;

•	dissenting shares shall not represent 10% or more of the outstanding Coddle Creek common stock;

•	Mooresville Savings Bank must have entered into an employment agreement with Dale W. Brawley; and

•	First Community shall have received such certificates of Coddle Creek’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as First Community may reasonably request.

In addition to the other conditions set forth above, the obligation of Coddle Creek to consummate the merger is subject to the following conditions, which may be waived by Coddle Creek:

•	the representations and warranties of First Community in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of First Community will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on First Community;

•	First Community must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

•	Coddle Creek must have received a certificate from specified officers of First Community with respect to compliance with the foregoing conditions to the obligations of Coddle Creek; and

•	Coddle Creek shall have received such certificates of First Community’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Coddle Creek may reasonably request.

Under the terms of the merger agreement, a material adverse effect on either First Community or Coddle Creek is defined to mean any effect that (1) is material and adverse to the financial condition, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

•	changes in banking, savings institution, and similar laws of general applicability or interpretations of them by governmental authorities;

•	changes in GAAP or regulatory accounting requirements applicable to banks, savings banks or their holding companies generally;

•	changes in general economic conditions affecting banks, savings banks and their holding companies generally; and

•	with respect to Coddle Creek only, the effects of any action or omission taken with the prior consent of First Community or as otherwise contemplated by the merger agreement;

provided that the effect of the changes described in the first three bullet points immediately above shall not be excluded as a material adverse effect to the extent of a materially disproportionate impact, if any, that they have on First Community and its subsidiaries as a whole on the one hand, or Coddle Creek and its subsidiaries as a whole on the other hand, as measured relative to similarly situated companies in the banking industry.

Regulatory Approvals

Consummation of the merger is subject to receipt of certain regulatory approvals and waivers. We are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these approvals or actions, including any additional approvals or actions required, will be obtained.

Federal Reserve Board.  Completion of the merger is subject to approval by the FRB pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, or receipt from the FRB of a waiver of this approval. First Community applied for a waiver and on August 26, 2008 the FRB informed First Community that its waiver request was approved.

Office of Comptroller of the Currency.  The merger of Mooresville Savings Bank with and into First Community Bank is subject to prior approval by the OCC under the Bank Merger Act. This statute and the related regulations require the OCC to take into account (i) the effect of the merger on competition, (ii) the managerial and financial resources and future prospects of the resulting institution, (iii) the effect of the merger on the convenience and needs of the community served, (iv) the performance of Mooresville Savings Bank and First Community Bank in meeting the credit needs of the relevant communities, including low- and moderate- income neighborhoods, consistent with safe and sound banking practices, and (v) the effectiveness of Mooresville Savings Bank and First Community Bank in combating money laundering activities.

The Bank Merger Act prohibits the OCC from approving a merger if the merger:

•	would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

•	would substantially lessen competition or tend to create a monopoly in any section of the country, or would result in any other manner in a restraint in trade, unless the OCC finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In addition, under the Community Reinvestment Act of 1977, the OCC must take into account the record of performance of Mooresville Savings Bank and First Community Bank in meeting the credit needs of the communities served by these financial institutions, including low- and moderate-income neighborhoods.

The merger may not be completed until the 30th day or, with the consent of the relevant agencies, the 15th day, following the date of the OCC approval, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an anti-trust action would stay the effectiveness of any approval unless a court specifically orders otherwise.

State Applications.  The merger is subject to the approval of the NC Commissioner. First Community must obtain the approval of the NC Commissioner of the merger by filing an application with the NC Commissioner. In addition, First Community is required to obtain the approval for the merger of the VA Bureau of Financial Institutions.

Status of Applications, Notices and Waivers.  First Community, First Community Bank, Coddle Creek and Mooresville Savings Bank have filed all required applications, notices and waiver requests with applicable regulatory authorities in connection with the merger and the subsidiary merger. There can be no assurance that all requisite approvals and waivers will be obtained, that such approvals and waivers will be received on a timely basis or that such approvals and waivers will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to First Community that had such condition or requirement been known, First Community, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, First Community may elect not to consummate the merger. See “— Conditions to the Merger” beginning on page 35.

Business Pending the Merger

The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A hereto, are briefly described below.

Pending consummation of the merger, Coddle Creek may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of First Community:

•	conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and First Community the goodwill of the customers of Coddle Creek and its subsidiaries and others with whom business relations exist;

•	other than pursuant to stock options previously disclosed and outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights;

•	make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares on its capital stock, other than the cash dividend of $0.25 per share of Coddle Creek common stock, which was paid to its stockholders on August 19, 2008, and dividends from wholly owned subsidiaries to Coddle Creek or another wholly owned subsidiary of Coddle Creek, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

•	enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreement or arrangement with any director, officer or employee of Coddle Creek or its subsidiaries or grant any salary or wage increase or increase any employee benefit, except for changes that are required by applicable law or contemplated by the merger agreement and the payment of the usual and customary accrued bonuses payable to employees of Coddle Creek or its subsidiaries as previously disclosed;

•	hire any person as an employee of Coddle Creek or any of its subsidiaries or promote any employee, except (1) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed, and (2) persons hired to fill a non-executive officer vacancy arising after the date of the merger agreement, provided that the person’s employment is terminable at the will of Coddle Creek or a subsidiary of Coddle Creek, as applicable, and that the person is not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of this transaction or its consummation;

•	enter into, establish, adopt, amend, or terminate or make any contributions to (except as may be required by applicable law or to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed or to comply with the merger agreement), any employee benefit plan with respect to any director, officer, or employee of Coddle Creek or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

•	except for real estate that is sold in the ordinary course of business consistent with past practices or as previously disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties without First Community’s written consent;

•	acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted in the merger agreement), deposits or properties of any other entity;

•	make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice not exceeding $5,000 individually or $25,000 in the aggregate;

•	amend the Coddle Creek articles of incorporation, bylaws or the articles of incorporation (or equivalent documents) of any subsidiary of Coddle Creek or enter into a plan of consolidation, merger, share exchange, or reorganization with any person, or a letter of intent or agreement in principle with respect thereto;

•	implement or adopt any change in its accounting principles, practices or methods other than as may be required by changes in laws or regulations or GAAP;

•	except as otherwise permitted under the merger agreement, enter into, cancel, fail to renew, terminate any material contract or amend or modify in any material respect any of its existing material contracts;

•	enter into any settlement or similar agreement with respect to any claims if the settlement, agreement, or action involves payment by Coddle Creek or any of its subsidiaries of an amount that exceeds $20,000 and/or would impose any material restriction on the business of Coddle Creek or any of its subsidiaries or create precedent for claims that reasonably are likely to be material to Coddle Creek and its subsidiaries taken as a whole;

•	enter into any new material line of business; introduce any material new products or services; change its material banking and operating policies, except as required by applicable law, regulation or policy imposed by a governmental authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

•	introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except if the material terms have been fully disclosed in writing to First Community prior to the date of the merger agreement);

•	enter into or settle any derivatives contracts;

•	incur any indebtedness for borrowed money (other than certain short-term borrowings) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

•	acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than certain short-term investments, or dispose of any debt security or equity investment;

•	make, renew, or otherwise modify any loan, loan commitment, letter of credit or other extension of credit, other than loans made or acquired in the ordinary course of business consistent with past practice that have (1) in the case of unsecured loans made to any one borrower that are originated in compliance with Coddle Creek’s internal loan policies, a principal balance not in excess of $25,000, (2) in the case of loans secured other than by real estate that are originated in compliance with Coddle Creek’s internal loan policies, a principal balance not in excess of $100,000, and (3) in the case of loans secured by real estate to any one borrower that are originated in compliance with Coddle Creek’s internal loan policies, a principal balance not in excess of $300,000; or take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in (1) through (3) above; or enter into any loan securitization or create any special purpose funding entity;

•	make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

•	make or change any material tax election, settle or compromise any material tax liability of Coddle Creek or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes of Coddle Creek or any of its subsidiaries, enter into any closing agreement with respect to any material amount of taxes, or surrender any right to claim a material tax refund, or adopt or change any method of accounting with respect to taxes, or file any amended tax return;

•	take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than First Community or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law and not exempt under that law;

•	take any action that would or is reasonably likely to prevent or impede the merger from qualifying as a reorganization under the Code or take any action that is intended or is reasonably likely to result in (1) any of the representations and warranties of Coddle Creek set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied or (3) a material violation of any provision of the merger agreement, except in each case as may be required by applicable law and regulation; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

The merger agreement also provides that pending consummation of the merger, First Community may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of Coddle Creek:

•	take any action that would prevent or impede the merger from qualifying as a reorganization under the Code or take any action that is intended or is reasonably likely to result in (1) any of the representations and warranties of First Community set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied or (3) a material violation of any provision of the merger agreement, except in each case as may be required by applicable law and regulation; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Board of Directors’ Covenant to Recommend the Merger Agreement

Pursuant to the merger agreement and except as set forth below, the Coddle Creek board of directors is required to recommend that Coddle Creek stockholders approve the merger agreement at all times prior to and during the special meeting of Coddle Creek stockholders at which the merger agreement is to be considered and will take all reasonable lawful actions to solicit approval of the merger agreement by its stockholders. The Coddle Creek board of directors shall not withdraw, modify or qualify in any manner adverse to First Community such recommendation or take any other action or make any other public statement in connection with the meeting of its stockholders inconsistent with such recommendation, except as set forth below. Notwithstanding any change in the Coddle Creek board of directors’ recommendation, the merger agreement shall be submitted to the stockholders of Coddle Creek at the special meeting of Coddle Creek stockholders for the purpose of approving the merger agreement and any other matters required to be approved by Coddle Creek’s stockholders for consummation of the transaction. Coddle Creek shall not submit to the vote of its stockholders any acquisition proposal other than the merger.

Notwithstanding the recommendation requirements discussed above, the Coddle Creek board of directors shall be permitted to effect a change in recommendation if Coddle Creek has complied with the merger agreement and the Coddle Creek board of directors, based on the advice of its outside counsel, has determined in good faith that failure to do so would result in a violation of its fiduciary duties under applicable law. If the Coddle Creek board of directors intends to effect a change in recommendation following an acquisition proposal (as defined in “— No Solicitation” below) it shall have concluded in good faith, after giving effect to all of the adjustment that may be offered by First Community, that another acquisition proposal constitutes a superior proposal (as defined in “— No Solicitation” below). Coddle Creek also shall notify First Community at least five business days in advance of its intention to effect a change in recommendation in response to the superior proposal, including the identity of the party making the acquisition proposal, and furnish to First Community a detailed summary of all material terms of the superior proposal and all other material documents. Prior to effecting the change in recommendation, Coddle Creek shall, and shall cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with First Community for a period of up to five business days to the extent First Community desires to negotiate to make the adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.

No Solicitation

The merger agreement provides that Coddle Creek will and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives, including, without limitation, any investment banker, financial advisor, attorney, accountant, or other representative retained by it, to immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Coddle Creek and by specifically enforcing the terms in a court of competent jurisdiction. For purposes of the merger agreement, “acquisition proposal” is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (1) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets, or deposits of Coddle Creek and its subsidiaries taken as a whole; (2) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Coddle Creek or any of its subsidiaries; (3) tender offer or exchange offer that if consummated would result in any person beneficially owing 10% or more of any class of equity securities of Coddle Creek; or (4) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Coddle Creek or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

From the date of the merger agreement through the effective time, Coddle Creek will not and will cause its directors, officers or employees, and those of any Coddle Creek subsidiary, or any other representative retained by it or any subsidiary, not to, directly or indirectly through another person (1) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (2) provide any confidential information or data to any person relating to any acquisition proposal, (3) participate in any discussions or negotiations regarding any acquisition proposal, (4) waive, terminate, modify, or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than First Community or its affiliates, (5) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (6) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

However, prior to the date of the meeting of the Coddle Creek stockholders, if the Coddle Creek board of directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, its fiduciary duties under applicable law, Coddle Creek may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement, that the Coddle Creek board of directors determines in good faith constitutes a superior proposal, subject to providing 48 hours prior written notice of its decision to take such action to First Community and identifying the person making the proposal and all the material terms and conditions of the proposal and compliance with the merger agreement:

•	furnish information with respect to itself and its subsidiaries to any person making the superior proposal pursuant to a customary confidentiality agreement, as determined by Coddle Creek after consultation with its outside counsel, on terms no more favorable to the person than the terms contained in the confidentiality agreement, dated April 25, 2008, between First Community and Howe Barnes on behalf of Coddle Creek, are to First Community; and

•	participate in discussions or negotiations regarding the superior proposal.

For purposes of the merger agreement, “superior proposal” is defined to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Coddle Creek common stock then outstanding or all or substantially all of Coddle Creek’s consolidated assets, that the Coddle Creek board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation, and after taking into account the advice of Coddle Creek’s financial advisor, which will be a nationally recognized investment banking firm, and outside counsel, (1) is more favorable from a financial point of view to its stockholders than the merger, (2) is reasonably likely to be consummated on a the terms set forth, and (3) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Coddle Creek board of directors, is reasonably likely to be obtained by the third party.

In addition to these obligations, Coddle Creek will promptly, within 48 hours, advise First Community orally and in writing of its receipt of any acquisition proposal, or any inquiry that could reasonably lead to an acquisition proposal, and keep First Community informed, on a current basis, of the continuing status of the inquiry, including the terms and conditions of the inquiry and any changes to the inquiry, and will contemporaneously provide to First Community all materials provided to or made available to any third party pursuant to the merger agreement that were not previously provided to First Community.

Coddle Creek has agreed that any violations of the restrictions set forth in the merger agreement by any representative of Coddle Creek or its subsidiaries will be deemed a breach of the merger agreement by Coddle Creek.

Representations and Warranties of the Parties

Pursuant to the merger agreement, First Community and Coddle Creek made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A hereto. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “— Conditions to the Merger” beginning on page 35.

The merger agreement contains representations and warranties that First Community and Coddle Creek made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and stockholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. First Community’s disclosure schedules contain information that has been included in First Community’s general prior public disclosures, as well as potential additional non-public information. Although neither First Community nor Coddle Creek believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement.

Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which, in the case of First Community, subsequent information may or may not be fully reflected in First Community’s public disclosures.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the Secretary of State of the State of Nevada pursuant to the NRS, unless a different date and time is specified as the effective time in such documents. The articles of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by First Community, which date will be no later than the later of (A) five business days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or on such other date as First Community and Coddle Creek may mutually agree upon.

A closing will take place immediately prior to the effective time of the merger or on such other date as First Community and Coddle Creek may mutually agree upon.

Waiver and Amendment of the Merger Agreement

Prior to the effective time of the merger, any provision of the merger agreement may be (A) waived by the party benefited by its provision or (B) amended or modified at any time by written agreement of the parties whether before or after the approval of the stockholders of Coddle Creek, except that after the stockholders of Coddle Creek have approved the merger agreement no amendment or modification which by law requires further approval by the stockholders of Coddle Creek may be made without obtaining such approval.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	by the mutual written consent of the parties;

•	if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, by either First Community or Coddle Creek in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (1) cannot be or has not been cured within 30 days of the giving of written notice to the breaching party and (2) would entitle the non-breaching party not to consummate the merger;

•	by either First Community or Coddle Creek in the event that the merger is not consummated by February 27, 2009, except to the extent that the failure to consummate the merger by February 27, 2009 is due to (1) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (2) the failure of any of the stockholders (if Coddle Creek is the party seeking to terminate) to perform or observe their respective covenants under the relevant shareholder agreement;

•	by either party in the event the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final non appealable action of the governmental authority or an application for approval has been permanently withdrawn at the request of a governmental authority, provided that no party has the right to terminate the merger agreement if the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants;

•	by either First Community or Coddle Creek if approval of the merger agreement by Coddle Creek stockholders has not been obtained by reason of the failure to obtain the required vote at the Coddle Creek stockholder’s meeting or any adjournment thereof;

•	by First Community, if Coddle Creek materially breaches the covenants described under “— No Solicitation” on page 42, in any respect adverse to First Community, the Coddle Creek board of directors fails to recommend that the stockholders of Coddle Creek approve the merger agreement or withdraws, modifies or changes its recommendation in a manner that is adverse to First Community, or Coddle Creek materially breaches its covenants requiring the calling and holding of a meeting of stockholders in accordance with the merger agreement;

•	by First Community if a third party commences a tender offer or exchange offer for 15% or more of the outstanding Coddle Creek common stock and the board of directors of Coddle Creek recommends that Coddle Creek stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period; and

•	by Coddle Creek at any time during the two-day period following the fifth calendar day prior to the effective time of the merger (or if the applicable day is not a trading day on the Nasdaq Global Select Market, then the trading day immediately preceding that day), if the average closing price of the First Community common stock is less than $22.75. If Coddle Creek elects to exercise its termination right pursuant to this provision, it shall give prompt written notice to First Community; provided that the notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the period commencing with its receipt of such notice and ending at the effective time of the merger, First Community shall have the option of increasing the exchange ratio to equal a number equal to a quotient (rounded to the nearest one one-thousandth), the numerator of which is the product of $22.75 and the exchange ratio (as then in effect) and the denominator of which is the average closing price of First Community’s common stock. If First Community makes the foregoing election within the requisite period, it shall give prompt written notice to Coddle Creek of this election and the revised exchange ratio, whereupon no termination will have occurred pursuant to the merger agreement and the merger agreement will remain in effect in accordance with its terms (except as the exchange ratio will have been so modified).

Termination Fee

The merger agreement provides that Coddle Creek must pay First Community a $1.0 million termination fee under the circumstances and in the manner described below:

•	if the merger agreement is terminated by First Community for any of the reasons described in the sixth or seventh bullet points under “— Termination of the Merger Agreement” on pages and , Coddle Creek must pay the termination fee to First Community on the second business day following the termination of the merger agreement; or

•	if the merger agreement is terminated by (A) First Community pursuant to the second bullet point under “— Termination of the Merger Agreement” on page 44, (B) by either First Community or Coddle Creek pursuant to the third bullet point under “— Termination of the Merger Agreement” on page and at the time of the termination no vote of the Coddle Creek stockholders contemplated by the merger agreement at the Coddle Creek special meeting shall have occurred, or (C) by either First Community or Coddle Creek pursuant to the fifth bullet point under “— Termination of the Merger Agreement” on page 44, and in the case of any termination referenced in clause (A), (B) or (C), an “acquisition proposal” (as defined under “— No Solicitation” on page 42) shall have been publicly announced or otherwise communicated or made known to the senior management of Coddle Creek or the board of directors of Coddle Creek (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal, or reiterated a previously expressed plan or intention to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that stockholders of Coddle Creek vote on the merger agreement (in the case of clause (C)) or the date of termination of the merger agreement (in the case of clause (A) or (B)) then (y) if within 12 months after the termination, Coddle Creek or a Coddle Creek subsidiary enters into an agreement with respect to a “control transaction,” then Coddle Creek shall pay to First Community an amount equal to $1.0 million on the date of execution of such agreement and (z) if a control transaction is consummated otherwise than pursuant to an agreement with Coddle Creek within 15 months after such termination, then Coddle Creek shall pay to First Community the termination fee on the date of such consummation of such control transaction. A “control transaction” is defined in the merger agreement as (i) the acquisition by any person whether by purchase, merger, consolidation, sale, transfer, or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of Coddle Creek or Mooresville Savings Bank or a majority of the assets of Coddle Creek or Mooresville Savings Bank, (ii) any issuance of securities resulting in the ownership by any person of more than 50% of the voting power of Coddle Creek or by any person other than Coddle Creek or its subsidiaries of more than 50% of the voting power of

Mooresville Savings Bank, or (iii) any merger, consolidation, or other business combination transaction involving Coddle Creek or any of its subsidiaries as a result of which the stockholders of Coddle Creek cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by First Community.

If Coddle Creek fails to timely pay the termination fee to First Community, Coddle Creek will be obligated to pay the costs and expenses incurred by First Community to collect such payment, together with interest.

Interests of Certain Persons in the Merger

When you are considering the recommendation of Coddle Creek’s board of directors with respect to approving the merger agreement, you should be aware that Coddle Creek’s directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as stockholders of Coddle Creek. The Coddle Creek board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Stock Options.  At the effective time of the merger, each option to purchase shares of Coddle Creek common stock granted under Coddle Creek’s stock option plans which is outstanding, vested and unexercised immediately prior thereto will be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (1) the number of shares of Coddle Creek common stock subject to the stock option and (2) the excess, if any, of (A) the sum of (i) the per share cash consideration of $19.60 and (ii) a dollar value determined by multiplying the average closing price of First Community’s common stock by the exchange ratio of 0.9046, rounded to the nearest cent, over (B) the exercise price per share of such stock option. First Community’s “average closing price” will be the average of the closing sales price per share of First Community common stock on the Nasdaq Global Select Market for the 20 consecutive trading days immediately preceding the fifth day immediately prior to the effective time of the merger.

As of the date of this proxy statement/prospectus, the directors and executive officers of Coddle Creek as a group (8 persons) held options to purchase an aggregate of 62,331 shares of Coddle Creek common stock, including options to purchase 16,862 shares, 16,862 shares and 6,745 shares held by George W. Brawley, Jr., Dale W. Brawley, and Billy R. Williams, respectively, which have an exercise price of $31.00 per share. The aggregate amount to be paid to all directors and executive officers of Coddle Creek for stock options held by them is approximately $      using an assumed “average closing price” of $      per share. The foregoing assumed “average closing price” represents the average of the closing sales price per share of First Community common stock on the Nasdaq Global Select Market for the 20 consecutive trading days immediately preceding the fifth day immediately prior to the date of this proxy statement/prospectus. The actual “average closing price” and therefore the aggregate amount of cash to be received by the directors and executive officers of Coddle Creek for stock options held by them will not be known until the effective time of the merger. As a result, the actual cash amount to be received by the directors and executive officers at the effective time of the merger may increase or decrease from the above approximated amount depending on the closing sales price of First Community’s common stock during the 20 consecutive trading days immediately preceding the fifth day immediately prior to the effective time of the merger.

Settlement Agreements.  Mooresville Savings Bank is a party to employment agreements with each of George W. Brawley, Jr., Dale W. Brawley, and Billy R. Williams. Each of these employment agreements provides that upon a change of control of Mooresville Savings Bank each of the three officers’ base salaries will be increased to include the average of the two previous years’ discretionary bonuses, if any, and such adjusted base salary shall be increased annually thereafter by not less than 6% for the remainder of the term, which is automatically extended for three years. As a condition to the consummation of the merger and in lieu of receiving any benefits under their respective employment agreements, each of Messrs. G. Brawley, D. Brawley and Williams entered into a settlement agreement with First Community and Mooresville Savings

Bank which provides that the current employment agreement between the officer and Mooresville Savings Bank will be terminated at the effective time of the merger and the officer will be entitled to receive a lump-sum payment in settlement of any benefits due to the executive as a result of the merger under his currently existing employment agreement.

Pursuant to the terms of their respective settlement agreements, George Brawley will be entitled to receive $834,352, Dale Brawley will be entitled to receive $469,223, and Billy Williams will be entitled to receive $332,387. The foregoing payments to be made to each officer will not exceed 2.99 times each officer’s “base amount” as defined in Section 280G(b)(3) of the Code. The date on which the foregoing amounts are to be paid to the respective officer will be the earliest day (as determined by the officer) that the officer can receive the payment without the payment resulting in additional tax or interest to the officer because of Section 409A of the Code or applicable regulations.

Employment Agreement.  As a condition to the closing of the merger, Mooresville Savings Bank intends to enter into an employment agreement with Dale W. Brawley pursuant to which Mr. Brawley will continue as an employee of Mooresville Savings Bank (or First Community Bank following the merger).

Pursuant to the employment agreement, Mr. Brawley will serve as a Vice President of Mooresville Savings Bank (or First Community Bank following the merger), will be paid an annual salary of $75,000 and will be provided the use of an automobile during the term of the agreement. In addition, at the closing of the merger, Mr. Brawley will be entitled to receive a payment of $100,000 in consideration for the two-year non-compete and non-solicitation restrictions set forth in his employment agreement. The employment agreement will become effective at the closing of the merger and have a term that will end on the later of December 31, 2010 or two years and one month following the closing of the merger.

Under the terms of the employment agreement, if the payments and benefits owed to Mr. Brawley as the result of the termination of Mr. Brawley’s employment, either alone or together with other payments due to Mr. Brawley under his settlement agreement, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable to Mr. Brawley will be recalculated as follows. In the event that (A) Mr. Brawley terminates his employment for any reason other than termination due to a material breach of the payment terms of the employment agreement, or (B) the Internal Revenue Service, which is referred to in this proxy statement/prospectus as the IRS, determines that the payments and benefits payable to Mr. Brawley would constitute an “excess parachute payment” under Section 280G of the Code, then the payments and benefits payable to Mr. Brawley will be reduced, in the manner determined by Mr. Brawley, by the amount, if any, which is the minimum necessary such that no portion of the payments and benefits payable to Mr. Brawley are non-deductible to Mooresville Savings Bank (or First Community Bank following the bank merger) pursuant to Section 280G of the Code and none of the benefits are subject to the excise tax imposed under Section 4999 of the Code. In the event Mr. Brawley’s employment is terminated without cause, or if Mr. Brawley terminates his employment due to a material breach of the payment terms of the agreement, and any payments and/or benefits due to Mr. Brawley under the agreement and any other arrangement concerning Mr. Brawley would be subject to the excise tax under Section 280G and Section 4999 of the Code, then Mooresville Savings Bank (or First Community Bank following the merger) will pay to Mr. Brawley a “gross-up payment”, consisting of (x) a payment equal to the excise tax payable by Mr. Brawley under Section 4999 of the Code on the total benefits and (y) a payment equal to the amount necessary to provide the excise tax payment net of all income, payroll, and excise taxes.

Consulting Agreements.  As a condition to the closing of the merger, First Community Bank intends to enter into consulting agreements with George W. Brawley, Jr., Billy R. Williams and each non-employee director of Coddle Creek and Mooresville Savings Bank.

Pursuant to the terms of Mr. Brawley’s consulting agreement, he will receive a one-time payment of $50,000 in consideration for his services under the agreement and in consideration for the two-year non-compete and non-solicitation restrictions set forth in his consulting agreement. In addition, under the terms of the consulting agreement and as additional consideration for the two-year non-compete and non-solicitation restrictions, Mr. Brawley will receive $6,000 for the relocation of the Mooresville Insurance Agency and the use of an automobile during the term of the consulting agreement, which is two years.

Pursuant to the terms of Mr. Williams’ consulting agreement, he will receive monthly payments equal to approximately $90,000 in the aggregate over the two-year term of his consulting agreement. In addition, First Community Bank will pay for the medical insurance premiums for Mr. Williams and his spouse for a period of three years and will provide the use of an automobile during the term of the agreement. Mr. Williams’ consulting agreement also contains a one-year non-compete restriction and a two-year non-solicitation restriction.

Under the terms of the consulting agreements to be entered into with each non-employee director of Coddle Creek and Mooresville Savings Bank, each non-employee director will receive $500 per month (or $6,000 in the aggregate) during the one-year term of their consulting agreements. Each non-employee director’s consulting agreement contains a two-year non-compete and non-solicitation restrictions.

Deferred Compensation Plans.  Under certain deferred compensation plans maintained by Coddle Creek, if a Coddle Creek executive officer or a director who participates in the deferred compensation plan is terminated within 24 months following the merger, the starting date for payments due to the executive officer or director under the plan will be accelerated to begin on the date of termination rather than the date of retirement, which currently is age 65. The amounts payable to the executive officers and directors under the plans will not change.

Indemnification.  Coddle Creek’s directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Coddle Creek’s articles of incorporation and bylaws and the merger agreement. Pursuant to the merger agreement, First Community agreed for a period of six years to indemnify and hold harmless each present and former director, officer and employee of Coddle Creek or any of its subsidiaries, as applicable, determined as of the effective time of the merger against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Coddle Creek or any of its subsidiaries or is or was serving at the request of Coddle Creek or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the articles of incorporation and bylaws of Coddle Creek or equivalent documents of any Coddle Creek subsidiary, as applicable, or any agreement, arrangement or understanding previously disclosed by Coddle Creek to First Community pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

Pursuant to the merger agreement, First Community has agreed to maintain Coddle Creek’s existing directors’ and officers’ liability insurance policy for Coddle Creek’s directors and officers which shall provide such directors and officers with coverage following the effective time of the merger for an additional five years provided that First Community will not be required to expend an aggregate amount in excess of 150% of the premium paid by Coddle Creek as of the date hereof for such insurance, which is referred to as the maximum insurance amount. If First Community is unable to maintain or obtain the insurance specified above as a result of the preceding provision, First Community shall obtain the most advantageous coverage as is available for the maximum insurance amount.

Employee Stock Ownership Plan.  As of the effective time of the merger, the ESOP will be terminated. The merger consideration received by the ESOP trustees with respect to the unallocated shares of Coddle Creek common stock held by the ESOP will be first applied by the ESOP trustee to the full repayment of the ESOP loan. The shares of First Community common stock and the remaining cash received by the ESOP will be allocated to the ESOP participants in accordance with the terms of the ESOP and applicable laws and regulations as soon as practical after the effective time of the merger. In connection with the termination of the ESOP, Coddle Creek will promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the ESOP on termination and any amendments made to the ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a). Any amendments to the ESOP requested by the IRS prior to the effective time of the merger will be adopted by Coddle Creek and any amendments requested by the IRS after the effective time of the merger will be promptly adopted by First Community. Any and all distributions from the ESOP after its termination will be made consistent with the aforementioned determination letter from the IRS. Coddle Creek will not make any further contributions to the ESOP or permit the ESOP to make any allocations to the ESOP participants other than in connection with the termination of the ESOP or as may be required by applicable law or regulation. Officers of Coddle Creek and Mooresville Savings Bank participate in the ESOP on the same basis as all other participants.

Other than as set forth above, no director or executive officer of Coddle Creek has any direct or indirect material interest in the merger, except insofar as ownership in Coddle Creek common stock might be deemed such an interest.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

General.  As soon as administratively practicable after the effective time of the merger, First Community will take all reasonable action so that employees of Coddle Creek and its subsidiaries will be entitled to participate in the First Community employee benefit plans of general applicability to the same extent as similarly-situated employees of First Community and its subsidiaries, provided that coverage shall be continued under the corresponding benefit plans of Coddle Creek and its subsidiaries until such employees are permitted to participate in the First Community benefit plans and provided further that nothing in the merger agreement will require First Community or any of its subsidiaries to make any grants to any former employees of Coddle Creek or its subsidiaries under a discretionary equity compensation plan of First Community. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the First Community employee benefit plans, First Community will recognize years of service with Coddle Creek and its subsidiaries to the same extent as such service was credited for such purpose by Coddle Creek.

Existing Benefits and Agreements.  At and following the effective time of the merger, and subject to the termination and/or amendment of certain agreements set forth in the merger agreement and described herein, First Community will honor and will be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Coddle Creek and its subsidiaries and current and former directors of Coddle Creek and its subsidiaries existing as of the effective date of the merger, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of Coddle Creek to the extent that each of the foregoing has been previously disclosed to First Community.

Participation in First Community Plans.  If employees of Coddle Creek or any of its subsidiaries become eligible to participate in a medical, dental or health plan of First Community, First Community will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of First Community;

•	provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

•	waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

Severance Payments.  An employee of Coddle Creek or its subsidiaries (other than an employee who is a party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause following the effective time of the merger but on or before the date which is six months from the effective time of the merger, will be entitled to receive severance payments pursuant to Coddle Creek’s severance plan.

Resale of First Community Common Stock

First Community has registered the shares of First Community common stock to be issued in the merger with the Commission under the Securities Act. No restrictions on the sale or other transfer of the First Community common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of First Community common stock issued to any Coddle Creek stockholder who may become an “affiliate” of First Community for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers and directors of First Community and stockholders beneficially owning 10% or more of the outstanding First Community common stock.

Federal Income Tax Consequences

General.  The following description of certain material federal income tax consequences of the merger is based upon the opinion of Patton Boggs LLP, legal counsel to First Community. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each stockholder’s individual circumstances or tax status. This is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Coddle Creek common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Coddle Creek common stock as part of a “hedge,” “straddle” or “conversion transaction”). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this proxy statement/prospectus, without consideration of the particular facts or circumstances of any holder of Coddle Creek common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this description would not be different.

Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you resulting from the merger.

Any United States federal tax advice contained herein is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding United States federal tax penalties that may be imposed on the taxpayer; any such advice is written to support the promotion or marketing of the transactions described herein; and each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Each of First Community and Coddle Creek has received an opinion of Patton Boggs LLP dated as of the date of this proxy statement/prospectus, that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of First Community and Coddle Creek to complete the merger that Patton Boggs LLP confirms its opinion as of the closing date.

In delivering its opinion, Patton Boggs LLP has relied and, in delivering its closing opinion will rely on (1) the representations and covenants made by First Community, First Community Bank, Coddle Creek and

Mooresville Savings Bank, including those contained in certain letters of officers of First Community, First Community Bank, Coddle Creek and Mooresville Savings Bank, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement and an assumption that the aggregate fair market value at the effective time of the merger of all of the shares of First Community common stock received by holders of Coddle Creek common stock pursuant to the merger is at least 40% of the total amount of the merger consideration received by holders of Coddle Creek common stock. In addition, the opinion of Patton Boggs LLP has assumed, and its ability to provide the closing date opinion, will depend on, the absence of changes in existing facts or in applicable law between the date of this document and the closing date. If any of those representations, covenants or assumptions are inaccurate, Patton Boggs LLP may not be able to provide the required closing date opinion and/or the federal income tax consequences of the merger could differ from those described in the opinion that Patton Boggs LLP has delivered. The opinion of Patton Boggs LLP neither binds the IRS nor the courts from adopting a contrary position. Neither First Community nor Coddle Creek intends to seek or obtain a ruling from the IRS as to the federal income tax consequences of the merger and, as a result, there can be no assurance that the IRS will agree with any of the conclusions described herein.

The Merger.  To the extent the merger constitutes a reorganization within the meaning of Section 368(a) of the Code, neither First Community nor Coddle Creek will recognize any gain or loss as a result of the merger.

Tax consequences to Coddle Creek stockholders.  A Coddle Creek stockholder who receives cash and shares of First Community common stock in exchange for all of his/her shares of Coddle Creek common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess, if any, of (a) the sum of the cash (excluding any cash received in lieu of a fractional share of First Community common stock) and the fair market value of the First Community common stock (including any fractional share of First Community common stock deemed to be received and exchanged for cash) over (b) such stockholder’s tax basis in the shares of Coddle Creek common stock exchanged in the merger and (2) the amount of cash received by such stockholder. Any gain will be capital gain (except as described below) if the shares of Coddle Creek common stock are held by such stockholder as a capital asset at the time of the merger.

If any Coddle Creek stockholder’s receipt of cash has the effect of a distribution of a dividend, the gain will be treated as ordinary dividend income to the extent of the stockholder’s ratable share of First Community’s accumulated earnings and profits. For purposes of determining whether a Coddle Creek stockholder’s receipt of cash has the effect of a distribution of a dividend, the Coddle Creek stockholder will be treated as if it first exchanged all of its Coddle Creek common stock solely in exchange for First Community common stock and then First Community immediately redeemed a portion of that stock for the cash the Coddle Creek stockholder actually received in the exchange. Receipt of cash in exchange for a portion of the Coddle Creek stockholder’s First Community stock that it is deemed to have been received, will generally not have the effect of a distribution of a dividend to the Coddle Creek stockholder if such receipt is, with respect to the Coddle Creek stockholders, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In determining whether the receipt of cash is “not essentially equivalent to a dividend” or “substantially disproportionate,” with respect to the Coddle Creek stockholder, certain constructive ownership rules must be taken into account. Under the constructive ownership rules of the Code, a stockholder may be treated as owning stock that is actually owned by another person or entity. Coddle Creek stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of Coddle Creek common stock will be treated as a dividend. Dividends are generally currently taxed at the same rates that apply to long-term capital gains.

If (i) Patton Boggs LLP cannot provide the required closing date tax opinion, (ii) Coddle Creek and First Community waive the condition to completion of the merger that Patton Boggs LLP provides the required closing date opinion, (iii) the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code and (iv) the merger is otherwise completed in accordance with the terms of the merger agreement whereby Coddle Creek merges into First Community, then Coddle Creek will be deemed to have transferred all of its assets and liabilities to First Community in exchange for cash in a taxable transaction. In such case,

Coddle Creek would recognize gain or loss in an amount equal to the difference between (i) the amount of cash received plus the amount of Coddle Creek liabilities assumed by First Community and (ii) the allocable tax basis of the respective assets of Coddle Creek deemed transferred in the exchange. Immediately after such deemed taxable exchange, Coddle Creek would be deemed to distribute all of its remaining assets to the holders of Coddle Creek common stock in complete liquidation of Coddle Creek. A holder of Coddle Creek common stock would recognize gain or loss on the amount deemed received in the liquidating distribution by Coddle Creek in excess of such stockholder’s tax basis in his/her Coddle Creek common stock. Coddle Creek would incur liability for the payment of any federal income tax recognized to Coddle Creek and any additional gain recognized to Coddle Creek on its deemed liquidation. The payment of a cash tax liability by Coddle Creek would reduce the amount of consideration available for distribution to the stockholders of Coddle Creek.

The foregoing tax consequences to the holders of Coddle Creek common stock and to Coddle Creek could be different if First Community’s acquisition of Coddle Creek is consummated in a transaction other than one in which Coddle Creek merges into First Community.

Cash in Lieu of Fractional Shares.  No fractional shares of First Community common stock will be issued in the merger. A Coddle Creek stockholder who receives cash in lieu of a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by First Community. A Coddle Creek stockholder should generally recognize capital gain or loss on such a deemed exchange of the fractional share. If the merger does not constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, a holder of Coddle Creek common stock who receives cash in lieu of a fractional share of First Community common stock will be treated as having received cash in a deemed liquidation of Coddle Creek, as described above.

Dissenting Stockholders.  Holders of Coddle Creek common stock who dissent with respect to the merger, as discussed under “— Dissenters’ Rights” beginning on page 54, and who receive cash for their shares of Coddle Creek common stock generally will recognize gain or loss as if such stockholder had received such cash as a distribution in redemption of such stockholder’s shares of Coddle Creek common stock, subject to the provisions and limitations of Section 302 of the Code described above. The gain or loss will be capital gain or loss if the shares of Coddle Creek common stock surrendered in the merger were held as capital assets as of the time of the exchange.

Backup Withholding.  Non-corporate holders of Coddle Creek common stock may be subject to information reporting and backup withholding imposed at a rate of 28% on any cash payments they receive. Coddle Creek stockholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal they will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Coddle Creek stockholder’s United States federal income tax liability, provided they furnish the required information to the IRS.

Reporting Requirements.  Coddle Creek stockholders who receive First Community common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Coddle Creek’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of First

Community. Any difference between the purchase price for Coddle Creek and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by First Community in connection with the merger will be amortized to expense in accordance with applicable standards. The financial statements of First Community issued after the merger will reflect the results attributable to the acquired operations of Coddle Creek beginning on the date of completion of the merger.

Expenses of the Merger

The merger agreement provides that each of Coddle Creek and First Community will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that the expenses of printing this proxy statement/prospectus and the registration fees payable to the Commission in connection with the registration statement, of which this proxy statement/prospectus is a part, will be shared equally between First Community and Coddle Creek.

Listing of the First Community Common Stock

First Community has agreed to use its reasonable best efforts to cause the shares of First Community common stock to be issued in the merger to be approved for listing on the Nasdaq Global Select Market, or any national securities exchange on which the First Community common stock may then be listed, before the completion of the merger.

Shareholder Agreements

In connection with the execution of the merger agreement, each director and executive officer of Coddle Creek entered into a shareholder agreement with First Community pursuant to which each director and executive officer agreed that at any meeting of the stockholders of Coddle Creek, or in connection with any written consent of the stockholders of Coddle Creek, the director and/or officer shall:

•	appear at such meeting or otherwise cause all shares of Coddle Creek common stock owned by him to be counted as present thereat for purposes of calculating a quorum;

•	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of Coddle Creek common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting:

•	in favor of adoption and approval of the merger agreement and the merger;

•	against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Coddle Creek contained in the merger agreement or of the director or officer contained in the shareholder agreement; and

•	against any acquisition proposal (as defined in “— No Solicitation” above) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the performance of his, her, or its obligations under the shareholder agreement.

Pursuant to the shareholder agreement, each director also agreed, while the shareholder agreement is in effect, not to, directly or indirectly, sell, transfer, pledge, encumber (except for pledges or encumbrances existing as of the date of the shareholder agreement), distribute by gift, or otherwise dispose of any of the shares whether by actual disposition, physical settlement, or effective economic disposition through hedging transactions; nor to enter into any agreement with any person that violates stockholder’s representations, warranties, covenants, and obligations under the shareholder agreement; nor to take any other action that reasonably could be expected to adversely effect, in any material respect, the stockholder’s power, authority, and ability to comply with and perform his, her, or its covenants and obligations under the shareholder agreement. Each director also agreed not to deposit any shares in a voting trust, grant any proxy, or enter into any voting agreement or similar agreement or arrangement with respect to any shares.

The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Dissenters’ Rights

General.  Article 13 of the NCBCA, sets forth the rights of the stockholders of Coddle Creek who object to the merger. The following is a summary of the material terms of the statutory procedures to be followed by a stockholder in order to dissent from the merger and perfect dissenters’ rights under the NCBCA. A copy of Article 13 of the NCBCA is attached as Appendix C to this proxy statement/prospectus. The only rights of dissent available to Coddle Creek stockholders are those provided in the law. Nothing in this proxy statement/prospectus shall be deemed to create or grant any such rights.

If you elect to exercise such a right to dissent and demand appraisal, you must satisfy each of the following conditions:

(a)	you must give to Coddle Creek and Coddle Creek must actually receive, before the vote at the special meeting of stockholders whereby approval or disapproval of the merger agreement is sought, written notice of your intent to demand payment for your shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger proposal; neither voting against, abstaining from voting, nor failing to vote on the merger proposal will constitute a notice within the meaning of the NCBCA); and

(b)	you must not vote in favor of the merger agreement. A vote against the merger agreement or an abstention will satisfy this requirement. However, a vote in favor of the merger agreement, by proxy or in person, or the return of a proxy which does not specify a vote against approval of the merger agreement or direction to abstain, will constitute a waiver of your dissenter’s rights.

If the requirements of (a) and (b) above are not satisfied and the merger proposal to approve the merger agreement becomes effective, you will not be entitled to payment for your shares under the provisions of Article 13 of the NCBCA.

If you are a dissenting Coddle Creek stockholder, any notices should be addressed to Coddle Creek Financial Corp., 347 North Main Street, Post Office Box 117, Mooresville, North Carolina 28115, Attention: Corporate Secretary. The notice must be executed by the holder of record of the shares of Coddle Creek common stock as to which dissenters’ rights are to be exercised. A beneficial owner may assert dissenters’ rights only if he dissents with respect to all shares of Coddle Creek common stock of which he is the beneficial owner. With respect to shares of Coddle Creek common stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise dissenters’ rights if such beneficial holder also submits to Coddle Creek the name and address of the record stockholder of the shares, if known to him. A record owner, such as a broker, who holds shares of Coddle Creek common stock as a nominee for others may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all Coddle Creek common stock beneficially owned by any one person. In such case, the notice submitted by the broker as record owner must set forth the name and address of the stockholder who is objecting to the merger proposal and demanding payment for such person’s shares.

If you properly dissent and the merger proposal is approved, Coddle Creek, or First Community as the surviving corporation, must mail by registered or certified mail, return receipt requested, a written dissenters’ notice to you. This notice must be sent no later than 10 days after the stockholder approval of the merger agreement. The dissenters’ notice will state where your payment demand must be sent, and where and when certificates for shares of Coddle Creek common stock must be deposited; inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; supply a form for demanding payment; set a date by which Coddle Creek, or First Community as the surviving corporation, must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed and which must not be earlier than 20 days after the demand date); and include a copy of Article 13 of the NCBCA.

If you receive a dissenters’ notice, you must demand payment and deposit your share certificates in accordance with the terms of the dissenters’ notice. If you demand payment and deposit your share certificates, you retain all other rights of a stockholder until these rights are canceled or modified by the merger. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters’ notice, you are not entitled to demand payment for your shares under the NCBCA and will receive the merger consideration. For a discussion of the merger consideration, see “The Merger — Merger Consideration” beginning on page   .

Within 30 days after receipt of your demand for payment, Coddle Creek, or First Community as the surviving corporation, is required to pay you the amount it estimates to be the fair value of your shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by:

•	Coddle Creek’s most recent available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

•	an explanation of how Coddle Creek, or First Community as the surviving corporation, estimated the fair value of the shares;

•	an explanation of the interest calculation;

•	a statement of the dissenters’ right to demand payment (as described below); and

•	a copy of Article 13 of the NCBCA.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Coddle Creek must return your deposited certificates and release the transfer restrictions imposed on uncertificated shares. If after returning your deposited certificates and releasing transfer restrictions, the merger is consummated, Coddle Creek, or First Community as the surviving corporation, must send you a new dissenters’ notice and repeat the payment demand procedure.

Demand for Payment.  You may, however, notify Coddle Creek, or First Community as the surviving corporation, in writing of your own estimate of the fair value of your shares and amount of interest due, and demand payment of the excess of your estimate of the fair value of your shares over the amount previously paid by Coddle Creek, or First Community as the surviving corporation, if:

(a)	you believe that the amount paid is less than the fair value of Coddle Creek common stock or that the interest is incorrectly calculated;

(b)	Coddle Creek, or First Community as the surviving corporation, fails to make payment of its estimate of fair value to you within 30 days after receipt of a demand for payment; or

(c)	the merger not having been consummated, Coddle Creek does not return your deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

You waive the right to demand payment unless you notify Coddle Creek, or First Community as the surviving corporation, of your demand in writing within 30 days of Coddle Creek’s, or First Community’s as the surviving corporation, payment of its estimate of fair value (with respect to clause (a) above) or Coddle Creek’s, or First Community’s as the surviving corporation, failure to perform (with respect to clauses (b) and (c) above) If you fail to notify Coddle Creek, or First Community as the surviving corporation, of your demand within such 30-day period, you shall be deemed to have withdrawn your stockholder’s dissent and demand for payment.

Appraisal Proceeding.  If your demand for payment remains unsettled, you may commence a proceeding within 60 days after the earlier of (a) the date Coddle Creek, or First Community as the surviving corporation, makes the demand payment, or (b) the date of your payment demand, for additional payment by filing a complaint with the Superior Court Division of the General Court of Justice, to determine the fair value of the shares and accrued interest. If you do not commence the proceeding within such 60-day period, you will be deemed to have withdrawn your dissent and demand for payment.

The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, you will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and experts for the respective parties, in the amounts the court finds equitable: (a) against Coddle Creek, or First Community as the surviving corporation, if the court finds that it did not substantially comply with the statute; or (b) against Coddle Creek, or First Community as the surviving corporation, or you, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for you were of substantial benefit to other dissenting stockholders, and that the fees for those services should not be assessed against Coddle Creek, or First Community as the surviving corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting stockholders who were benefited.

The summary set forth above does not purport to be a complete statement of the provisions of the NCBCA relating to the rights of dissenting stockholders and is qualified in its entirety by reference to the applicable sections of the NCBCA, which are included as Appendix C to this proxy statement/prospectus. If you intend to exercise your dissenters’ rights, you are urged to carefully review Appendix C and to consult with legal counsel so as to be in strict compliance therewith.

MARKET FOR COMMON STOCK AND DIVIDENDS

First Community’s common stock is traded on the Nasdaq Global Select Market under the symbol “FCBC.” Coddle Creek’s common stock is quoted on the Pink Sheets under the symbol “CDLX.PK.” Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

As of          , 2008, there were 10,945,118 shares of First Community common stock outstanding, which were held by approximately           holders of record. As of the record date for the special meeting, there were 610,545 shares of Coddle Creek common stock outstanding, which were held by approximately           holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of the First Community common stock as reported on the Nasdaq Stock Market and the high and low bid information for Coddle Creek common stock as quoted on the Pink Sheets, and the dividends declared per share of First Community common stock and Coddle Creek common stock for the periods included.

	First Community			Coddle Creek
			Dividends			Dividends
	Market Price		Declared	Bid Price		Declared
	High	Low	per Share	High	Low	per Share

2008
March 31, 2008	$38.49	$28.00	$0.28	$22.00	$22.00	$.25
June 30, 2008	38.49	27.79	0.28	21.90	21.90	.50
Third Quarter Through (Aug 26, 2008)	38.39	25.54	0.28	45.45	45.55	.25
2007
March 31, 2007	42.30	35.19	0.27	28.75	29.15	.60
June 30, 2007	39.21	28.89	0.27	27.70	27.70	.25
September 30, 2007	37.45	25.40	0.27	26.25	26.25	.25
December 31, 2007	38.85	30.07	0.27	23.70	23.70	.25
2006
March 31, 2006	35.27	30.16	0.26	34.75	34.75	1.00
June 30, 2006	33.00	29.50	0.26	24.10	34.50	.25
September 30, 2006	34.44	30.04	0.26	30.25	30.25	.25
December 31, 2006	41.17	31.67	0.26	27.15	27.15	.25

The following table sets forth the closing sale prices of First Community common stock as reported on the Nasdaq Global Select Market and the bid prices of Coddle Creek common stock as quoted on the Pink Sheets on July 31, 2008, the last trading-day before the merger was announced, and on          , 2008, the last practicable trading-day before the distribution of this proxy statement/prospectus.

The following table also includes the equivalent market value per share of Coddle Creek common stock on July 31, 2008 and          , 2008, which reflects the sum of (a) the product of the exchange ratio of 0.9046 multiplied by the closing sale price of First Community common stock on the dates indicated, plus (b) the per share cash consideration of $19.60.

Equivalent Market
	First Community	Coddle Creek	Value per Share of
	Common Stock	Common Stock	Coddle Creek

At July 31, 2008	$35.83	$21.90	$52.01
At , 2008	$	$	$

The value of the stock portion of the merger consideration to be received for each share of Coddle Creek common stock will be based on the most recent closing price of First Community’s common stock prior to the consummation of the merger. Because the stock portion of the merger consideration to be paid to stockholders of Coddle Creek is based on a fixed number of shares of First Community common stock and because the market value of the shares of First Community common stock to be received by Coddle Creek stockholders will change, stockholders of Coddle Creek are not assured of receiving a specific market value of First Community common stock, and thus a specific market value for their shares of Coddle Creek common stock, at the effective time of the merger. First Community cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the First Community common stock from a newspaper, via the Internet or by calling your broker. See “The Merger — Merger Consideration” beginning on page 34.

INFORMATION ABOUT FIRST COMMUNITY

General

First Community is a financial holding company incorporated under the laws of the State of Nevada and serves as the holding company for First Community Bank, a national banking association that conducts commercial banking operations within the states of Virginia, West Virginia, North Carolina, South Carolina and Tennessee. First Community also owns Greenpoint Insurance Group, Inc., a full-service insurance agency, and Investment Planning Consultants, an investment advisory firm. First Community conducts its banking operations through 58 locations and four wealth management offices. First Community had total consolidated assets of approximately $2.1 billion, total deposits of approximately $1.34 billion and total consolidated stockholders’ equity of approximately $200 million at June 30, 2008. First Community Bank is subject to regulation by the OCC.

First Community’s principal executive offices are located at One Community Place, Bluefield, Virginia 24605 and its telephone number is (276) 326-9000.

Management and Additional Information

Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to First Community is incorporated herein by reference or set forth in First Community’s Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference. Stockholders wishing to obtain a copy of such document may contact First Community at its address or telephone number indicated under “Where You Can Find More Information” beginning on page 68.

INFORMATION ABOUT CODDLE CREEK

Coddle Creek is a bank holding company incorporated in the State of North Carolina and serves as the holding company for Mooresville Savings Bank, a North Carolina-chartered savings bank. Coddle Creek, which is headquartered in Mooresville, North Carolina, operates three banking offices located in Mooresville, Cornelius and Huntersville, North Carolina.

Coddle Creek’s banking operations are conducted through Mooresville Savings Bank. Mooresville Savings Bank is engaged primarily in the business of attracting retail deposits from the general public and using such deposits to make mortgage loans secured by real estate. Mooresville Savings Bank primarily makes one-to-four family residential real estate loans. It also originates loans secured by multi-family residential and commercial property, construction loans and equity line of credit loans. In addition, Mooresville Savings Bank makes loans which are not secured by real property, such as loans secured by pledged deposit accounts and various types of secured and unsecured consumer loans.

Mooresville Savings Bank’s primary source of revenue is interest income from its lending activities. Mooresville Savings Bank’s other major sources of revenue are interest and dividend income from investments, interest income from its interest-earning deposit balances in other depository institutions, and transactions and fee income from its lending and deposit activities. The major expenses of Mooresville Savings Bank are interest on deposits and general and administrative expenses such as employee compensation and benefits, federal deposit insurance premiums, data processing expenses and office occupancy expenses.

As of June 30, 2008, Coddle Creek had total consolidated assets of approximately $158.6 million, total deposits of approximately $136.6 million and total consolidated stockholders’ equity of approximately $19.1 million. Coddle Creek’s corporate office is located at 347 North Main Street, P.O. Box 117, Mooresville, NC 28115.

CERTAIN BENEFICIAL OWNERSHIP OF
CODDLE CREEK COMMON STOCK

The following table sets forth as of          , 2008 information with respect to the beneficial ownership of Coddle Creek’s common stock by (i) each person who is known to Coddle Creek to be the beneficial owner of more than five percent of its common stock, (ii) each director of Coddle Creek, (iii) each of Coddle Creek’s named executive officers, and (iv) all directors and executive officers of Coddle Creek as a group. Applicable percentage ownership in the table is based on 610,545 shares of Coddle Creek common stock outstanding as of          , 2008. All shares of Coddle Creek’s common stock subject to options currently exercisable or exercisable within 60 days of          , 2008 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Currently, none of the shares beneficially owned by Coddle Creek’s directors or named executive officers are pledged as security. Except as otherwise indicated

in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them. The address for each of the stockholders below is Coddle Creek Financial Corp., 347 North Main Street, P.O. Box 117, Mooresville, North Carolina 28115.

	Number of Shares		Percentage of
	Beneficially		Common Stock
Name of Beneficial Owner(1)	Owned		Outstanding (‡)

Claude U. Voils, Jr.	10,947	(2)	1.78%
Donald R. Belk	21,047	(3)	3.43%
Don E. Mills, Jr.	7,400	(4)	1.21%
George W. Brawley, Jr.	58,908	(5)	9.39%
Dale W. Brawley	48,956	(6)	7.80%
Richard E. Woods	17,671	(7)	2.88%
James A. Williams	5,475	(8)	0.89%
Billy R. Williams	22,544	(9)	3.65%
All directors and executive officers as a group (eight persons)	192,94	8	28.97%

(‡)	Based upon 610,545 shares of Coddle Creek’s common stock issued and outstanding on , 2008.

(1)	“Beneficial ownership” is defined in the regulations promulgated by the SEC as (A) having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer; or (B) directly or indirectly creating or using a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2)	This amount consists of 7,575 shares of Coddle Creek common stock and currently-exercisable options to acquire 3,372 shares of Coddle Creek’s common stock for an exercise price of $31.00 per share.

(3)	This amount consists of 17,675 shares of Coddle Creek common stock and currently-exercisable options to acquire 3,372 shares of Coddle Creek’s common stock for an exercise price of $31.00 per share.

(4)	This amount consists of (i) 4,900 shares of Coddle Creek common stock, (ii) currently-exercisable options to acquire 800 shares of Coddle Creek’s common stock for an exercise price of $31.00 per share, (iii) currently-exercisable options to acquire 1,000 shares of Coddle Creek’s common stock for an exercise price of $35.50 per share, and (iv) currently-exercisable options to acquire 700 shares of Coddle Creek’s common stock for an exercise price of $21.00.

(5)	This amount consists of 42,046 shares of Coddle Creek common stock and currently-exercisable options to acquire 16,862 shares of Coddle Creek’s common stock for an exercise price of $31.00 per share.

(6)	This amount consists of 32,094 shares of Coddle Creek common stock and currently-exercisable options to acquire 16,862 shares of Coddle Creek’s common stock for an exercise price of $31.00 per share.

(7)	This amount consists of 14,298 shares of Coddle Creek common stock and currently-exercisable options to acquire 3,373 shares of Coddle Creek’s common stock for an exercise price of $31.00 per share.

(8)	This amount consists of (i) 2,975 shares of Coddle Creek common stock, (ii) currently-exercisable options to acquire 800 shares of Coddle Creek’s common stock for an exercise price of $35.50 per share, (iii) currently-exercisable options to acquire 200 shares of Coddle Creek’s common stock for an exercise price of $35.00 per share, and (iv) currently-exercisable options to acquire 1,500 shares of Coddle Creek’s common stock for an exercise price of $21.00 per share.

(9)	This amount consists of 15,799 shares of Coddle Creek common stock and currently-exercisable options to acquire 6,745 shares of Coddle Creek’s common stock for an exercise price of $31.00 per share.

DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK

First Community is authorized to issue up to 25,000,000 shares of First Community common stock and up to 1,000,000 shares of preferred stock. The capital stock of First Community does not represent or constitute a deposit account and is not insured by the FDIC.

The following description of the First Community capital stock does not purport to be complete and is qualified in all respects by reference to First Community’s articles of incorporation, as amended, bylaws and the NRS.

First Community Common Stock

Each share of First Community common stock is entitled to one vote on all matters submitted to a vote at any meeting of stockholders. Holders of First Community common stock are entitled to receive dividends when, as, and if declared by the First Community board of directors out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of First Community available for distribution after the payment of creditors. Holders of First Community common stock have no preemptive rights to subscribe for any additional securities of any class that First Community may issue, nor any conversion, redemption or sinking fund rights. Holders of First Community common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of First Community common stock are subject to any preferences that the First Community board of directors may set for any series of First Community preferred stock that First Community may issue in the future.

First Community Preferred Stock

Under First Community’s articles of incorporation, First Community may issue shares of First Community preferred stock in one or more series, as may be determined by the First Community’s board of directors or a duly authorized committee. The First Community’s board of directors or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the stockholders. Any First Community preferred stock issued will rank senior to First Community common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of First Community, or both. In addition, any shares of First Community preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of First Community preferred stock, or merely the existing authorization of the First Community board of directors to issue shares of First Community preferred stock, may tend to discourage or impede a merger or other change in control of First Community. The number of shares of preferred stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of the board of directors of First Community. No shares of preferred stock are currently outstanding.

Transfer Agent

The transfer agent and registrar for First Community common stock is BNY Mellon Shareowner Services.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS

When the merger becomes effective, the stockholders of Coddle Creek will become stockholders of First Community. First Community is a Nevada corporation and its stockholders’ rights are governed by the NRS, as well as its articles of incorporation, as amended, and bylaws, as amended. Coddle Creek is a North Carolina corporation, and its stockholders’ rights are governed by the NCBCA, as well as its articles of incorporation, as amended and bylaws. After the merger, as First Community stockholders, the rights of former Coddle Creek stockholders will be governed by First Community’s articles of incorporation, as amended, its bylaws, as amended, and the NRS. First Community’s articles of incorporation, as amended, are referred to as its articles of incorporation, and its bylaws, as amended, are referenced as its bylaws. The following is a summary of material differences between the rights of holders of First Community common stock and holders of Coddle Creek common stock.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of First Community common stock and holders of Coddle Creek common stock. This summary is intended to provide a general overview of the differences in stockholders’ rights under the governing corporate instruments of First Community and Coddle Creek, and other known material differences.

Authorized Capital Stock

First Community.  First Community’s authorized capital stock consists of 25,000,000 shares of First Community common stock, par value $1.00 per share, and 1,000,000 shares of First Community preferred stock. First Community’s articles of incorporation authorize First Community’s board of directors to issue shares of First Community preferred stock, whose par value, designations, preferences, interest rate, limitations, restrictions and relative rights will be determined by resolution of the board of directors. As of          , 2008, there were 10,945,118 shares of First Community common stock outstanding. No shares of First Community preferred stock were issued and outstanding as of that date.

Coddle Creek.  Coddle Creek’s authorized capital stock consists of 20,000,000 shares of Coddle Creek common stock without par value, and 5,000,000 shares of Coddle Creek preferred stock without par value. Coddle Creek’s articles of incorporation authorize Coddle Creek’s board of directors to issue shares of Coddle Creek’s preferred stock in one or more series and to fix the designations, voting powers, preferences, limitations and rights. As of          , 2008, there were 610,545 shares of Coddle Creek common stock outstanding. No shares of Coddle Creek preferred stock were issued and outstanding as of that date.

Issuance of Capital Stock

First Community.  Pursuant to the NRS, First Community may issue shares of First Community capital stock and rights or options for the purchase of shares of capital stock of First Community on such terms and for such consideration as may be determined by the First Community board of directors. Neither the NRS nor First Community’s articles of incorporation or bylaws require stockholder approval of any such actions. Holders of First Community capital stock do not have preemptive rights with respect to any shares of First Community capital stock which may be issued.

Coddle Creek.  Pursuant to the NCBCA, Coddle Creek may issue shares of Coddle Creek capital stock and rights or options for the purchase of shares of capital stock of Coddle Creek on such terms and for such consideration as may be determined by the Coddle Creek board of directors. Neither the NCBCA nor Coddle Creek’s articles of incorporation or bylaws require stockholder approval of any such actions. Holders of Coddle Creek common stock do not have preemptive rights with respect to any shares of Coddle Creek common stock which may be issued.

Voting Rights

First Community.  Each holder of First Community common stock is entitled to one vote for each share held of record and may not cumulate votes.

Coddle Creek.  Each holder of Coddle Creek common stock is entitled to one vote for each share held of record and may not cumulate votes.

Number and Election of Directors

First Community.  First Community’s articles of incorporation provide that the number of members of First Community’s board of directors is determined in accordance with a bylaw or amendment thereof duly adopted by a majority of First Community’s board of directors. First Community’s bylaws authorize the number of directors to be fixed from time to time by resolution of the board of directors. Currently, First

Community’s board of directors consists of eight directors. First Community’s board of directors is divided into three classes, with directors serving staggered three-year terms.

Pursuant to the NRS, unless First Community’s articles of incorporation or its bylaws require more than a plurality of votes cast, First Community’s directors are elected at annual meetings of stockholders by a plurality of votes cast at the election. Neither First Community’s articles of incorporation or bylaws require more than a plurality.

Coddle Creek.  Coddle Creek’s articles of incorporation provide for a board of directors consisting of no less than five members nor more than 15 members as determined from time to time in accordance with Coddle Creek’s bylaws. If the number of directors is set at nine or more, the Coddle Creek board of directors will then be divided into three classes, with directors serving staggered three-year terms. If the number of directors is set at less than nine, each director will be elected to a term ending as of the next succeeding annual meeting of stockholders or until his earlier death, resignation, retirement, removal or disqualification or until his successor has been elected and qualified. Coddle Creek currently has six members of its board of directors.

Pursuant to Coddle Creek’s bylaws, Coddle Creek’s directors are elected at annual meetings of stockholders, and those individuals receiving the highest number of votes at a meeting at which a quorum is present will be deemed to have been elected.

Removal of Directors

First Community.  Under First Community’s articles of incorporation, First Community directors may be removed only for cause by an affirmative vote of not less than a two-thirds of the votes eligible to be cast by stockholders at a meeting of stockholders called expressly for such purpose, provided that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

Coddle Creek.  Coddle Creek’s bylaws provide that Coddle Creek directors may be removed at any time, with or without cause, by a vote of the stockholders if the number of votes cast to remove the director exceeds the number of votes cast not to remove him. A director may not be removed by Coddle Creek’s stockholders at a meeting unless the notice of that meeting states the purpose, or one of the purposes, of the meeting is removal of the director.

Vacancies of Directors

First Community.  Under First Community’s articles of incorporation and bylaws, any vacancy occurring on the board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum. Each director so chosen shall hold office until the expiration of the term of the director, if any, whom he or she has been chosen to succeed, or if none, until the expiration of the term assigned.

Coddle Creek.  Under Coddle Creek’s bylaws, any vacancy on the board of directors may be filled by either Coddle Creek’s stockholders or board of directors, whichever acts first. If the directors remaining in office do not constitute a quorum, the directors may fill the vacancy by affirmative vote of a majority of the remaining directors or by the sole remaining director. A director appointed to fill a vacancy will serve until the next succeeding annual meeting of stockholders or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected.

Indemnification and Limitation of Liability

First Community.  First Community’s articles of incorporation provide that First Community will indemnify any of its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, relating to service for or at the request of First Community. First Community will not indemnify a director, officer, employee or agent if:

•	he did not act in good faith;

•	he did not reasonably believe that the actions were either (i) in First Community’s best interests, or (ii) not opposed to First Community’s best interests; or

•	with respect to a criminal action or proceeding, he had reasonable cause to believe his conduct was unlawful.

First Community’s articles of incorporation also provide that no director will be liable to First Community or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the director’s liability will not be eliminated or limited:

•	for any breach of the director’s duty of loyalty to First Community or its stockholders;

•	for acts or omissions involving intentional misconduct, fraud or a knowing violation of the law;

•	for the payment of any distribution in violation of NRS §78.300; or

•	for any transaction from which the director derived an improper personal benefit.

Coddle Creek.  Coddle Creek’s bylaws provide that it will indemnify its directors, officers, employees and agents to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity.

Coddle Creek’s articles provide that, to the fullest extent permitted by the NCBCA, no current or former director of Coddle Creek will be personally liable to Coddle Creek or any of its stockholders or otherwise for monetary damages for breach of any duty as a director.

Amendments to Articles of Incorporation and Bylaws

First Community.  Under the NRS, First Community’s board of directors must adopt a resolution setting forth a proper amendment to First Community’s articles of incorporation and must call either a special meeting of the stockholders entitled to vote on the amendment or direct that the amendment be considered at the next annual meeting of First Community’s stockholders. Amendments to First Community’s articles of incorporation generally must be approved by stockholders holding shares in First Community entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required.

Under Nevada law, except as otherwise provided by a bylaw adopted by First Community’s stockholders, First Community’s board of directors can amend or repeal the bylaws, or adopt new bylaws. First Community’s bylaws authorize First Community’s board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting.

Coddle Creek.  Pursuant to North Carolina law, unless a corporation’s articles of incorporation or bylaws adopted by stockholders provide otherwise, amendments to articles of incorporation must be approved by a majority of all votes entitled to be cast on the matter, and, if applicable, a majority of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment and a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights. Coddle Creek’s articles do not require more than a majority of the votes cast with respect to amendments to its articles of incorporation, as amended.

Coddle Creek’s bylaws provide that the bylaws may be amended or repealed and new bylaws adopted by Coddle Creek’s board of directors, and that no bylaw adopted, amended or repealed by Coddle Creek’s stockholders will be readopted, amended or repealed by Coddle Creek’s board of directors, unless Coddle Creek’s articles of incorporation or a bylaw adopted by its stockholders authorizes the board of directors to adopt, amended or repeal that particular bylaw or the bylaws generally.

Notice of Stockholder Meetings

First Community.  In accordance with the NRS, First Community’s bylaws provide that a written notice of the time, place and purpose of the meeting must be given to each stockholder entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting.

Coddle Creek.  Coddle Creek’s bylaws provide that written notice of the date, time and place of a meeting of stockholders must be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting, and in the case of a meeting at which a merger or share exchange is to be considered, to all stockholders. Notice of special meetings of stockholders also must include a description of the purpose or purposes for which the meeting is being called.

Special Meetings of Stockholders

First Community.  Under the NRS and First Community’s articles of incorporation, a special meeting of the stockholders may be called by First Community’s entire board of directors. In addition, under the NRS, any two directors or First Community’s President may call a special meeting of the stockholders.

Coddle Creek.  Pursuant to Coddle Creek’s bylaws, special meetings of the stockholders may be called at any time by Coddle Creek’s Chief Executive Officer, President, Chairman of the Board of Directors, or the Board of Directors.

Stockholder Nominations and Stockholder Proposals

First Community.  First Community’s bylaws provide that any nominations to First Community’s board of directors other than those made by or on behalf of First Community’s existing management must be made in writing and must be delivered or mailed to First Community’s Secretary not less than 30 days prior to any meeting of First Community’s stockholders calling for the election of directors. If, however, less than 30 days notice of the meeting is given to stockholders, the notice of nomination must be mailed or delivered to First Community’s Secretary no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

Applicable Commission rules require that a proposal by stockholders for submission to a vote of stockholders at an annual meeting must be made in writing and delivered or mailed and received by the secretary of First Community not later than 120 calendar days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting. Each such notice must set forth information concerning the proposal, the proposing stockholder and the information specified in First Community’s bylaws.

Coddle Creek.  Coddle Creek’s bylaws provide that all nominations for directors, other than those made by Coddle Creek’s board of directors, must be in writing and must be delivered to Coddle Creek’s Secretary not less than 30 days nor more than 50 days prior to the meeting at which the nominations will be made. If less than 21 days’ notice of the meeting is given to stockholders, the nomination must be delivered to the Secretary of Coddle Creek not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Neither Coddle Creek’s articles of incorporation, bylaws nor the NCBCA contain provisions regarding stockholder proposals other than director nominations.

Control Share Acquisition Provisions

First Community.  Nevada law contains provisions that, under certain circumstances would preclude an acquirer of the shares of a Nevada corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to such shares unless the disinterested holders of a majority of the shares of First Community held by disinterested stockholders votes to accord voting power to such shares. The statute provides that, if authorized by the articles of incorporation or bylaws in effect on the 10th day following the acquisition of the controlling interest by an acquiring person, First Community may call for redemption of not less than all of the control shares at the average price paid for the control shares if the acquirer has not complied with certain procedural requirements or if the control shares are not accorded full voting rights by the stockholders.

Coddle Creek.  North Carolina law contains provisions that, under certain circumstances, would preclude an acquirer of the shares of a North Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to such shares unless the disinterested holders of a majority of the shares of the corporation held by disinterested stockholders votes to accord voting power to such shares. The legislation provides that, if authorized by the articles of incorporation or bylaws in effect on the 10th day following the acquisition of the controlling interest by an acquiring person, the corporation may call for redemption of not less than all of the control shares at the average price paid for the control shares if the acquirer has not complied with certain procedural requirements or if the control shares are not accorded full voting rights by the stockholders. Coddle Creek has specifically opted out of coverage under the control share acquisition provisions of North Carolina law.

Combinations with Interested Stockholders

First Community.  Under the NRS, except under certain circumstances, a corporation is not permitted to engage in a business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder. An interested stockholder is a person who owns 10% or more of the outstanding shares of voting stock. Nevada permits a corporation to opt out of the application of these business combination provisions by so providing in the articles of incorporation. First Community opted out of the application of these business combination provisions in its articles of incorporation. Instead, First Community’s articles of incorporation require the approval of holders of more than 85% of First Community’s outstanding shares entitled to vote thereon for any of the following transactions between First Community and any individual, firm, corporation or other entity (or any affiliate of any of the foregoing) that directly or indirectly beneficially owns 15% or more of First Community’s outstanding shares of stock entitled to vote for the election of directors:

•	any merger or consolidation of First Community or any subsidiary of First Community with or into the firm, corporation or other entity;

•	any sale, lease, exchange, transfer or other disposition (whether in a single transaction or a series of related transactions) to or with the individual, firm, corporation or other entity of any assets of First Community or any subsidiary of First Community when such assets have an aggregate fair market value of $5,000,000 or more;

•	the issuance or transfer to or with the individual, firm, corporation or other entity by First Community or any subsidiary of First Community of any equity securities of First Community or any subsidiary of First Community where any such equity securities have an aggregate fair market value of $5,000,000 or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of First Community; or

•	any agreement, contract or other arrangement providing for any of the foregoing.

Coddle Creek.  The North Carolina Shareholder Protection Act requires that certain business combinations with existing stockholders either be approved by a supermajority of the other stockholders or meet certain “fair price” requirements; the statute allows corporations to opt-out of these provisions in their bylaws or articles of incorporation, if they prefer. Coddle Creek has opted out of the North Carolina Shareholder Protection Act. Instead, Coddle Creek’s articles of incorporation require the approval of the holders of at least 75% of the outstanding voting stock for certain fundamental transactions (combinations or mergers, the acquisition of more than 10% of Coddle Creek’s outstanding voting stock, and purchases or sales of a substantial portion of the assets of Coddle Creek or a subsidiary of Coddle Creek) that require regulatory approval or approval of Coddle Creek’s stockholders. This approval requirement is not applicable if the business combination is approved by Coddle Creek’s board of directors by the affirmative vote of (i) at least 75% of the entire board of directors, and (ii) if the business combination is proposed by a stockholder that beneficially owned 10% or more of the outstanding voting shares of Coddle Creek, at least 75% of the directors who are unaffiliated with that stockholder. This approval requirement also is not applicable to those fundamental transactions initiated by Coddle Creek upon the vote of at least 51% of its directors who are unaffiliated with a stockholder that beneficially owns 10% or more of Coddle Creek’s outstanding voting shares and is involved in the fundamental transaction.

Transactions with Interested Persons

First Community.  Under the NRS, a transaction with First Community (i) in which a First Community director or officer has a direct or indirect interest, or (ii) involving another corporation, firm or association in which one or more of First Community’s directors or officers are directors or officers of the corporation, firm or association or have a financial interest in the corporation firm or association, is not void or voidable solely because of the director’s or officer’s interest or common role in the transaction if any one of the following circumstances exists:

•	the fact of the common directorship, office or financial interest is known to the board of directors or a committee of the board of directors and a majority of disinterested directors on the board of directors (or on the committee) authorized, approved or ratified the transaction;

•	the fact of the common directorship, office or financial interest is known to the stockholders and disinterested stockholders holding a majority of the shares held by disinterested stockholders authorized, approved or ratified the transaction;

•	the fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought to the board of directors for action; or

•	the transaction was fair to First Community at the time it is authorized or approved.

Coddle Creek.  Under the NCBCA, a transaction with Coddle Creek in which a Coddle Creek director has a direct or indirect interest is not voidable by Coddle Creek solely because of the director’s interest in the transaction if any one of the following is true:

•	the material facts of the transaction and the director’s interest were disclosed or known to the board of directors or a committee of the board of directors and a majority of disinterested directors on the board of directors (or on the committee) authorized, approved or ratified the transaction;

•	the material facts of the transaction and the director’s interest were disclosed or known to the stockholders and disinterested stockholders holding a majority of the shares held by disinterested stockholders authorized, approved or ratified the transaction; or

•	the transaction was fair to Coddle Creek.

Stockholders’ Right of Dissent and Appraisal

The holders of First Community common stock are not entitled to dissenters’ rights under the NRS because the merger does not require the approval of the stockholders of First Community. Under the NRS, a stockholder is entitled to dissent from and to obtain payment for the fair value of his, her or its shares in the event of consummation of a plan of merger or plan of exchange in which the corporation is a party and any corporate action taken pursuant to a vote of the stockholders or to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares. The NRS provides an exception to dissenters’ rights. Holders (i) of securities listed on a national securities exchange included on the national market system by the NASD or (ii) of securities held by 2,000 holders of record are not entitled to dissenters’ rights unless the (i) articles of incorporation of the issuing corporation provide otherwise; or (ii) the stockholders are required under a plan of merger or exchange to accept anything but cash, ownership interests, or ownership interests and cash in lieu of fractional shares of: (a) the surviving or acquiring entity, or (b) another entity that, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the NASD, or held of record by at least 2,000 owners.

Coddle Creek’s stockholders have dissenters’ rights in connection with the merger. For a discussion of the dissenters’ rights under the NCBCA, please refer to the section entitled “The Merger — Dissenters’ Rights” and to Article 13 of the NCBA, a copy of which is attached as Appendix C to this proxy statement/prospectus.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL TWO)

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Coddle Creek at the time of the special meeting to be voted for an adjournment, if deemed necessary, Coddle Creek has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Coddle Creek unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date, and time to which the special meeting is adjourned.

LEGAL OPINION

The validity of the First Community common stock to be issued in the merger will be passed upon for First Community by Patton Boggs LLP, Washington, DC.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from First Community Bancshares Inc.’s Annual Report on Form 10-K for the two years in the period ended December 31, 2007 have been audited by Dixon Hughes PLLC, independent registered public accounting firm, and for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their respective reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports of such firms given upon their authority as experts in accounting and auditing.

PROPOSALS FOR THE 2009 ANNUAL MEETING

If the merger agreement is not approved, Coddle Creek would expect to conduct an annual meeting of stockholders in June 2009. In order for stockholder proposals to be included in Coddle Creek’s proxy materials for that meeting, proposals must have been received by the Corporate Secretary at Coddle Creek’s principal executive office no later than          , and meet all other applicable requirements for inclusion in the proxy statement.

Coddle Creek’s bylaws provide that, in order to be eligible for consideration at the annual meeting of stockholders, all nominations of directors, other than those made by Coddle Creek’s board of directors, must be made in writing and must be delivered to the Secretary of Coddle Creek not less than 30 days nor more than 50 days prior to the meeting at which such nominations will be made; provided, however, if less than 21 days notice of the meeting is given to stockholders, such nominations must be delivered to the Secretary of Coddle Creek not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

If the merger is consummated, there will be no Coddle Creek annual meeting of stockholders for 2009.

WHERE YOU CAN FIND MORE INFORMATION

First Community files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements or other information filed by First Community at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. First Community’s Commission filings are also available to the public from document retrieval services and at the Commission’s Internet website (http://www.sec.gov). First Community’s filings with the Commission are also available on its website at www.fcbinc.com.

First Community has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This proxy statement/prospectus is a part of that registration statement. As permitted by the Commission’s rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

The Commission allows First Community to “incorporate by reference” into this proxy statement/prospectus, which means that First Community can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated herein by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information contained in later filed documents incorporated herein by reference in this proxy statement/prospectus.

First Community incorporates by reference the documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the special meeting.

First Community SEC Filings	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2007

Quarterly Report on Form 10-Q	Quarter ended June 30, 2008

Current Reports on Form 8-K	Filed on February 25, 2008; February 20, 2008; February 26, 2008; May 27, 2008; May 30, 2008; June 4, 2008; July 31, 2008; and August 5, 2008

The description of First Community common stock set forth in First Community’s registration statements filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

The portions of First Community’s proxy statement for the annual meeting of stockholders held on April 29, 2008, that have been incorporated by reference in First Community’s 2007 Annual Report on Form 10-K.

You may request a copy of documents incorporated in this proxy statement/prospectus by reference but not otherwise accompanying this proxy statement/prospectus, at no cost, by writing or telephoning First Community at the following addresses:

First Community Bancshares, Inc.
P.O. Box 989
Bluefield, Virginia 24605-0989
Attention: Robert L. Schumacher,
General Counsel
(276) 326-9000

To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by          , 2008.

You should rely only on the information contained or incorporated in this proxy statement/prospectus by reference. First Community and Coddle Creek have not authorized anyone else to provide you with information that is different from that which is contained in this proxy statement/prospectus. Moreover, neither First Community nor Coddle Creek is making an offer to sell or soliciting an offer to buy any securities other than the First Community common stock to be issued by First Community in the merger, and neither First Community nor Coddle Creek is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
DATED AS OF JULY 31, 2008
AMONG
FIRST COMMUNITY BANCSHARES, INC.
AND
CODDLE CREEK FINANCIAL CORP.

Page

ARTICLE I CERTAIN DEFINITIONS		A-1
1.01	Certain Definitions	A-1

ARTICLE II THE MERGER		A-5
2.01	The Merger	A-5
2.02	Effective Date and Effective Time; Closing	A-6

ARTICLE III MERGER CONSIDERATION; EXCHANGE PROCEDURES		A-6
3.01	Conversion of Shares	A-6
3.02	Exchange Procedures	A-7
3.03	Rights as Shareholders; Stock Transfers	A-8
3.04	No Fractional Shares	A-8
3.05	Dissenting Shares	A-8
3.06	Anti-Dilution Provisions	A-9
3.07	Withholding Rights	A-9
3.08	CCFC Options	A-9
3.09	Bank Merger	A-9

ARTICLE IV ACTIONS PENDING ACQUISITION		A-9
4.01	Forbearances of CCFC	A-9
4.02	Forbearances of FCBI	A-12

ARTICLE V REPRESENTATIONS AND WARRANTIES		A-12
5.01	Disclosure Schedules	A-12
5.02	Standard	A-12
5.03	Representations and Warranties of CCFC	A-13
5.04	Representations and Warranties of FCBI	A-24

ARTICLE VI COVENANTS		A-27
6.01	Reasonable Best Efforts	A-27
6.02	Stockholder Approval	A-28
6.03	Registration Statement	A-28
6.04	Regulatory Filings	A-29
6.05	Press Releases	A-29
6.06	Access; Information	A-30
6.07	Affiliates	A-30
6.08	Acquisition Proposals	A-31
6.09	Certain Policies	A-32
6.10	Nasdaq Listing	A-32
6.11	Indemnification	A-32
6.12	Benefit Plans	A-33
6.13	Notification of Certain Matters	A-34
6.14	Antitakeover Statutes	A-34

A-i

Page

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		A-35
7.01	Conditions to Each Party’s Obligation to Effect the Merger	A-35
7.02	Conditions to Obligation of CCFC	A-36
7.03	Conditions to Obligation of FCBI	A-36

ARTICLE VIII TERMINATION		A-36
8.01	Termination	A-36
8.02	Effect of Termination and Abandonment	A-37

ARTICLE IX MISCELLANEOUS		A-38
9.01	Survival	A-38
9.02	Waiver; Amendment	A-39
9.03	Counterparts	A-39
9.04	Governing Law	A-39
9.05	Expenses	A-39
9.06	Notices	A-39
9.07	Entire Understanding; No Third Party Beneficiaries	A-40
9.08	Severability	A-40
9.09	Enforcement of the Agreement	A-40
9.10	Interpretation	A-40
9.11	Assignment	A-40
9.12	Alternative Structure	A-40
ANNEX A Form of Shareholder Agreement		A-42
ANNEX B Form of Affiliate Letter		*
ANNEX C Form of Bank Merger Agreement		*
ANNEX D Form of Consulting Agreement for George W. Brawley, Jr.		*
ANNEX E Form of Employment Agreement for Dale W. Brawley		*
ANNEX F Form of Consulting Agreement for Billy R. Williams		*
ANNEX G Form of Consulting Agreement for Non-Employee Directors of Coddle Creek Financial Corp.		*
ANNEX H Form of Settlement Agreement for George W. Brawley, Jr.		*
ANNEX I Form of Settlement Agreement for Dale W. Brawley		*
ANNEX J Form of Settlement Agreement for Billy R. Williams		*

*	Intentionally omitted.

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of July 31, 2008 (this “Agreement”), between First Community Bancshares, Inc. (“FCBI”) and Coddle Creek Financial Corp. (“CCFC”).

RECITALS

A. CCFC.  CCFC is a North Carolina corporation, having its principal place of business in Mooresville, North Carolina.

B. FCBI.  FCBI is a Nevada corporation, having its principal place of business in Bluefield, Virginia.

C. Intention of the Parties.  It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

D. Board Action.  The respective Boards of Directors of each of FCBI and CCFC have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

E. Shareholder Agreements.  As a material inducement to FCBI to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, to vote their shares of CCFC Common Stock (as defined herein) in favor of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01  Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.08(a).

“Affiliate Letter” has the meaning set forth in Section 6.07.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 2.02(a).

“Average Closing Price” means the average of the last reported sale prices per share of FCBI Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days immediately preceding the Determination Date, rounded to the nearest cent.

“Bank Merger” has the meaning set forth in Section 3.09.

“Bank Merger Agreement” means the Agreement of Merger to be entered into by and between FC Bank and Mooresville Savings, the form of which is attached hereto as Annex C and which form shall be subject to such changes as FCBI shall reasonably specify.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Virginia and the State of North Carolina are authorized or obligated to close.

“CCFC” has the meaning set forth in the preamble to this Agreement.

“CCFC Affiliates” has the meaning set forth in Section 6.07.

“CCFC Articles” means the Articles of Incorporation of CCFC.

“CCFC Board” means the Board of Directors of CCFC.

“CCFC Bylaws” means the Bylaws of CCFC.

“CCFC Common Stock” means the common stock, no par value per share, of CCFC.

“CCFC Financial Statements” shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of CCFC as of December 31, 2007, 2006 and 2005 and the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of CCFC for each of the three years ended December 31, 2007, 2006 and 2005, (ii) the consolidated statements of financial condition (including related notes and schedules, if any) of CCFC as of March 31, 2008 and the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of CCFC for the three months ended March 31, 2008, and (iii) the consolidated statements of financial condition of CCFC (including related notes and schedules, if any) and the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of CCFC with respect to the monthly, quarterly and annual periods ending subsequent to March 31, 2008.

“CCFC Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes CCFC and its Subsidiaries or any predecessor of or any successor to CCFC (or to another such predecessor or successor).

“CCFC Loan Property” has the meaning set forth in Section 5.03(o).

“CCFC Meeting” has the meaning set forth in Section 6.02(a).

“CCFC Options” means the options to acquire CCFC Common Stock.

“CCFC Preferred Stock” means the preferred stock, no par value per share, of CCFC.

“CCFC Stock Option Plans” means the Coddle Creek Financial Corp. Stock Option Plan.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of CCFC Common Stock.

“Change in Control Benefit” has the meaning set forth in Section 5.03(m)(viii).

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Commissioner” means the North Carolina Commissioner of Banks.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(c).

“Control Transaction” has the meaning set forth in Section 8.02(b)(ii).

“Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).

“Determination Date” shall mean the fifth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the Nasdaq, then the trading day immediately preceding such calendar day.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.05.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“ESOP” has the meaning set forth in Section 6.12(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means an exchange agent designated by FCBI.

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FC Bank” means First Community Bank, National Association, a national bank and wholly owned subsidiary of FCBI.

“FCBI” has the meaning set forth in the preamble to this Agreement.

“FCBI Articles” means the Articles of Incorporation of FCBI, as amended.

“FCBI Benefit Plans” has the meaning set forth in Section 6.12(a).

“FCBI Board” means the Board of Directors of FCBI.

“FCBI Bylaws” means the Bylaws of FCBI, as amended.

“FCBI Common Stock” means the common stock, $1.00 par value per share, of FCBI.

“FCBI Preferred Stock” means the preferred stock, $1.00 par value per share, of FCBI.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means, with respect to FCBI or CCFC, any effect that (i) is material and adverse to the financial condition, results of operations or business of FCBI and its Subsidiaries taken as a whole or CCFC and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of FCBI and its Subsidiaries or CCFC and its Subsidiaries, as the case may be, to perform its respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings banks and their holding companies generally, (c) changes in general economic conditions affecting banks, savings banks and their holding companies generally, and (d) with respect to CCFC, the effects of any action or omission taken with the prior consent of FCBI or as otherwise required by the Agreement, provided that the effect of such changes described in clauses (a), (b) and (c) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on FCBI and its Subsidiaries as a whole on the one hand or CCFC and its Subsidiaries as a whole on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.11(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the number of whole shares of FCBI Common Stock, plus cash in lieu of any fractional share interest, and the amount of cash into which shares of CCFC Common Stock shall be converted pursuant to the provisions of Article III.

“Mooresville Savings” means Mooresville Savings Bank, Inc., SSB, a North Carolina chartered savings bank and wholly owned subsidiary of CCFC.

“Mooresville Savings Board” means the Board of Directors of Mooresville Savings.

“Nasdaq” means the Nasdaq Global Select Market or such other securities exchange on which the FCBI Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“NCBCA” means the North Carolina Business Corporation Act.

“NGCL” means the Nevada General Corporation law.

“OCC” means Office of the Comptroller of the Currency.

“OREO” means other real estate owned.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(b).

“Per Share Merger Consideration” means an amount equal to the sum of (i) the Per Share Cash Consideration plus (ii) a dollar value determined by multiplying the Average Closing Price by the Exchange Ratio, rounded to the nearest cent.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.08(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and executive officer of CCFC and Mooresville Savings.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.08(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transaction contemplated by this Agreement.

ARTICLE II

THE MERGER

2.01  The Merger.

(a) The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, CCFC shall merge with and into FCBI in accordance with the applicable provisions of the NCBCA and NGCL (the “Merger”), the separate corporate existence of CCFC shall cease and FCBI shall survive and continue to exist as a corporation incorporated under the NGCL (FCBI, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

(b) Name.  The name of the Surviving Corporation shall be “First Community Bancshares, Inc.”

(c) Articles of Incorporation and Bylaws.  The articles of incorporation and bylaws of FCBI immediately after the Merger shall be the FCBI Articles and FCBI Bylaws as in effect immediately prior to the Merger.

(d) Directors and Executive Officers of the Surviving Corporation.  The directors of the Surviving Corporation immediately after the Merger shall be the directors of FCBI immediately prior to the Merger. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of FCBI immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e) Authorized Capital Stock.  The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the FCBI Articles immediately prior to the Merger.

(f) Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in accordance with the NCBCA and the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of CCFC shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of CCFC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g) Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of CCFC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, CCFC, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02  Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (“Articles of Merger”) to be filed with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the Secretary of State of the State of Nevada pursuant to the NGCL on (i) a date selected by FCBI after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of FCBI, One Community Place, Bluefield, Virginia 24605, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to FCBI and CCFC the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of CCFC Common Stock:

(a) FCBI Common Stock.  Each share of FCBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b) CCFC Common Stock.  Subject to Sections 3.04, 3.05, 3.06 and 8.01(h), each share of CCFC Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, solely the right to receive (i) a cash amount equal to $19.60 (the “Per Share Cash Consideration”) and (ii) 0.9046 shares of FCBI Common Stock (the “Exchange Ratio”).

3.02  Exchange Procedures.

(a) Mailing of Transmittal Material.  Provided that CCFC has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date, mail or make available to each holder of record of a Certificate or Certificates a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of CCFC Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificates representing all shares of CCFC Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

(b) FCBI Deliveries.  At the Effective Time, for the benefit of the holders of Certificates, (i) FCBI shall deliver to the Exchange Agent certificates evidencing the maximum number of shares of FCBI Common Stock issuable and (ii) FCBI shall deliver, or cause FC Bank to deliver, to the Exchange Agent, a cash amount equal to the aggregate Per Share Cash Consideration payable pursuant to this Article III in exchange for Certificates representing outstanding shares of CCFC Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FCBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c) Exchange Agent Deliveries.  Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of FCBI Common Stock and the amount of cash into which the aggregate number of shares of CCFC Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to FCBI Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented CCFC Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of FCBI Common Stock and the right to receive the amount of cash into which such CCFC Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of CCFC of Certificates representing shares of CCFC Common Stock and, if such Certificates are presented to CCFC for transfer, they shall be cancelled against delivery of certificates for FCBI Common Stock and cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of FCBI Common Stock until such person surrenders the Certificate or Certificates representing CCFC Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(d) Lost or Destroyed Certificates; Issuances of FCBI Common Stock in New Names.  The Exchange Agent and FCBI, as the case may be, shall not be obligated to deliver cash or a certificate or certificates representing shares of FCBI Common Stock to which a holder of CCFC Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of CCFC Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by FCBI. If any certificates evidencing shares of FCBI Common Stock are to be issued in a name other than that in which the Certificate evidencing CCFC Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of FCBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Unclaimed Merger Consideration.  Any portion of the shares of FCBI Common Stock and cash delivered to the Exchange Agent by FCBI pursuant to Section 3.02(b) that remains unclaimed by the stockholders of CCFC for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to FCBI. Any stockholders of CCFC who have not theretofore complied with Section 3.02(c) shall thereafter look only to FCBI for the consideration deliverable in respect of each share of CCFC Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of CCFC Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FCBI Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of FCBI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. FCBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of CCFC to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, FCBI and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Affiliate Agreements.  Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any CCFC Affiliate shall not be exchanged for certificates representing shares of FCBI Common Stock to which such CCFC Affiliate may be entitled pursuant to the terms of this Agreement until FCBI has received a written agreement from such person as specified in Section 6.07.

3.03  Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of CCFC Common Stock shall cease to be, and shall have no rights as, stockholders of CCFC other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of CCFC or the Surviving Corporation of shares of CCFC Common Stock.

3.04  No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of FCBI Common Stock shall be issued in the Merger. Each holder of CCFC Common Stock who otherwise would have been entitled to a fraction of a share of FCBI Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price of a share of FCBI Common Stock on Nasdaq on the business day preceding the Effective Time (as reported in The Wall Street Journal, or if not reported therein, in another mutually agreed upon authoritative source), rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05  Dissenting Shares.  Each outstanding share of CCFC Common Stock the holder of which has perfected his right to dissent under the NCBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of FCBI Common Stock and cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NCBCA. CCFC shall give FCBI prompt notice upon receipt by CCFC of any such written demands for payment of the fair value of such shares of CCFC Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the NCBCA. Any payments made in respect of Dissenting Shares shall be made by FCBI. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent and shall have delivered a properly completed letter of transmittal to the Exchange Agent, the Dissenting Shares held by such holder shall be converted into a right to receive FCBI Common Stock and cash in accordance with the applicable provisions of this Agreement.

3.06  Anti-Dilution Provisions.  If, between the date hereof and the Effective Time, the shares of FCBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or similar transaction with respect to FCBI Common Stock, or a stock dividend thereon shall be declared with a record date or ex dividend or distribution date within said period, the Exchange Ratio shall be adjusted accordingly.

3.07  Withholding Rights.  FCBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of CCFC Common Stock such amounts as FCBI is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of CCFC Common Stock in respect of which such deduction and withholding was made by FCBI.

3.08  CCFC Options.  At the Effective Time, each CCFC Option which is outstanding, vested and unexercised immediately prior to the Effective Time, shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of CCFC Common Stock subject to such CCFC Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such CCFC Option, less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such CCFC Option is equal to or greater than the Per Share Merger Consideration, such CCFC Option shall be canceled without any cash payment being made in respect thereof. CCFC shall use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding CCFC Option with regard to the cancellation of such CCFC Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the CCFC Stock Option Plans and all CCFC Options issued thereunder shall terminate at the Effective Time.

3.09  Bank Merger.  As soon as practicable after the execution of this Agreement (or on such later date as FCBI shall specify), FCBI and CCFC shall cause FC Bank and Mooresville Savings to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex C, which provides for the merger of Mooresville Savings with and into FC Bank (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger (or on such later date as FCBI shall specify). The Bank Merger Agreement provides that the directors of FC Bank immediately preceding consummation of the Bank Merger shall be the directors of FC Bank immediately following the Bank Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01  Forbearances of CCFC.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of FCBI, CCFC will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and FCBI the goodwill of the customers of CCFC and its Subsidiaries and others with whom business relations exist.

(b) Capital Stock.  Other than pursuant to Rights set forth on Schedule 4.01(b) of CCFC’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc.  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of CCFC capital stock other than (1) the cash dividend of $0.25 per share of CCFC Common Stock declared by CCFC on July 22, 2008 and (2) dividends from wholly owned Subsidiaries to CCFC or another wholly owned Subsidiary of CCFC or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc.  Subject to Section 6.12(f), (g) and (i), enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of CCFC or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) changes that are required by applicable law and (ii) the usual and customary accrued bonuses payable to employees of CCFC or its Subsidiaries set forth on Schedule 4.01(d) of CCFC’s Disclosure Schedule.

(e) Hiring.  Hire any person as an employee of CCFC or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of CCFC’s Disclosure Schedule and (ii) persons hired to fill any non-executive officer vacancies arising after the date hereof and whose employment is terminable at the will of CCFC or a Subsidiary of CCFC, as applicable, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.

(f) Benefit Plans.  Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of CCFC’s Disclosure Schedule or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of CCFC or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions.    Except for OREO that is sold in the ordinary course of business consistent with past practices or as set forth in Schedule 4.01(g) of CCFC’s Disclosure Schedule, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties without FCBI’s written consent.

(h) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 4.01(r)), deposits or properties of any other Person.

(i) Capital Expenditures.  Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $5,000 individually or $25,000 in the aggregate.

(j) Governing Documents.  Amend the CCFC Articles or the CCFC Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of CCFC or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l) Contracts.  Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CCFC or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by CCFC or any of its Subsidiaries of an amount which exceeds $20,000 and/or would impose any material restriction on the business of CCFC or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to CCFC and its Subsidiaries taken as a whole.

(n) Banking Operations.  Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o) Marketing.  Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to FCBI prior to the date hereof).

(p) Derivatives Contracts.  Enter into or settle any Derivatives Contract.

(q) Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, FHLB or FRB borrowings that mature within one year and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r) Investment Securities.  (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one year or less or (ii) dispose of any debt security or Equity Investment.

(s) Loans.  (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made or acquired in the ordinary course of business consistent with past practice which have (x) in the case of unsecured loans made to any one borrower that are originated in compliance with the entity’s internal loan policies, a principal balance not in excess of $25,000, (y) in the case of loans secured other than by real estate that are originated in compliance with the entity’s internal loan policies, a principal balance not in excess of $100,000 and (z) in the case of loans secured by real estate made to any one borrower that are originated in compliance with the entity’s internal loan policies, a principal balance not in excess of $300,000; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity.

(t) Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u) Tax Elections.  Make or change any material Tax election, settle or compromise any material Tax liability of CCFC or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of CCFC or any of its Subsidiaries, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(v) Antitakeover Statutes.  Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than FCBI or its Subsidiaries) or any action taken thereby, which

Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w) Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(x) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02  Forbearances of FCBI.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of CCFC, FCBI will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(b) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01  Disclosure Schedules.  On or prior to the date hereof, FCBI has delivered to CCFC a schedule and CCFC has delivered to FCBI a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02  Standard.  Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of CCFC or FCBI contained in Sections 5.03 or 5.04, respectively, other than the representations and warranties set forth in Section 5.03(b), which shall be true in all respects, and the representations and warranties set forth in Sections 5.03(m)(vi) and 5.03(m)(viii), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03  Representations and Warranties of CCFC.  Subject to Sections 5.01 and 5.02, CCFC hereby represents and warrants to FCBI:

(a) Organization, Standing and Authority.  CCFC is duly organized, validly existing and in good standing under the laws of the State of North Carolina. CCFC is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CCFC. CCFC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the CCFC Articles and CCFC Bylaws which have previously been made available to FCBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. Except as set forth in Section 5.03(a) of CCFC’s Disclosure Schedule, the minute books of CCFC and each of its Subsidiaries previously made available to FCBI contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

(b) CCFC Capital Stock.  The authorized capital stock of CCFC consists solely of 20,000,000 shares of CCFC Common Stock, of which 610,545 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of CCFC Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of CCFC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of CCFC Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of CCFC’s Disclosure Schedule sets forth for each CCFC Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of CCFC Common Stock subject to each option, the number of shares of CCFC Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in Section 5.03(b) of CCFC’s Disclosure Schedule and except as set forth in the preceding sentence, there are no shares of CCFC Common Stock reserved for issuance, CCFC does not have any Rights issued or outstanding with respect to CCFC Common Stock and CCFC does not have any commitment to authorize, issue or sell any CCFC Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of CCFC may vote are outstanding.

(c) Subsidiaries.

(i) (A) Section 5.03(c)(i) of CCFC’s Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as set forth in Section 5.03(c)(i) of CCFC’s Disclosure Schedule, CCFC owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to CCFC) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to CCFC or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to CCFC’s rights to vote or to dispose of such securities and (F) all the equity securities of CCFC’s Subsidiaries held by CCFC or its Subsidiaries are fully paid and nonassessable and are owned by CCFC or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the CCFC Subsidiaries may vote are outstanding.

(ii) Except as set forth in Section 5.03(c)(ii) of CCFC’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in CCFC’s Subsidiaries and stock in the FHLB, CCFC does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of CCFC’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CCFC. Each of CCFC’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv) The deposit accounts of Mooresville Savings are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Mooresville Savings has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d) Corporate Power.  Each of CCFC and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and CCFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause Mooresville Savings to execute, deliver and perform its obligations under the Bank Merger Agreement and to consummate the Bank Merger, and Mooresville Savings has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of CCFC’s stockholders of this Agreement.

(e) Corporate Authority.  Subject to the approval of this Agreement by the holders of the outstanding CCFC Common Stock, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of CCFC and Mooresville Savings and the CCFC Board and the Mooresville Savings Board on or prior to the date hereof and the CCFC Board will recommend that stockholders of CCFC adopt this Agreement and shall direct that such matter be submitted for consideration by CCFC’s stockholders at the CCFC Meeting. CCFC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FCBI, this Agreement is a valid and legally binding obligation of CCFC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CCFC or any of its Subsidiaries in connection with the execution, delivery or performance by CCFC of this Agreement and by Mooresville Savings of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the OCC and the Commissioner, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CCFC Common Stock and the issuance of FCBI Common Stock in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the Secretary of State of the State of Nevada pursuant to the NGCL with respect to the Merger, (D) the filing of Articles of Merger with the Secretary of State of the State of North Carolina pursuant to Chapter 54(C) of the North Carolina General Statutes with respect to the Bank Merger and (E) the approval of this Agreement by the holders of the outstanding shares of CCFC Common Stock. As of the date hereof, CCFC is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by CCFC, the Bank Merger Agreement by Mooresville Savings and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CCFC or any of its Subsidiaries or to which CCFC or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of CCFC or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Statements; Undisclosed Liabilities.

(i) CCFC has previously delivered or made available to FCBI accurate and complete copies of the CCFC Financial Statements which, in the case of the consolidated statements of financial condition of CCFC as of December 31, 2007, 2006 and 2005 and the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the years ended December 31, 2007, 2006 and 2005, are accompanied by the audit report of McGladrey & Pullen, LLP. The CCFC Financial Statements referred to herein fairly present or will fairly present, as the case may be, the financial condition of CCFC as of the respective dates set forth therein, and the consolidated results of operations, changes in stockholders’ equity and cash flows of CCFC for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) The CCFC Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of CCFC have been conducted in accordance with generally accepted auditing standards of the United States of America.

(iii) Since December 31, 2007, neither CCFC nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

(iv) Since March 31, 2008, (A) CCFC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) CCFC has not taken nor permitted any of the actions set forth in Section 4.01 hereof between March 31, 2008 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CCFC.

(v) No agreement pursuant to which any Loans or other assets have been or shall be sold by CCFC or its Subsidiaries entitle the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by CCFC or its Subsidiaries, to cause CCFC or its Subsidiaries to repurchase such Loans or other assets or the buyer to pursue any other form of recourse against CCFC or its Subsidiaries. Except as set forth in Section 5.03(g)(v) of CCFC’s Disclosure Schedule, since December 31, 2007, no cash, stock or other dividend or any other distribution with respect to the capital stock of CCFC has been declared, set aside or paid. Except as set forth in Section 5.03(g)(v) of CCFC’s Disclosure Schedule, no shares of capital stock of CCFC have been purchased, redeemed or otherwise acquired, directly or indirectly, by CCFC since December 31, 2007, and no agreements have been made to do the foregoing.

(vi) CCFC maintains a system of internal accounting controls sufficient to provide reasonable assurances that all material information concerning CCFC is made known on a timely basis to permit the preparation of the CCFC Financial Statements and any public disclosure documents relating to CCFC or its Subsidiaries.

(h) Legal Proceedings.  No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against CCFC or any of its Subsidiaries and, to CCFC’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither CCFC nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to CCFC.

(i) Regulatory Matters.

(i) CCFC and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and CCFC has previously delivered or made available to FCBI accurate and complete copies of all such reports. Except as set forth in Section 5.03(i)(i) of CCFC’s Disclosure Schedule, in connection with the most recent examination of CCFC and its Subsidiaries by the appropriate Governmental Authorities, neither CCFC nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which CCFC believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on CCFC. To the knowledge of CCFC, since its last regulatory examination of Community Reinvestment Act compliance, Mooresville Savings has not received any complaints as to Community Reinvestment Act compliance.

(ii) Except as set forth in Section 5.03(i)(ii) of CCFC’s Disclosure Schedule, neither CCFC nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, since December 31, 2001, has CCFC or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. CCFC and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii) Except as set forth in Section 5.03(i)(iii) of CCFC’s Disclosure Schedule, neither CCFC nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws.  Except as set forth in Section 5.03(j) of CCFC’s Disclosure Schedule, each of CCFC and its Subsidiaries:

(i) is and at all times since December 31, 2004 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of CCFC and its Subsidiaries related to customer data, privacy and security;

(ii) has and at all times since December 31, 2004 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to CCFC’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received no notification or communication from any Governmental Authority (A) asserting that CCFC or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CCFC’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except as set forth in Section 5.03(k)(i) of CCFC’s Disclosure Schedule, neither CCFC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of CCFC or any of its Subsidiaries to indemnification from CCFC or any of its Subsidiaries, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $20,000 per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of CCFC or its Subsidiaries, (H) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of $20,000 or more in annual fees, (J) which provides for the payment by CCFC or its Subsidiaries of payments upon a change of control thereof, (K) which is a lease for any real or material personal property owned or presently used by CCFC or any of its Subsidiaries, (L) which materially restricts the conduct of any business by CCFC or by any of its Subsidiaries or limits the freedom of CCFC or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires CCFC or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (M) which is with respect to, or otherwise commits CCFC or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). Set forth in Section 5.03(k)(i) of CCFC’s Disclosure Schedule are true and correct copies of each such Material Contract.

(ii) Each Material Contract is valid and binding on CCFC and its Subsidiaries and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of CCFC, is valid and binding on the other parties thereto. Neither CCFC or any of its Subsidiaries nor, to the knowledge of CCFC, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by CCFC or any of its Subsidiaries is currently outstanding.

(iii) Section 5.03(k)(iii) of CCFC’s Disclosure Schedule sets forth a schedule of all officers and directors of CCFC and its Subsidiaries who have outstanding loans from CCFC or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l) No Brokers.  No action has been taken by CCFC or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, except the fee to be paid to Howe Barnes Hoefer & Arnett, Inc. set forth in CCFC’s agreement with Howe Barnes Hoefer & Arnett, Inc., a copy of which is included in Section 5.03(l) of CCFS’s Disclosure Schedule. Copies of all agreements with Howe Barnes Hoefer & Arnett, Inc. are set forth in Section 5.03(l) of CCFC’s Disclosure Schedule.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of CCFC and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of CCFC and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), are set forth in Section 5.03(m)(i) of CCFC’s Disclosure Schedule. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code or prototype determination letter issued to the plan document provider of the plan or prototype or volume submitter plan document; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to FCBI.

(ii) Except as set forth in Section 5.03(m)(ii) of CCFC’s Disclosure Schedule, each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is entitled to rely upon the prototype determination letter issued to the sponsors of the prototype or volume submitter plan documents, and CCFC is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither CCFC nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to CCFC’s knowledge, threatened litigation relating to the Benefit Plans. Neither CCFC nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that could subject CCFC or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan. Since December 31, 2001, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii) No liability under Title IV of ERISA has been or is expected to be incurred by CCFC or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with CCFC under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither CCFC nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the Transaction. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the CCFC Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of

Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither CCFC nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except for such retirement health benefits which are set forth in Section 5.03(m)(v) of CCFC’s Disclosure Schedule, which benefits will continue for one year from the Closing Date, and except as otherwise set forth in Section 5.03(m)(v) of CCFC’s Disclosure Schedule, neither CCFC nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. CCFC or any of its Subsidiaries may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject CCFC to a material tax under Section 4980B of the Code.

(vi) Except as set forth in Section 5.03(m)(vi) of CCFC’s Disclosure Schedule, none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Transaction, either alone or in connection with a subsequent event, will (A) entitle any Employees or any current or former director or independent contractor of CCFC or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by CCFC under Section 162(m) of the Code when paid.

(vii) Except as set forth in Section 5.03(m)(vii) of CCFC’s Disclosure Schedule, all required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii) Section 5.03(m)(viii) of CCFC’s Disclosure Schedule sets forth all plans or benefits to which each individual set forth on such Disclosure Schedule is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (each such total amount in respect of each such individual, the “Change in Control Benefit”), and none of the individuals set forth thereon is entitled to receive a gross up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement.

(ix) Except as set forth in Section 5.03(m)(ix) of CCFC’s Disclosure Schedule, no Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(x) Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

(n) Labor Matters.  Neither CCFC nor any of its Subsidiaries is a party to and is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CCFC or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CCFC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to CCFC’s knowledge, threatened, nor is CCFC or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Except as set forth in Section 5.03(n) of CCFC’s Disclosure Schedule, each of CCFC and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law.

(o) Environmental Matters.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on CCFC or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to the knowledge of CCFC, threatened against CCFC or any of its Subsidiaries, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCFC or its Subsidiaries taken as a whole. To the knowledge of CCFC, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCFC or its Subsidiaries taken as a whole. CCFC and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws. Except as set forth in Section 5.03(o) of CCFC’s Disclosure Schedule, to CCFC’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by CCFC or any of its Subsidiaries, or any property in which CCFC or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“CCFC Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to CCFC. Neither CCFC nor any of its Subsidiaries could be deemed the owner or operator of, nor have any of them participated in the management regarding Hazardous Substances of, any CCFC Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to CCFC. Neither CCFC nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property. Neither CCFC nor any of its Subsidiaries nor, to CCFC’s knowledge, any Person whose liability CCFC or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Neither CCFC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. Except as set forth in Section 5.03(o) of CCFC’s Disclosure Schedule, to CCFC’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving CCFC or any of its Subsidiaries, any currently or formerly owned or operated property, any CCFC Loan Property, or, to CCFC’s knowledge, any Person whose liability CCFC or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against CCFC or any of its Subsidiaries, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any CCFC Loan Property. CCFC has provided to FCBI true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to CCFC, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the CCFC Group, including CCFC and its Subsidiaries, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the CCFC Group and that have due dates on or before the Effective Date have or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or the appropriate Tax authority, the CCFC Group has not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the CCFC Group has extended or waived any statutes of limitation with respect to any Taxes of CCFC. There are no material Liens for Taxes upon the assets of CCFC or its Subsidiaries, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim has ever been made by any Governmental Authority in a jurisdiction where neither CCFC nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(ii) CCFC has made available to FCBI true and correct copies of the United States federal and state income Tax Returns filed by CCFC for each of the three most recent fiscal years for which such returns have been filed.

(iii) Neither CCFC nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the CCFC Financial Statements in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the CCFC Financial Statements.

(iv) Except as set forth in Section 5.03(p)(iv) of CCFC’s Disclosure Schedule, neither CCFC nor any of its Subsidiaries is a party to any Tax allocation, Tax indemnity or Tax sharing agreement, is or has been a member of an affiliated group filing consolidated unitary or combined Tax Returns (other than a group the common parent of which is or was CCFC) or, to the knowledge of CCFC, has any liability for Taxes of any Person (other than a member of the CCFC Group) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or otherwise has any liability for the Taxes of any Person (other than a member of the CCFC Group) as a transferee or successor, by contract, or otherwise.

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to CCFC and its Subsidiaries and no such agreement or ruling has been applied for and is currently pending.

(vi) Except as set forth in Section 5.03(p)(vi) of CCFC’s Disclosure Schedule, neither CCFC nor any of its Subsidiaries maintains any compensation or benefits plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m), 280G or 424 of the Code and the regulations issued thereunder (or any similar provision of state or local laws).

(vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that CCFC or any of its Subsidiaries is or was required by law to withhold, collect or deposit have been duly withheld, collected or deposited and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(viii) None of CCFC or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix) FCBI will not on account of CCFC or any of its Subsidiaries be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Date as a result of (i) a change in method of accounting occurring prior to the Effective Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Date, (iii) a prepaid amount received, or paid, prior to the Effective Date or (iv) deferred intercompany gains or losses, intercompany items, or similar items arising prior to the Effective Date.

(x) None of CCFC or any of its Subsidiaries has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(xi) None of CCFC or any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and none of CCFC or any of its Subsidiaries has engaged in a trade or business within, or derived any income from, any foreign country.

(q) Risk Management Instruments.

(i) Neither CCFC nor any of its Subsidiaries is a party or has agreed to enter into a Derivatives Contract, whether for the account of CCFC or any of its Subsidiaries.

(ii) “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any CCFC Options.

(r) Loans; Nonperforming and Classified Assets.

(i) Except as set forth in Section 5.03(r) of CCFC’s Disclosure Schedule, each Loan on the books and records of CCFC and its Subsidiaries was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of CCFC, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) Set forth in Section 5.03(r)(ii) of CCFC’s Disclosure Schedule, as to CCFC and each CCFC Subsidiary as of the latest practicable date are: (A) any written or, to CCFC’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to CCFC’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by CCFC, a CCFC Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the Commissioner or the FDIC would agree with the loan classifications established by CCFC); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of CCFC or a CCFC Subsidiary, or to the best knowledge of CCFC, any Person controlling, controlled by or under common control with, any of the foregoing.

(s) Properties.  All real and personal property owned by CCFC or a CCFC Subsidiary or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with their past practices. Except as set forth in Section 5.03(s) of CCFC’s Disclosure Schedule, CCFC has good and marketable title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of CCFC as of March 31, 2008, or acquired after such date, other than properties sold by CCFC in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of CCFC as of March 31, 2008. All real and personal property which is material to CCFC’s business on a consolidated basis and leased or licensed by CCFC or a Subsidiary of CCFC is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t) Intellectual Property.  CCFC and each Subsidiary of CCFC owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of all material Liens, all of which have been Previously Disclosed by CCFC, and none of CCFC or any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the intellectual property rights of others. To the knowledge of CCFC, the operation of the business of CCFC and each of its Subsidiaries does not infringe or violate the intellectual property of any third party. CCFC and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u) Fiduciary Accounts.  CCFC and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither CCFC nor any of its Subsidiaries, nor, to CCFC’s knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v) Books and Records.  The books and records of CCFC and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CCFC and its Subsidiaries.

(w) Insurance.  Set forth in Section 5.03(w) of CCFC’s Disclosure Schedule are all of the material insurance policies, binders, or bonds currently maintained by CCFC and its Subsidiaries (“Insurance Policies”). CCFC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CCFC reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; CCFC and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(x) Allowance For Loan Losses.  CCFC’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with CCFC’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and is and shall be adequate under all such standards. CCFC has complied with all orders, comments and directives provided to it by any Governmental Authorities relating to CCFC’s allowance for loan losses since December 31, 2004.

(y) Transactions With Affiliates.  Except as set forth in Schedule 5.03(y) of CCFC’s Disclosure Schedule, all “covered transactions” between CCFC and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(z) Required Vote; Antitakeover Provisions.

(i) The affirmative vote of the holders of a majority of the outstanding shares of CCFC Common Stock is necessary to approve this Agreement and the Transaction on behalf of CCFC. No other vote of the stockholders of CCFC is required by law, the CCFC Articles, the CCFC Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(ii) Based on the representation and warranty of FCBI contained in Section 5.04(n), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the NCBCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the CCFC Articles and CCFC Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa) Fairness Opinion.  The CCFC Board has received the opinion of Howe Barnes Hoefer & Arnett, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of CCFC Common Stock from a financial point of view.

(bb) Transactions in Securities.  (i) All offers and sales of CCFC Common Stock by CCFC were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii) Neither CCFC, none of CCFC’s Subsidiaries, nor, to CCFC’s knowledge, (a) any director or executive officer of CCFC or of a CCFC Subsidiary, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of CCFC Common Stock or other securities issued by CCFC (i) during any period when CCFC was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(cc) Disclosure.  The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04  Representations and Warranties of FCBI.  Subject to Sections 5.01 and 5.02, FCBI hereby represents and warrants to CCFC as follows:

(a) Organization, Standing and Authority.  FCBI is duly organized, validly existing and in good standing under the laws of the State of Nevada. FCBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on FCBI. FCBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) FCBI Capital Stock.

(i) As of the date hereof, the authorized capital stock of FCBI consists solely of 25,000,000 shares of FCBI Common Stock, of which 10,950,078 shares were issued and outstanding as of the close of business on July 24, 2008, and 1,000,000 shares of FCBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of FCBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of FCBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of FCBI, except for shares of FCBI Common Stock issuable pursuant to the FCBI Benefit Plans and by virtue of this Agreement.

(ii) The shares of FCBI Common Stock to be issued in exchange for shares of CCFC Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c) FC Bank.

(i) FC Bank has been duly organized and is validly existing in good standing under the laws of the United States and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. FC Bank is duly licensed by the OCC and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.

(ii) (A) FCBI owns, directly or indirectly, all the issued and outstanding equity securities of FC Bank, (B) no equity securities of FC Bank are or may become required to be issued (other than to FCBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which FC Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to FCBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to FCBI’s right to vote or to dispose of such securities.

(d) Corporate Power.  Each of FCBI and FC Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. FCBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause FC Bank to execute, deliver and perform its obligations under the Bank Merger Agreement and consummate the Bank Merger, and FC Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities.

(e) Corporate Authority.  This Agreement, the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of FCBI, the FCBI Board, FC Bank and the FC Bank Board, as applicable. This Agreement has been duly executed and delivered by FCBI and, assuming due authorization, execution and delivery by CCFC, this Agreement is a valid and legally binding agreement of FCBI enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FCBI or any of its Subsidiaries in connection with the execution, delivery or performance by FCBI of this Agreement and by FC Bank of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the FRB, the OCC, and the Commissioner, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CCFC Common Stock and the issuance of FCBI Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the FCBI Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the Secretary of State of the State of Nevada pursuant to the NGCL with respect to the Merger. As of the date hereof, FCBI is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by FCBI, the Bank Merger Agreement by FC Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of FCBI or of any of its Subsidiaries or to which FCBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of FCBI or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and Securities Documents; Material Adverse Effect.

(i) FCBI’s Annual Report on Form 10-K for the year ended December 31, 2007 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2004 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, FCBI’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of FCBI and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of FCBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Since March 31, 2008, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to FCBI.

(h) Legal Proceedings.  Except as set forth in Section 5.04(h) of FCBI’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against FCBI or its Subsidiaries and, to FCBI’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither FCBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to FCBI.

(i) No Brokers.  Except for an agreement with The Orr Group, no action has been taken by FCBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(j) Tax Matters.  As of the date hereof, FCBI does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Regulatory Matters.

(i) FCBI and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of FCBI and its Subsidiaries by the appropriate regulatory authorities, neither FCBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which FCBI believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on FCBI. To the knowledge of FCBI, since its last regulatory examination of Community Reinvestment Act compliance, FC Bank has not received any complaints as to Community Reinvestment Act compliance.

(ii) Neither FCBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has FCBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any

Governmental Authority. FCBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii) Neither FCBI nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l) Compliance With Laws.  Each of FCBI and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of FCBI and its Subsidiaries related to customer data, privacy and security;

(ii) has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FCBI’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received no notification or communication from any Governmental Authority (A) asserting that FCBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to FCBI’s knowledge, do any grounds for any of the foregoing exist).

(m) Allowance For Loan Losses.  FCBI’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with FCBI’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(n) Ownership of CCFC Common Stock.  None of FCBI or any of its Subsidiaries, or to FCBI’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of CCFC Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(o) Financial Ability.  On the Effective Date and through the date of payment of the Merger Consideration by FCBI, FCBI or FC Bank will have all funds necessary to consummate the Merger and pay the aggregate Per Share Cash Consideration to holders of CCFC Common Stock pursuant to Section 3.01 hereof.

(p) Disclosure.  The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

6.01  Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of CCFC and FCBI agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02  Stockholder Approval.

(a) CCFC agrees to take, in accordance with applicable law and the CCFC Articles and the CCFC Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by CCFC’s stockholders for consummation of the Transaction (including any adjournment, the “CCFC Meeting”). Except with the prior written consent of FCBI, no other matters shall be submitted for the approval of the CCFC stockholders at the CCFC Meeting. Subject to Section 6.02(b), the CCFC Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders and shall not (x) withdraw, modify or qualify in any manner adverse to FCBI such recommendation or (y) take such other action or make any other public statement in connection with the CCFC Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of CCFC at the CCFC Meeting for the purpose of approving the Agreement and any other matters required to be approved by CCFC’s stockholders for consummation of the Transaction. In addition to the foregoing, CCFC shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b) Notwithstanding the foregoing, CCFC and the CCFC Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i) CCFC shall have complied in all material respects with Section 6.08;

(ii) the CCFC Board, based on advice of its outside counsel, shall have determined in good faith that failure to do so would be reasonably expected to result in a violation of its fiduciary duties under applicable law; and

(iii) if the CCFC Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the CCFC Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by FCBI pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) CCFC shall notify FCBI at least five Business Days in advance of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to FCBI a detailed summary of all material terms of such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, CCFC shall, and shall cause its financial and legal advisors to, during the period following CCFC’s delivery of the notice referred to in clause (B) above, negotiate with FCBI in good faith for a period of up to five Business Days (to the extent FCBI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03  Registration Statement.

(a) FCBI agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by FCBI with the SEC in connection with the issuance of FCBI Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of CCFC and FCBI constituting a part thereof (the “Proxy Statement”) and all related documents). CCFC shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and CCFC, and its legal, financial and accounting advisors, shall have the right to review, comment upon and consult with FCBI and its counsel in advance such Registration Statement, and all supplements and amendments thereto, prior to its or their filing. CCFC agrees to cooperate with FCBI and FCBI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration

Statement and the Proxy Statement. Provided that CCFC has cooperated as described above, FCBI agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of CCFC and FCBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FCBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, CCFC shall promptly mail at its expense the Proxy Statement to its stockholders.

(b) Each of CCFC and FCBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to CCFC’s stockholders and at the time of the CCFC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of CCFC and FCBI further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c) FCBI agrees to advise CCFC, promptly after FCBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FCBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FCBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04  Regulatory Filings.

(a) Each of FCBI and CCFC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by FCBI as soon as reasonably practicable after the execution hereof. Each of FCBI and CCFC shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

6.05  Press Releases.  CCFC and FCBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC or Nasdaq. CCFC and FCBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06  Access; Information.

(a) CCFC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford FCBI and FCBI’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors (which CCFC shall use its reasonable best efforts to obtain from its independent auditors)), systems, properties, personnel and advisors of CCFC and to such other information relating to CCFC as FCBI may reasonably request and, during such period, it shall furnish promptly to FCBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of CCFC as FCBI may reasonably request.

(b) During the period from the date of this Agreement to the Effective Time, CCFC shall, upon the request of FCBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of FCBI regarding its financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event more than 30 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), CCFC will deliver to FCBI its consolidated statements of financial condition and consolidated statements of operations and comprehensive income, statements of stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP and, as soon as reasonably available, but in no event more than 60 days after the end of each fiscal year, CCFC will deliver to FCBI its consolidated statements of financial condition and consolidated statements of operations and comprehensive income, statements of stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Within 15 days after the end of each month, CCFC will deliver to FCBI a consolidated statements of financial condition and consolidated statement of operations and comprehensive income, without related notes, for such month prepared in accordance with GAAP.

(c) All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality Agreement, dated as of April 25, 2008 between FCBI and Howe Barnes Hoefer & Arnett, Inc., on behalf of CCFC (the “Confidentiality Agreement”).

(d) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(e) CCFC shall allow a representative of FCBI to attend as an observer all CCFC Board and CCFC Board committee meetings as well as all Board of Directors and Board of Director committee meetings for each Subsidiary of CCFC (including, without limitation, loan committee meetings), except that no FCBI representative will be entitled to attend any meeting in which the CCFC Board considers the Merger, an Acquisition Proposal or a Change in Recommendation. CCFC shall give reasonable notice to FCBI of any such meeting and, if known, the agenda for or business to be discussed at such meeting. CCFC shall also provide to FCBI all written agendas and meeting or written consent materials provided to the directors of CCFC and each CCFC Subsidiary in connection with Board and committee meetings. All information obtained by FCBI at these meetings shall be treated in confidence as provided in this Section 6.06.

6.07  Affiliates.  CCFC shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of CCFC within the meaning of Rule 145 promulgated by the SEC under the Securities Act (“CCFC Affiliates”) and to cause each person so identified to deliver to FCBI as soon as practicable, and in any event prior to the date of the CCFC Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of FCBI Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex B (the “Affiliate Letter”).

6.08  Acquisition Proposals.

(a) CCFC agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of CCFC thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, CCFC shall not, and shall cause its directors, officers or employees (and those of any CCFC Subsidiary) or any Representative retained by it (or any Subsidiary) not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than FCBI or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the CCFC Meeting, if the CCFC Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the CCFC Board’s fiduciary duties under applicable law, CCFC may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.08(a)(i) that the CCFC Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to FCBI and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.08(b), (1) furnish information with respect to itself and its Subsidiaries to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by CCFC after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to FCBI, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of CCFC and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of CCFC or any of its Subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of CCFC or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CCFC or any of its Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CCFC Common Stock then outstanding or all or substantially all of CCFC’s consolidated assets, which the CCFC Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account the advice of CCFC’s financial advisor (which shall be a nationally recognized investment banking firm and which is agreed to include Howe Barnes Hoefer & Arnett, Inc.) and outside counsel, (i) is more favorable from a financial point of view to its stockholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the CCFC Board, is reasonably likely to be obtained by such third party.

(b) In addition to the obligations of CCFC set forth in Section 6.08(a), CCFC shall promptly (within 48 hours) advise FCBI orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could reasonably lead to an Acquisition Proposal) and keep FCBI informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to FCBI all materials provided to or made available to any third party pursuant to this Section 6.08 which were not previously provided to FCBI.

(c) CCFC agrees that any violation of the restrictions set forth in this Section 6.08 by any Representative of CCFC or its Subsidiaries shall be deemed a breach of this Section 6.08 by CCFC.

6.09  Certain Policies.  Prior to the Effective Date, each of CCFC and its Subsidiaries shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of FCBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by CCFC or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CCFC or its management with any such adjustments.

6.10  Nasdaq Listing.  FCBI agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of FCBI Common Stock to be issued in connection with the Merger.

6.11  Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, FCBI (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of CCFC or a CCFC Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of CCFC or any CCFC Subsidiary or is or was serving at the request of CCFC or any CCFC Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the CCFC Articles and the CCFC Bylaws or equivalent documents of any CCFC Subsidiary, as applicable, or any agreement, arrangement or understanding which is set forth in Section 6.11(a) of CCFC’s Disclosure Schedule, in each case as in effect on the date hereof.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying

Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) FCBI shall maintain CCFC’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by CCFC’s existing policy, including FCBI’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of five (5) years after the Effective Time; provided, however, that in no event shall FCBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.11(c), an aggregate amount in excess of 150% of the premium paid by CCFC as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, FCBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d) If FCBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of FCBI shall assume the obligations set forth in this Section 6.11.

6.12  Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, FCBI shall take all reasonable action so that employees of CCFC and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of FCBI of general applicability (the “FCBI Benefit Plans”) to the same extent as similarly-situated employees of FCBI and its Subsidiaries (it being understood that inclusion of the employees of CCFC and its Subsidiaries in the FCBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of CCFC and its Subsidiaries until such employees are permitted to participate in the FCBI Benefit Plans and provided further, however, that nothing contained herein shall require FCBI or any of its Subsidiaries to make any grants to any former employee of CCFC or its Subsidiaries under any discretionary equity compensation plan of FCBI. FCBI shall cause each FCBI Benefit Plan in which employees of CCFC and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the FCBI Benefit Plans, the service of such employees with CCFC and its Subsidiaries to the same extent as such service was credited for such purpose by CCFC or its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of FCBI to amend or terminate any of CCFC’s Benefit Plans in accordance with their terms at any time.

(b) Subject to Sections 6.12(f), (g) and (i), at and following the Effective Time, FCBI shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of CCFC and its Subsidiaries and current and former directors of CCFC and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of CCFC and its Subsidiaries to the extent that each of the foregoing are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of CCFC or its Subsidiaries (which have been quantified in reasonable detail) are set forth in Section 6.12(b) of CCFC’s Disclosure Schedule.

(c) At such time as employees of CCFC or its Subsidiaries become eligible to participate in a medical, dental or health plan of FCBI or its Subsidiaries, FCBI shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of FCBI, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

(d) Each of CCFC, its Subsidiaries, and FCBI acknowledges and agrees that all provisions contained within this Section 6.12 with respect to employees are included for the sole benefit of CCFC and FCBI and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with CCFC, its Subsidiaries, FCBI, its Subsidiaries or any of their respective affiliates.

(e) The CCFC Employee Stock Ownership Plan (“ESOP”) shall be terminated as of the Effective Time. The Merger Consideration received by the ESOP trustees with respect to the unallocated shares of CCFC Common Stock held by the ESOP shall be first applied by the ESOP trustees to the full repayment of the ESOP loan. The shares of FCBI Common Stock and the remaining cash received by the ESOP shall be allocated to the ESOP participants in accordance with the terms of the ESOP and applicable laws and regulations as soon as practicable after the Effective Time. In connection with the termination of the ESOP, CCFC shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the ESOP on terminations and any amendments made to the ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a). Any amendments to the ESOP requested by the IRS prior to the Effective Time shall be adopted by CCFC and any amendments requested by the IRS after the Effective Time shall be promptly adopted by FCBI. Any and all distributions from the ESOP after its termination shall be made consistent with the aforementioned determination letter from the IRS. CCFC shall not make any further contributions to the ESOP or permit the ESOP to make any allocations to the ESOP participants other than in connection with the termination of the ESOP or as may be required by applicable law or regulation.

(f) Effective as of the Effective Time, (i) FC Bank shall have entered into consulting agreements with each of George W. Brawley, Jr. and Billy R. Williams, the forms of which are attached as Annexes D and F, respectively, hereto, and (ii) Mooresville Savings shall have entered into an employment agreement with Dale W. Brawley, the form of which is attached as Annex E hereto.

(g) Effective as of the Effective Time, FC Bank shall enter into a one-year consulting agreement with each non-employee director of CCFC and Mooresville Savings, the form of which is attached as Annex G hereto.

(h) An employee of CCFC or its Subsidiaries (other than an employee who is a party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause following the Effective Time but on or before the date which is six months from the Effective Time, shall be entitled to receive severance payments pursuant to CCFC’s severance plan which is set forth in Section 6.12(h) of CCFC’s Disclosure Schedule.

(i) Simultaneously with the execution of this Agreement, FCBI, Mooresville Savings and each of George W. Brawley, Jr., Dale W. Brawley and Billy R. Williams shall execute and deliver a Settlement Agreement in the forms of Annexes H, I and J, respectively, pursuant to which Messrs. George Brawley, Dale Brawley and Williams agree to terminate their existing employment agreements with Mooresville Savings on the terms set forth therein and, in the case of Dale Brawley, amend Plans IV and V of his Retirement Payment Agreement.

6.13  Notification of Certain Matters.  Each of CCFC and FCBI shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.14  Antitakeover Statutes.  Each of FCBI and CCFC and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of CCFC Common Stock.

(b) Regulatory Approvals.  All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the FCBI Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that FCBI would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing.  The shares of FCBI Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

(f) Tax Opinion.  Each of FCBI and CCFC shall have received the written opinion of Patton Boggs LLP, in form and substance reasonably satisfactory to both CCFC and FCBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of FCBI, CCFC and others, reasonably satisfactory in form and substance to such counsel.

(g) Consulting Agreements.  FC Bank shall have entered into a consulting agreement with each of George W. Brawley, Jr. and Billy R. Williams, the forms of which are attached hereto as Annexes D and F, respectively. Provided that FC Bank executes such consulting agreements, the failure of Mr. George Brawley or Mr. Williams, as applicable, to execute his respective agreement shall not constitute a failure of this condition for CCFC.

(h) Consulting Agreement.  FC Bank shall have entered into a consulting agreement with each of the non-employee directors of CCFC and Mooresville Savings, the form of which is attached hereto as Annex G. Provided that FC Bank executes such consulting agreements, the failure of any non-employee director to execute his respective agreement shall not constitute a failure of this condition for CCFC.

(i) Settlement Agreement.  FCBI and Mooresville Savings shall have entered into a Settlement Agreement with each of George W. Brawley, Jr., Dale W. Brawley and Billy R. Williams, the forms of which are attached as Annexes H, I and J, respectively. Provided that FCBI executes such agreements, the failure of any other party to execute such agreements shall not constitute a failure of this condition for CCFC.

7.02  Conditions to Obligation of CCFC.  The obligation of CCFC to consummate the Merger is also subject to the fulfillment or written waiver by CCFC prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of FCBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CCFC shall have received a certificate, dated the Effective Date, signed on behalf of FCBI by the Chief Executive Officer and the Chief Financial Officer of FCBI to such effect.

(b) Performance of Obligations of FCBI.  FCBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CCFC shall have received a certificate, dated the Effective Date, signed on behalf of FCBI by the Chief Executive Officer and the Chief Financial Officer of FCBI to such effect.

(c) Other Actions.  FCBI shall have furnished CCFC with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as CCFC may reasonably request.

7.03  Conditions to Obligation of FCBI.  The obligation of FCBI to consummate the Merger is also subject to the fulfillment or written waiver by FCBI prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of CCFC set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and FCBI shall have received a certificate, dated the Effective Date, signed on behalf of CCFC by the Chief Executive Officer and the Chief Financial Officer of CCFC to such effect.

(b) Performance of Obligations of CCFC.  CCFC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and FCBI shall have received a certificate, dated the Effective Date, signed on behalf of CCFC by the Chief Executive Officer and the Chief Financial Officer of CCFC to such effect.

(c) Dissenting Shares.  Dissenting Shares shall not represent 10% or more of the outstanding shares of CCFC Common Stock.

(d)  Employment Agreement.  Mooresville Savings shall have entered into an employment agreement with Dale W. Brawley, the form of which is attached hereto as Annex E.

(e) Other Actions.  CCFC shall have furnished FCBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as FCBI may reasonably request.

ARTICLE VIII

TERMINATION

8.01  Termination.  This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent.  By the mutual consent in writing of FCBI and CCFC.

(b) Breach.  Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by FCBI or CCFC, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c) Delay.  By FCBI or CCFC, in the event that the Merger is not consummated by February 27, 2009, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Shareholders (if CCFC is the party seeking to terminate) to perform or observe his covenants and agreements under the relevant Shareholder Agreement.

(d) No Regulatory Approval.  By FCBI or CCFC in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e) No CCFC Stockholder Approval.  By either FCBI or CCFC, if any approval of the stockholders of CCFC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the CCFC Meeting or at any adjournment thereof.

(f) CCFC Failure to Recommend; Etc.  By FCBI if (i) CCFC shall have materially breached the provisions of Section 6.08 in any respect adverse to FCBI, (ii) the CCFC Board shall have failed to make its recommendation referred to in Section 6.02(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of FCBI, or (iii) CCFC shall have materially breached its obligations under Section 6.02(a) by failing to call, give notice of, convene and hold the CCFC Meeting in accordance with Section 6.02(a).

(g) Certain Tender or Exchange Offers.  By FCBI if a tender offer or exchange offer for 15% or more of the outstanding shares of CCFC Common Stock is commenced (other than by FCBI or a Subsidiary thereof), and the CCFC Board recommends that the stockholders of CCFC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h) FCBI Optional Adjustment.  By CCFC at any time during the two-day period following the Determination Date, if the Average Closing Price shall be less than $22.75; subject to the following: If CCFC elects to exercise its termination right pursuant to this Section 8.01(h), it shall give prompt written notice to FCBI; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the period commencing with its receipt of such notice and ending at the Effective Time, FCBI shall have the option of increasing the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one one-thousandth), the numerator of which is the product of the $22.75 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price.

If FCBI makes this election, within such period, it shall give prompt written notice to CCFC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to any adjustment made pursuant to this Section 8.01(h).

8.02  Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither FCBI nor CCFC shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b) The parties hereto agree that CCFC shall pay FCBI the sum of $1.0 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by FCBI pursuant to Section 8.01(f) or (g), CCFC shall pay the entire Termination Fee to FCBI on the second Business Day following the termination of this Agreement; or

(ii) if this Agreement is terminated by (A) FCBI pursuant to Section 8.01(b), (B) by either FCBI or CCFC pursuant to Section 8.01(c) and at the time of such termination no vote of the CCFC stockholders contemplated by this Agreement at the CCFC Meeting shall have occurred, or (C) by either FCBI or CCFC pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of CCFC or the CCFC Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of CCFC contemplated by this Agreement at the CCFC Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 12 months after such termination CCFC enters into an agreement with respect to a Control Transaction, then CCFC shall pay to FCBI the Termination Fee on the date of execution of such agreement and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with CCFC within 15 months after such termination, then CCFC shall pay to FCBI the Termination Fee on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of CCFC or Mooresville Savings or a majority of the assets or CCFC or Mooresville Savings, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of CCFC or by any Person other than CCFC or its Subsidiaries of more than 50% of the voting power of Mooresville Savings or (iii) any merger, consolidation or other business combination transaction involving CCFC or any of its Subsidiaries as a result of which the stockholders of CCFC cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by FCBI.

(c) CCFC and FCBI agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement FCBI would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by CCFC. If CCFC fails to pay FCBI the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), CCFC shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by FCBI in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided FCBI prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01  Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02  Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the CCFC Meeting no amendment shall be made which by law requires further approval by the stockholders of CCFC without obtaining such approval.

9.03  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04  Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed entirely within such State.

9.05  Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between FCBI and CCFC, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06  Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CCFC to:

Coddle Creek Financial Corp. 347 North Main Street, Post Office Box 117 Mooresville, North Carolina 28115 Attention:	George W. Brawley, Jr. President and Chief Executive Officer Fax: (704) 664-2290

With a copy to:

Brooks, Pierce, McLendon, Humphrey & Leonard, LLP
2000 Renaissance Plaza
230 North Elm Street
Greensboro, NC 27401
Post Office Box 26000
Greensboro, NC 27420
Attention: Robert A. Singer, Esq.
Fax: (336) 232-9123

If to FCBI to:

First Community Bancshares, Inc. One Community Place Bluefield, Virginia 24605 Attention:	John M. Mendez President and Chief Executive Officer Fax: (276) 326-9010

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C. 20037

Attention:	Norman B. Antin, Esq. Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

9.07  Entire Understanding; No Third Party Beneficiaries.  This Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce FCBI’s obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08  Severability.  Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on CCFC or FCBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09  Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11  Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12  Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, FCBI may at any time modify the structure of the acquisition of CCFC set forth herein, provided that (i) the Merger Consideration to be paid to the holders of CCFC Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to CCFC’s stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST COMMUNITY BANCSHARES, INC.

By:	/s/ John M. Mendez
Name:     John M. Mendez

Title:	President and Chief Executive Officer

CODDLE CREEK FINANCIAL CORP.

By:	/s/ George W. Brawley, Jr.
Name:     George W. Brawley, Jr.

Title:	President and Chief Executive Officer

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”), dated as of July   , 2008, among          , a shareholder (“Shareholder”) of Coddle Creek Financial Corp., a North Carolina corporation (“CCFC”), First Community Bancshares, Inc., a Nevada corporation (“FCBI”), and, solely for purposes of the last sentence of Section 8, CCFC. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, FCBI and CCFC are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which CCFC will merge with and into FCBI on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of CCFC Common Stock will be converted into shares of FCBI Common Stock and/or cash in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of CCFC Common Stock identified on Exhibit I hereto (such shares, together with all shares of CCFC Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce FCBI to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of CCFC and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.  Agreement to Vote Shares.  Shareholder agrees that at any meeting of the stockholders of CCFC, or in connection with any written consent of the stockholders of CCFC, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CCFC contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

2.  Transfer of Shares.

(a) Prohibition on Transfers of Shares; Other Actions.  Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber (except for pledges or encumbrances existing as of the date of this Agreement), distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

(b) Transfer of Voting Rights.  Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.  Representations and Warranties of Shareholder.  Shareholder represents and warrants to and agrees with FCBI as follows:

(a) Capacity.  Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) Binding Agreement.  This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Ownership.  Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder except as otherwise disclosed on Exhibit I hereto. Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of CCFC Common Stock owned beneficially or of record by Shareholder. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) Consents and Approvals.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f) Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.  No Solicitation.  Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.08 of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to CCFC, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of CCFC Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that stockholders of CCFC vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than FCBI with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the CCFC Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.  Notice of Acquisitions; Proposals Regarding Prohibited Transactions.  Shareholder hereby agrees to notify FCBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of CCFC Common Stock or other securities of CCFC of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.08(b) of the Merger Agreement as if he, she or it were CCFC.

6.  Specific Performance and Remedies.  Shareholder acknowledges that it will be impossible to measure in money the damage to FCBI if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FCBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that FCBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with FCBI’s seeking or obtaining such equitable relief.

7.  Term of Agreement; Termination.

(a) The term of this Agreement shall commence on the date hereof.

(b) This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

8.  Stop Transfer Order.  In furtherance of this Agreement, Shareholder hereby authorizes and instructs CCFC to instruct its transfer agent to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7. CCFC agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the CCFC Common Stock.

9.  Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.  Notices.  All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to FCBI to:

First Community Bancshares, Inc.
One Community Place
Bluefield, Virginia 24605

Attention:	John M. Mendez, President and Chief Executive Officer
Fax: (276) 326-9010

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C. 20037

Attention:	Norman B. Antin, Esq. Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

If to CCFC to:

Coddle Creek Financial Corp.
347 North Main Street, Post Office Box 117
Mooresville, North Carolina 28115

Attention:	George W. Brawley, Jr. President and Chief Executive Officer
Fax: (704) 664-2290

With a copy to:

Brooks, Pierce, McLendon, Humphrey & Leonard, LLP
2000 Renaissance Plaza
230 North Elm Street
Greensboro, NC 27401
Post Office Box 26000
Greensboro, NC 27420
Attention: Robert A. Singer, Esq.
Fax: (336) 232-9123

11.  Miscellaneous.

(a) Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b) Capacity.  The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of CCFC, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of CCFC or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of CCFC.

(c) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d) Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any action, suit, proceeding or investigation in any court or before any Governmental Authority (“Litigation”), arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii) Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at his, her or its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(iii) Each of the parties hereto expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Nevada and of the United States of America; provided that consent by the parties to jurisdiction and service contained in this Section 11(e) is solely for the purpose referred to in this Section 11(e) and shall not be deemed to be a general submission to said courts or in the State of Nevada other than for such purpose.

(f) Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.  Attorney’s Fees.  The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST COMMUNITY BANCSHARES, INC.

By:
Name:     John M. Mendez

Title:	President and Chief Executive Officer

CODDLE CREEK FINANCIAL CORP.

By:
Name:     George W. Brawley, Jr.

Title:	President and Chief Executive Officer

SHAREHOLDER

(Signature)

EXHIBIT I

SHAREHOLDER AGREEMENT

Shares of
CCFC Common Stock
Beneficially Owned
(Exclusive of
	Unexercised Stock	Options on CCFC
Name of Shareholder	Options or Warrants)	Common Stock

APPENDIX B

July 22, 2008

Board of Directors
Coddle Creek Financial Corp.
347 North Main Street
Mooresville, NC 28115

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the shareholder consideration to be received by the holders of the outstanding shares of common stock of Coddle Creek Financial Corp. (“Coddle Creek”) in the merger (the “Merger”) with First Community Bancshares, Inc. (“First Community”), pursuant to the Agreement and Plan of Merger by and between Coddle Creek and First Community (the “Merger Agreement”).

Pursuant to the Merger Agreement, each share of Coddle Creek common stock outstanding immediately prior to the effective time of the Merger will be converted into 0.9046 shares of common stock of First Community and $19.60 in cash. Options to purchase shares of Coddle Creek common stock will be canceled in exchange for a single lump sum cash payment. The terms of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we have reviewed certain publicly available business, financial and stockholder information relating to First Community and its subsidiaries and to Coddle Creek and its subsidiary. In addition, we have reviewed certain financial information provided to us by both Coddle Creek and First Community pertaining to their respective business plans and projections.

In connection with the foregoing, we have:

1. Reviewed the draft Merger Agreement dated July 18, 2008;

2.	Reviewed First Community’s recent filings with the Securities and Exchange Commission including its proxy statement filed on March 27, 2008, annual reports on Form 10-K for the three years ended December 31, 2007, 2006 and 2005, and a quarterly report on Form 10-Q for the quarter ended March 31, 2008;

3.	Reviewed First Community’s earnings press release for the quarter ended June 30, 2008;

4.	Reviewed current reports of First Community as filed on Form 8-K with the Securities and Exchange Commission from January 1, 2005 to the date hereof;

5.	Reviewed Coddle Creek’s annual reports for the three years ended December 31, 2007, 2006 and 2005;

6.	Reviewed Coddle Creek’s proxy statement dated March 18, 2008;

7.	Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to us by Coddle Creek and First Community;

8.	Held discussions with members of executive and senior management of Coddle Creek and First Community, including without limitation, their respective legal advisors and others concerning the past and current results of operations of Coddle Creek and First Community, their respective current financial condition and managements’ opinion of their respective future prospects;

9.	Reviewed the historical record of reported trading prices, trading activity and dividend payments for both Coddle Creek and First Community;

10.	Compared the reported financial terms of selected recent business combinations in the banking industry; and

11.	Performed such other studies and analyses as we considered appropriate under the circumstances.

For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the material furnished to us by Coddle Creek and First Community and the material otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including forecasts we received from Coddle Creek and First Community, we assumed that they had been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of Coddle Creek and First Community. In addition, we have not made or obtained any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of Coddle Creek or First Community. We have further relied on the assurances of management of Coddle Creek and First Community that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Merger Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might produce consideration for Coddle Creek or its stockholders in an amount in excess of that contemplated in the Merger. Coddle Creek management has informed us that no alternative transaction is, and we are not otherwise aware of any alternative transaction that is, currently being contemplated by Coddle Creek.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement and that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Coddle Creek or First Community or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof. This opinion was approved by the Fairness Committee of Howe Barnes.

We have acted as financial advisor to Coddle Creek in connection with the Merger and have received a fee for such services, and expect an additional fee that is contingent upon consummation of the Merger. In addition, Coddle Creek has agreed to indemnify us for certain liabilities arising out of our engagement by Coddle Creek in connection with the Merger.

This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner or for any purpose whatsoever without our prior written consent, although this opinion may be (i) furnished to First Community for inspection purposes only, provided however, that such consent to provide First Community with a copy of this opinion is based on the condition that each of Coddle Creek and First Community have acknowledged and agreed that First Community is not authorized to and shall not rely on this opinion, and (ii) included in its entirety in the proxy statement/prospectus of Coddle Creek used to solicit stockholder approval of the Merger so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to revise or reaffirm this opinion. The opinion does not in any matter address the prices at which the capital stock of Coddle Creek or First Community or any of their respective affiliates may trade after the announcement of the Merger. It is understood that this letter is directed to the Board of Directors of Coddle Creek in its consideration of the Merger Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. In rendering this opinion, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of Coddle Creek, or any class of such persons relative to the shareholder consideration to be received by the holders of the common stock of Coddle Creek in the transaction or with respect to the fairness of any such compensation.

During the two years preceding the date of the opinion, other than this engagement, Howe Barnes has not had a material relationship with Coddle Creek where compensation was received or that it contemplates will be received after closing of the transaction. Furthermore, Howe Barnes has not received compensation from First Community in the last two years.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and based on such other matters as we considered relevant, it is our opinion that as of the date hereof that the shareholder consideration is fair, from a financial point of view, to the holders of Coddle Creek common stock.

Sincerely,

Howe Barnes Hoefer & Arnett, Inc.

/s/ William J. Wagner
William J. Wagner
First Vice President and Managing Director

APPENDIX C

Chapter 55, Article 13 of the North Carolina General Statutes

Dissenters’ Rights.

Part 1. Right to Dissent and Obtain Payment for Shares.

§ 55-13-01. Definitions.

In this Article:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 55-13-02. Right to dissent.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a) Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a. Cash;

b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

§ 55-13-03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He does so with respect to all shares of which he is the beneficial shareholder.

§§ 55-13-04 through 55-13-19. Reserved for future codification purposes.

Part 2. Procedure for Exercise of Dissenters’ Rights.

§ 55-13-20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action.

§ 55-13-21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

§ 55-13-22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5) Be accompanied by a copy of this Article.

§ 55-13-23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article.

§ 55-13-24. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 55-13-25. Payment.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1) The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2) An explanation of how the corporation estimated the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

(5) A copy of this Article.

§ 55-13-26. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure.

§ 55-13-27. Reserved for future codification purposes.

§ 55-13-28. Procedure if shareholder dissatisfied with corporation’s payment or failure to perform.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under G.S. 55-13-25; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

§ 55-13-29. Reserved for future codification purposes.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court action.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

(a1) Repealed by Session Laws 1997-202, s. 4.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 55-13-31. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Nevada law permits a Nevada corporation to indemnify its directors and officers in certain circumstances. Specifically, Section 78.7502 of the NRS provides as follows:

Indemnification of directors and officers.

(1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, or that, with respect to any criminal action or proceedings, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he reasonably believed to be in or not, opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for negligence or misconduct in the performance of his duty to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith.

First Community’s articles of incorporation, which will be the articles of incorporation of the surviving corporation, provide that First Community will indemnify any of its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, relating to service for or at the request of

First Community. First Community will not indemnify a director, officer, employee or agent if: (A) he did not act in good faith; (B) he did not reasonably believe that the actions were either (i) in First Community’s best interests, or (ii) not opposed to First Community’s best interests; or (C) with respect to a criminal action or proceeding, he had reasonable cause to believe his conduct was unlawful.

First Community’s articles of incorporation also provide that no director will be liable to First Community or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the director’s liability will not be eliminated or limited: (A) for any breach of the director’s duty of loyalty to First Community or its stockholders; (B) for acts or omissions involving intentional misconduct, fraud or a knowing violation of the law; (C) for the payment of any distribution in violation of Nevada law; or (D) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described above, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits:

Exhibit
No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of July 31, 2008, among First Community Bancshares, Inc. and Coddle Creek Financial Corp.(1)
2.2	Form of Shareholder Agreement, dated as of July 31, 2008, among First Community Bancshares, Inc., Coddle Creek Financial Corp. and each director and executive officer of Coddle Creek Financial Corp. and Mooresville Savings Bank, Inc., SSB.(1)
3.1	Articles of Incorporation of First Community Bancshares, Inc., as amended.(2)
3.2	Bylaws of First Community Bancshares, Inc., as amended.(3)
4.1	Specimen stock certificate of First Community Bancshares, Inc.(4)
5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered.
8.1	Opinion of Patton Boggs LLP regarding certain tax matters.*
21.1	Subsidiaries.(5)
23.1	Consent of Dixon Hughes PLLC.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Patton Boggs LLP (included in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (included herewith on the signature page).
99.1	Consent of Howe Barnes Hoefer & Arnett, Inc.(1)
99.2	Form of proxies for the special meeting of stockholders of Coddle Creek Financial Corp.

*	To be filed by amendment.

(1)	Included as an appendix to the proxy statement/prospectus contained in this Registration Statement.

(2)	Incorporated by reference from First Community Bancshares, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, filed with the Commission on August 5, 2005.

(3)	Incorporated by reference from Item 5.03 of First Community Bancshares, Inc.’s Current Report on Form 8-K, dated February 14, 2008, filed with the Commission on February 20, 2008.

(4)	Incorporated by reference from First Community Bancshares, Inc.’s Annual Report on Form 10-K for the period ended December 31, 1999, filed with the Commission on March 30, 2000, as amended April 13, 2000.

(5)	Incorporated by reference from First Community Bancshares, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2007, filed with the Commission on March 13, 2008.

(b) Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements of First Community that are incorporated herein by reference.

Item 22.	Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia, on August 29, 2008.

FIRST COMMUNITY BANCSHARES, INC.

By:	/s/ John M. Mendez
John M. Mendez
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below, hereby makes, constitutes and appoints John M. Mendez or his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/ John M. Mendez John M. Mendez	Director, President and Chief Executive Officer (Principal Executive Officer)	August 29, 2008

/s/ David D. Brown David D. Brown	Chief Financial Officer (Principal Financial Officer)	August 29, 2008

Franklin P. Hall	Director	, 2008

/s/ Allen T. Hamner Allen T. Hamner	Director	August 29, 2008

/s/ I. Norris Kanton I. Norris Kanton	Director	August 29, 2008

/s/ A.A. Modena A.A. Modena	Director	August 29, 2008

/s/ Robert E. Perkinson, Jr. Robert E. Perkinson, Jr.	Director	August 29, 2008

/s/ William P. Stafford William P. Stafford	Director	August 29, 2008

/s/ William P. Stafford, II William P. Stafford, II	Director	August 29, 2008

EXHIBIT INDEX

Exhibit
No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of July 31, 2008 among First Community Bancshares, Inc. and Coddle Creek Financial Corp.(1)
2.2	Form of Shareholder Agreement, dated as of July 31, 2008, among First Community Bancshares, Inc., Coddle Creek Financial Corp. and each director and executive officer of Coddle Creek Financial Corp. and Mooresville Savings Bank, Inc., SSB.(1)
3.1	Articles of Incorporation of First Community Bancshares, Inc., as amended.(2)
3.2	Bylaws of First Community Bancshares, Inc., as amended.(3)
4.1	Specimen stock certificate of First Community Bancshares, Inc.(4)
5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered.
8.1	Opinion of Patton Boggs LLP regarding certain tax matters.*
21.1	Subsidiaries.(5)
23.1	Consent of Dixon Hughes PLLC.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Patton Boggs LLP (included in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (included herewith on the signature page).
99.1	Consent of Howe Barnes Hoefer & Arnett, Inc.(1)
99.2	Form of proxies for the special meeting of stockholders of Coddle Creek Financial Corp.

*	To be filed by amendment.

(1)	Included as an appendix to the proxy statement/prospectus contained in this Registration Statement.

(2)	Incorporated by reference from First Community Bancshares, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, filed with the Commission on August 5, 2005.

(3)	Incorporated by reference from Item 5.03 of First Community Bancshares, Inc.’s Current Report on Form 8-K, dated February 14, 2008, filed with the Commission on February 20, 2008.

(4)	Incorporated by reference from First Community Bancshares, Inc.’s Annual Report on Form 10-K for the period ended December 31, 1999, filed with the Commission on March 30, 2000, as amended April 13, 2000.

(5)	Incorporated by reference from First Community Bancshares, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2007, filed with the Commission on March 13, 2008.